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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ITC Holdings Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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27175 ENERGY WAY
NOVI, MICHIGAN 48377
April 9, 2015

Dear Shareholder:

        You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on Wednesday, May 20, 2015, at 9:00 a.m. local time at our corporate headquarters located at 27175 Energy Way, Novi, Michigan for the following purposes, as more fully described in the accompanying proxy statement. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.

        We are pleased to furnish our proxy statement, which describes the items of business being transacted at the meeting, and our 2014 annual report to shareholders via the Internet. Providing our materials to shareholders electronically allows us to conserve natural resources and reduce our printing and mailing costs related to the distribution of the proxy materials. As a result, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials for the 2015 Annual Meeting which contains instructions on how to access these documents over the Internet. Shareholders who wish to receive paper copies of the proxy materials may do so by following the instructions on the Notice of Internet Availability of Proxy Materials.

        Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person, by phone, Internet or, if you received printed copies of the proxy materials, by mail. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely,
ITC HOLDINGS CORP.
	By:	Joseph L. Welch Chairman, President and Chief Executive Officer

Novi, Michigan April 9, 2015

27175 ENERGY WAY
NOVI, MICHIGAN 48377
(248) 946-3000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2015

TO THE SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ITC Holdings Corp. will be held at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377, on May 20, 2015, at 9:00 a.m. Eastern Daylight Time, for the following purposes, as more fully described in the accompanying proxy statement:

          (1)   To elect a Board of Directors to serve until the next annual meeting of shareholders;

          (2)   To act upon a non-binding proposal to approve the compensation of the Company's named executive officers;

          (3)   To act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for the fiscal year ended December 31, 2015;

          (4)   To act upon a proposal to approve our 2015 Employee Stock Purchase Plan;

          (5)   To act upon a proposal to approve our 2015 Long Term Incentive Plan;

          (6)   To consider and act upon a shareholder proposal to request the Board to modify the Bylaws with respect to calling special meetings of shareholders, if the proposal is properly presented at the meeting; and

          (7)   To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only shareholders of record at the close of business on March 25, 2015 are entitled to notice of, to attend, and to vote at, the 2015 Annual Meeting of Shareholders.

        YOUR VOTE IS IMPORTANT. PLEASE VOTE NOW BY ONE OF THE MEANS NOTED IN THE PROXY STATEMENT EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,
Wendy A. McIntyre Secretary

Novi, Michigan April 9, 2015

27175 ENERGY WAY
NOVI, MICHIGAN 48377
(248) 946-3000
April 9, 2015

PROXY STATEMENT

        The Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at our 2015 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. References in this proxy statement to the Company, we, our and us are to ITC Holdings Corp., a Michigan corporation. The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail. These materials were first sent or made available to shareholders on or about April 9, 2015. The following are questions and answers that convey important information regarding the Annual Meeting and how to vote your shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:
Pursuant to rules adopted by the Securities and Exchange Commission, the Company is using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials to the Company's shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice.
2. Q:	What is included in these materials?
A:	The proxy materials include our proxy statement, the 2014 annual report to shareholders (which includes the 2014 Form 10-K) and proxy card.
3. Q:	Who may vote?
A:
Shareholders of our common stock as of the close of business on the record date of March 25, 2015 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.
4. Q:	What will I be asked to vote on at the Annual Meeting?
A:	We are aware of the following items to be voted on at the meeting:
• The election of directors to serve until the next annual meeting and the election and qualification of their successors;
• A non-binding proposal to approve the compensation of the named executive officers;

	•	The ratification of Deloitte & Touche LLP to act as our independent registered public accountants;
	•	A proposal to approve our 2015 Employee Stock Purchase Plan;
	•	A proposal to approve our 2015 Long Term Incentive Plan; and
	•	A shareholder proposal, if properly presented to the meeting by or on behalf of the respective proponents.

If any other business is properly presented at the Annual Meeting, Rejji P. Hayes and Christine Mason Soneral, officers of the Company and the named proxies, generally will have authority to vote your shares voted on our proxy card on such matters in their discretion.
5. Q:	When and where will the Annual Meeting be held?
A:	The meeting will be held at 9:00 a.m. Eastern Daylight Time, on Wednesday, May 20, 2015 at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377.
6. Q:	What is the difference between a shareholder of record and a beneficial owner?
A:	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in "street name." As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.
7. Q:	How do I cast my vote?
A:	If you are a shareholder of record, you may vote by:
(1)
Telephone, using the toll-free number 1-800-652-VOTE (8683), or if you requested printed proxy materials, by following the instructions on your proxy card. If you vote by telephone, do not mail in your proxy card.
(2)
Internet, going to the voting site at www.envisionreports.com/ITC and follow the instructions outlined on the secured website using certain information provided on the Notice of Internet Availability of Proxy Materials, or if you requested printed proxy materials, by following the instructions provided on your proxy card or vote instruction form. If you vote using the Internet, do not mail in your proxy card.
(3)
Written Proxy, if you received your proxy materials by mail, you may submit your written proxy by completing the proxy card enclosed with those materials and signing, dating and returning your proxy card by mail in the enclosed return envelope, which requires no additional postage if mailed in the United States.
	(4)	Attending the Annual Meeting and voting in person.

If you hold your shares in "street name" you should have received a vote instruction form from your bank or broker and you should follow the instructions given by that institution. If you are a "street name" owner and have a legal proxy from the shareholder of record, you may vote at the annual meeting.
8. Q:	How do I vote if I attend the Annual Meeting?
A:
If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, you must present valid government-issued photo identification such as a driver's license or passport. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must present valid government-issued photo identification such as a driver's license or passport and a power of attorney or other proxy authority from your broker, bank or other agent or nominee. Follow the instructions from your bank, broker or other agent or nominee, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.
9. Q:	How do I revoke my proxy or change my vote?
A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:
(1) notifying our Corporate Secretary in writing;
(2) voting again by telephone or Internet (prior to May 20, 2015 at 1:00 a.m. Eastern Daylight Time), since only your latest vote will be counted;
(3) signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of your first proxy card; or
(4) voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).
Attendance at the Annual Meeting will not, by itself, revoke your proxy or change your vote. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
10. Q:	How many shares can vote at the Annual Meeting?
A:	As of the record date, 155,193,979 shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.
11. Q:	What is a "quorum"?
A:
A "quorum" is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote as of the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy (including those voted by telephone or Internet) will be counted toward the quorum. Abstentions and withheld votes will be treated as shares represented at the meeting for purposes of determining the presence of a quorum.

12. Q:	Who will count the vote?
A:	A representative from Computershare Trust Company, N.A., our transfer agent, will count the votes and act as inspector of election.
13. Q:	Who can attend the Annual Meeting?
A:	All shareholders who owned shares on March 25, 2015 may attend the Annual Meeting. Please indicate whether you plan to attend when you vote your shares.
14. Q:	How will the voting on any other business be conducted?
A:
If any business is properly presented at the Annual Meeting, Rejji P. Hayes and Christine Mason Soneral, officers of the Company and the named proxies, generally will have authority to vote your shares voted on our proxy card on such matters in their discretion.
15. Q:	How is my proxy tabulated if I sign and date my proxy card but do not indicate how I want to vote?
A:
If you do not indicate on the proxy card how you want your votes cast, the named proxies (Mr. Hayes or Ms. Mason Soneral, as your representatives) will vote your shares consistent with the recommendation of the Board of Directors: FOR all of the director-nominees in the Company's proxy statement, FOR the nonbinding proposal to approve the compensation of the Company's named executive officers, FOR the ratification of Deloitte & Touche LLP to act as our independent registered public accountants, FOR the approval of our 2015 Employee Stock Purchase Plan, FOR the approval of our 2015 Long Term Incentive Plan, and AGAINST the shareholder proposal (if properly presented at the meeting).
16. Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or Internet?
A:
If your shares are held in street name, your brokerage firm may vote your shares on "routine matters" (such as ratification of appointment of registered independent public accountants) but must otherwise leave your shares unvoted unless you provide voting instructions. We encourage you to provide instructions to your brokerage firm by completing the vote instruction form that they send to you. This enables your shares to be voted at the meeting as you direct. Your brokerage firm must receive instructions from you in order to vote your shares on the election of directors, the non-binding proposal to approve our executive compensation, approval of the 2015 Long Term Incentive Plan, approval of the 2015 Employee Stock Purchase Plan and the shareholder proposal.
If you are a shareholder of record and do not vote your proxy by telephone, Internet, mail or vote your shares in person at the Annual Meeting, your shares will not be voted.

17. Q:	Who pays the cost of the solicitation of proxies?
A:
The cost of soliciting proxies by our Board, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by the Company. Proxies will be solicited primarily by mail and may also be solicited by directors, officers and other employees of the Company without additional compensation. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

IMPORTANT NOTICE REGARDING DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT

        To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one copy of the proxy statement and annual report or the Notice of Internet Availability of Proxy Materials to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.

        If you share an address with another shareholder and have received only one copy of the proxy statement and annual report or Notice of Internet Availability of Proxy Materials, you may write or call us to request a separate copy of the proxy statement and annual report or Notice of Internet Availability for Proxy Materials at no cost to you. For future annual meetings, you may request separate copies of the proxy statement and annual report or Notice of Internet Availability for Proxy Materials or request that we only send one copy to you if you are receiving multiple copies by writing to us at ITC Holdings Corp., Attn: Corporate Secretary, 27175 Energy Way, Novi, Michigan 48377, or calling us at (248) 946-3000.

 SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

        The following table sets forth certain information regarding the ownership of our common stock as of March 25, 2015, except as otherwise indicated, by:

  •
  each current director;

  •
  each director nominee;

  •
  each of the persons named in the Summary Compensation Table under Compensation of Executive Officers and Directors;

  •
  all current directors and executive officers as a group; and

  •
  each person who is known by us to own beneficially 5% or more of our 155,193,979 outstanding shares of common stock, each of whom we refer to as a 5% Owner.

        The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 25, 2015 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Joseph L. Welch(2)	3,046,792	2.0%
Linda H. Blair	747,711	*
Cameron M. Bready	—	0%
Rejji P. Hayes	47,464	*
Jon E. Jipping	594,700	*
Daniel J. Oginsky	340,771	*
Albert Ernst	6,373	*
Christopher H. Franklin	8,553	*
Edward G. Jepsen	183,351	*
David R. Lopez	726	*
William J. Museler	22,944	*
Hazel R. O'Leary	19,245	*
Thomas G. Stephens	4,794	*
G. Bennett Stewart, III	30,090	*
Lee C. Stewart	32,835	*
All current directors and executive officers as a group (16 persons)	5,117,599	3.3%
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron(3)	14,899,276	9.6%
BlackRock, Inc.(4)	11,890,646	7.7%
The Vanguard Group(5)	9,857,681	6.4%
Neuberger Berman Group LLC(6)	7,868,093	5.1%

*
Less than one percent

(1)
Includes unvested restricted stock grants and shares that may be acquired upon exercise of options that are currently exercisable or become exercisable prior to May 24, 2015. Shares set forth in the table are not subject to any pledge arrangements.

Name	Restricted Stock	Option Shares
Joseph L. Welch	184,837	1,589,373
Linda H. Blair	31,027	591,287
Cameron M. Bready	—	—
Rejji P. Hayes	21,509	34,705
Jon E. Jipping	26,156	516,926
Christine Mason Soneral	4,863	16,415
Daniel J. Oginsky	18,157	234,326
Albert Ernst	726	—
Christopher H. Franklin	7,449	—
Edward G. Jepsen	7,449	—
David R. Lopez	726	—
William J. Museler	7,449	—
Hazel R. O'Leary	7,449	—
Thomas G. Stephens	4,794
G. Bennett Stewart, III	7,449	—
Lee C. Stewart	7,449	—
All current directors and executive officers as a group	337,489	2,983,032
(2)
The amount shown in the table does not include 377,700 shares beneficially owned by the spouse of Mr. Welch, 49,200 of which are subject to a standard pledge account. Mr. Welch has no voting or dispositive power with respect to, and disclaims beneficial ownership of such shares.

(3)
Based on information contained in a Schedule 13G/A filed on February 17, 2015, with information as of December 31, 2014, Baron Capital Group, Inc., or BCG, and Ronald Baron are "parent holding companies" and disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG or Mr. Baron. BAMCO, Inc. and Baron Capital Management, Inc., or BCM, are registered investment advisors and subsidiaries of BCG. Mr. Baron owns a controlling interest in BCG. BCG and Mr. Baron have shared voting power with respect to 14,073, 376 shares, as well as shared dispositive power with respect to and beneficial ownership of 14,899,276 shares. BAMCO has shared voting power with respect to 12,463,911 shares, as well as shared dispositive power with respect to and beneficial ownership of 13,289,811 shares. BCM has shared voting power as well as shared dispositive power with respect to and beneficial ownership of 1,609,465 shares. Baron Capital Group, Inc. has shared voting power with respect to 14,073,376 shares, as well as shared dispositive power with respect to and beneficial ownership of 14,899,276 shares. The business address of BCG, BAMCO, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(4)
Based on information contained in a Schedule 13G/A filed on January 26, 2015, with information as of December 31, 2014. BlackRock Inc. has sole voting power with respect to 10,793,353 shares and sole dispositive power with respect to 11,890,646 shares. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Based on information contained in a Schedule 13G/A filed on February 10, 2015, with information as of December 31, 2014, The Vanguard Group has sole voting power with respect to 116,816 shares, shared dispositive power with respect to 92,216 shares and sole dispositive power with respect to 9,765,465 shares. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based on information contained in a Schedule 13G/A filed on February 9, 2015, with information as of December 31, 2014, Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 7,586,546 shares, as well as shared dispositive power with respect to 7,868,093 shares. The business address of Neuberger Berman Group LLC and Neuberger Berman LLC is 605 Third Avenue, New York, NY 10158.

 PROPOSAL 1 — ELECTION OF DIRECTORS

Background

        Our Bylaws provide for the election of directors at each annual meeting of shareholders. Each director serves until the next annual meeting and until his or her successor is elected and qualified, or until his or her resignation or removal. Directors are elected by a plurality of the votes cast, so that only votes cast "for" directors are counted in determining which directors are elected. William J. Museler is not standing for reelection. As a result, the Board has reduced the number of directors on the Board from ten to nine effective immediately preceding the Annual Meeting of Shareholders. Therefore the nine directors receiving the most votes "for" will be elected. Withheld votes will have no effect on the vote for the election of directors, but may have ramifications under our Corporate Governance Guidelines.

        Under our Corporate Governance Guidelines, in any uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election is expected to tender his or her resignation to the Chairman of the Board promptly following certification of the shareholder vote, which resignation shall be effective only upon acceptance by the Board of Directors. In that event, within 90 days following certification of the voting results on the election, the Nominating/Corporate Governance Committee will determine whether to recommend acceptance of the director's resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Nominating/Corporate Governance Committee's recommendation not later than its next regularly scheduled meeting following receipt of such recommendation. The Nominating/Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation. The Company will promptly disclose the Board's decision-making process and decision regarding whether to accept the director's resignation offer in a Current Report on Form 8-K furnished to the Securities and Exchange Commission. The director in question generally will not participate in the Nominating/Corporate Governance Committee's or the Board's considerations of the appropriateness of his or her continued service, but may otherwise remain active and engaged in all other Board-related activities, deliberations and decisions while consideration of the director's resignation is ongoing.

        The Board of Directors recommends a vote FOR each of the director nominees. The named proxies will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as the proxies on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. All of the nominees are currently directors of the Company.

Nominees For Directors

        Below you will find each nominee's biography. Following the biographies, we have included a chart that exhibits the collective, experience, qualifications, attributes and skills of our nominees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

        Albert Ernst, 66.    Mr. Ernst became a Director of the Company in August 2014. Mr. Ernst is a retired member of the law firm of Dykema Gossett PLLC, where he served as director of Dykema's Energy Industry Group. His experience with companies in the public utility, energy, transmission, telecommunications and rural electric cooperative fields spans more than three decades. With Dykema, Mr. Ernst worked with leading energy clients including International Transmission Company and Michigan Electric Transmission Company. Prior to joining Dykema in 1979, Mr. Ernst was an assistant attorney general for the State of Michigan. He also served as a consultant on utility-related matters to the U.S. Department of Defense, the Department of Energy and the General Services Administration. The Board selected Mr. Ernst to serve as a director due to his lifelong career in the energy industry, as well as his invaluable experience with public utility and energy matters and decades of experience in the practice of law.

        Christopher H. Franklin, 49.    Mr. Franklin became a Director of the Company in August 2011. Mr. Franklin currently serves as President and Chief Operating Officer, Regulated Operations at Aqua America, Inc., a water and wastewater utility holding company, a position he has held since December 2011. Prior to this appointment, Mr. Franklin served as Regional President, Midwest and Southern Operations and Senior Vice President of Corporate and Public Affairs from 2010 to 2011 and Regional President, Southern Operations and Senior Vice President of Customer Operations & Public Affairs from 2007 to 2010 and has served in a variety of other operations, customer service and public affairs positions since joining Aqua America, Inc. in 1993. Prior to joining Aqua America, Inc., Mr. Franklin served as Regional Civic and Economic Development Officer for Peco Energy (Exelon) from 1990 to 1992. He began his career in 1987 as Congressional Aide to U.S. Congressman Richard Schulze. Mr. Franklin currently sits on the Board of the Magee Rehabilitation Hospital and the Walnut Street Theatre. He also has served as a Director on the Southeastern Pennsylvania Transportation Authority. The Board selected Mr. Franklin to serve as a director due to his significant experience in the utility industry, as well as his knowledge of public policy matters.

        Edward G. Jepsen, 71.    Mr. Jepsen became a Director of the Company in July 2005. Since December 2010, Mr. Jepsen has served as the Chairman and CEO of Coburn Technologies, Inc., a privately held manufacturer and servicer of ophthalmic lens processing equipment. Mr. Jepsen currently serves as a director and is chair of the audit committee and a member of the nominating and corporate governance committee of the board of directors of Amphenol Corporation, a publicly traded manufacturer of electrical, electronic and fiber optic connectors, interconnect systems and cable. Until December 2010, Mr. Jepsen served as a director and chairman of the audit and finance committee and member of the compensation committee of Gerber Scientific, Inc. Mr. Jepsen served as Executive Vice President and Chief Financial Officer of Amphenol Corporation from 1989 to 2004. Prior to joining Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner. The Board selected Mr. Jepsen to serve as a director because of the expansive financial and accounting experience he obtained as a chief financial officer and Certified Public Accountant. Mr. Jepsen is an "audit committee financial expert" as defined in applicable SEC and NYSE rules.

        David R. Lopez, 63.    Mr. Lopez became a Director of the Company in August 2014. Mr. Lopez currently serves as a director and a member of the Independent Directors' committee of BancFirst Corporation. Mr. Lopez served as interim superintendent of Oklahoma City Public Schools from 2013 to 2014. Mr. Lopez served as Oklahoma's Secretary of Commerce and Tourism from 2011 to 2013 and as the Executive Director of the Oklahoma Department of Commerce from 2011 to 2012 where he was responsible for overseeing the state's economic development efforts while serving on the governor's cabinet. Mr. Lopez served as the president of the American Fidelity Foundation, a private foundation, from 2006 to 2011 and was President of Downtown Oklahoma City, Inc., a non-profit organization, from 2004 to 2006. In 2003, he served as Vice President of Development for the Oklahoma Arts Institute and from 1979 to 2001 Mr. Lopez held various officer positions with SBC Communications, Inc., now AT&T, including President of SBC's Oklahoma and Texas operations. The Board selected Mr. Lopez to serve as director due to his experience in local government in one of our markets and his familiarity with the South Central states in which the Company operates and conducts business.

        Hazel R. O'Leary, 78.    Ms. O'Leary became a Director of the Company in July 2007. Ms. O'Leary served as the President of Fisk University in Nashville, Tennessee from 2004 through February 2013 and currently serves on the boards of directors of the Nashville Alliance for Public Education, Nashville Business Community for the Arts, World Wildlife Fund, Arms Control Association and CAMAC Energy Inc. Ms. O'Leary served as an Assistant Attorney General and Assistant Prosecutor in the state of New Jersey and was appointed to the Federal Energy Administration under President Gerald Ford and to the United States Department of Energy under President Jimmy Carter. Ms. O'Leary worked in the private sector as a principal at the independent public accounting firm of Coopers and Lybrand from 1977 to 1979. In 1981 she was named Vice President and General Counsel of O'Leary and Associates, a company focused on international economics as related to energy issues. She served in that capacity until 1989 and then returned as President from 1997 to 2001. In 1989, she became Executive Vice President for Environmental and Public Affairs for the Minnesota Northern States Power Company and in 1992 she was promoted to President of the holding company's gas distribution subsidiary. Ms. O'Leary served as the United States Secretary of Energy from 1993 to 1997 and as President and Chief Operating Officer for the investment banking firm Blaylock and Partners in New York from 2000 to 2002. Ms. O'Leary also served on the board of directors of UAL Corporation from 1999 to 2005. The Board selected Ms. O'Leary to serve as a director due to her unique combination of experience in government and in the utility industry.

        Thomas G. Stephens, 66.    Mr. Stephens became a Director of the Company in November 2012. Mr. Stephens retired in April 2012 from General Motors Company, a designer, manufacturer and marketer of vehicles and automobile parts, after 43 years with the company. Prior to his retirement, Mr. Stephens served as Vice Chairman and Chief Technology Officer from February 2011 to April 2012, Vice Chairman, Global Product Operations from 2009 to 2011, Vice Chairman, Global Product Development in 2009, Executive Vice President, Global Powertrain and Global Quality from 2008 to 2009, Group Vice President, Global Powertrain and Global Quality from 2007 to 2008, Group Vice President, General Motors Powertrain from 2001 to 2007 and has served in a variety of other engineering and operations positions. Mr. Stephens currently is Vice Chairman of the Board of FIRST (For Inspiration and Recognition of Science and Technology in Michigan Robotics), Chairman of the Board of the Michigan Science Center and sits on the Board of Managers of Warehouse Technologies LLC and Board of Directors of xF Technologies Inc. The Board selected Mr. Stephens to serve as a director because of his strong technical and engineering background as well as his experience and proven leadership capabilities assisting a large organization to achieve its business objectives.

        G. Bennett Stewart, III, 62.*    Mr. Stewart became a Director of the Company in July 2006. In 1982, he co-founded Stern Stewart & Co., a global management consulting firm, where he served as Senior Partner until March 2006. Since then, Mr. Stewart has served as Chief Executive Officer of EVA Dimensions, a firm that offers corporate financial benchmark data, software tools for corporate financial intelligence, performance management, valuation modeling and executive decision support, and equity research services. Mr. Stewart has written and lectured widely in his 30 year professional career on topics such as accounting for value and management incentive plans. The Board selected Mr. Stewart to serve as a director because of his vast experience with executive compensation valuation and his unique insight into corporate governance matters.

        Lee C. Stewart, 66.*    Mr. Stewart, an independent financial consultant, became a Director of the Company in August 2005. Mr. Stewart currently serves as a director, chair of the compensation committee and a member of the finance committee of P.H. Glatfelter Company, as a director, chair of the compensation committee and member of the audit committee of AEP Industries, Inc. From May 2013 to October 2014, Mr. Stewart served as a director, chair of the conflicts committee and a member of the audit committee of Momentive Performance Materials Inc. Mr. Stewart also served as director, chair of the human resources and compensation committee and member of the audit committee of Marsulex, Inc. from 2000 to 2011 when the company was sold and ceased to exist. Previously, Mr. Stewart was Executive Vice President and Chief Financial Officer of Foamex International, Inc., a publicly traded manufacturer of flexible polyurethane and advanced polymer foam products, in 2001 and was Vice President responsible for all areas of Treasury at Union Carbide Corp., a chemicals and polymers company, from 1996 to 2001. Prior to that, Mr. Stewart was an investment banker for over 25 years. The Board selected Mr. Stewart to serve as a director due to his extensive knowledge of finance and capital raising through his experience as a treasury officer and an investment banker, which are critical elements in the execution of our business strategy. Mr. Stewart is also an "audit committee financial expert" as defined in applicable SEC and NYSE rules.

*
G. Bennett Stewart, III and Lee C. Stewart are not related.

        Joseph L. Welch, 66.    Mr. Welch has been a Director and the President and Chief Executive Officer of the Company since it began operations in 2003 and served as its Treasurer until April 2009. Mr. Welch has also served as Chairman of the Board of Directors of the Company since May 2008. As the founder of ITCTransmission, Mr. Welch has had overall responsibility for the Company's vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. Mr. Welch worked for Detroit Edison Company, or Detroit Edison, and subsidiaries of DTE Energy Company, which we refer to collectively as DTE Energy, from 1971 to 2003. During that time, he held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas, as well as regulatory affairs that included the development and implementation of regulatory strategies. The Board selected Mr. Welch to serve as a director because he is the Company's President and Chief Executive Officer and he possesses unparalleled expertise in the electric transmission business.

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS	WELCH	ERNST	FRANKLIN	JEPSEN	LOPEZ	O'LEARY	STEPHENS	BENNETT STEWART	LEE STEWART
Utility Industry Experience is a positive attribute as it greatly increases a director's understanding of our business and its management.	X	X	X		X	X
Regulatory/Energy Policy Experience is beneficial given the heavily regulated industry in which we operate.	X	X	X		X	X	X
Financial Expertise is important given our use of financial targets as measures of success and the importance of accurate financial reporting and robust internal auditing.			X	X				X	X
Legal/Government Experience is useful in our industry as we are in a highly regulated industry directly affected by governmental actions.		X	X		X	X	X
Leadership Experience is critical because we want directors with the experience and knowledge to advise our management team on a wide range of issues.	X		X	X	X	X	X	X	X

Biographical information regarding Mr. Museler who is not standing for reelection is set forth below.

        William J. Museler, 74.    Mr. Museler is an independent energy consultant. He became a Director of the Company in November 2006. Previously, he served as President and CEO of the New York Independent System Operator from 1999 to 2005. Prior to his service at NYISO, Mr. Museler held senior positions at the Tennessee Valley Authority from 1991 to 1999, Long Island Lighting Company from 1973 to 1991 and Brookhaven National Laboratory from 1967 to 1973. He has served as a federal representative for the North American Electric Reliability Council and as chairman of the Southeastern Electric Reliability Council. He was a member of the Secretary of Energy's Energy Advisory Board from 2001 to 2005 and is currently a director of the Independent Electric System Operator in Toronto, Ontario, Canada. The Board selected Mr. Museler to serve as a director due to his lifelong career in the utility industry, as well as his invaluable experience with electric reliability matters.

 CORPORATE GOVERNANCE

Director Independence

        Based on the absence of any material relationship between them and us, other than their capacities as directors and shareholders, the Board has determined that Ms. O'Leary and Messrs. Ernst, Franklin, Jepsen, Lopez, Museler, Stephens, Bennett Stewart, and Lee Stewart are "independent" under applicable NYSE and SEC rules for board members. In addition, our Board has determined that, as the committees are currently constituted, all of the members of the Audit and Finance Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are "independent" under applicable NYSE and SEC rules. None of the directors determined to be independent is or ever has been employed by us. The Company has made charitable contributions of less than $1 million each to organizations with which certain of our directors have affiliations. The Board determined that these contributions would not interfere with the exercise of independent judgment by these directors in carrying out their responsibilities.

        Mr. Ernst, who became a director of the Company on August 13, 2014, was a member of the law firm Dykema Gossett PLLC until he retired in August 2014. We made payments for legal services to the Dykema law firm amounting to less than 5% of its gross revenues during each of the last three calendar years. However, as a former member of Dykema who has no consulting or employment relationship with that firm, Mr. Ernst has no financial or other interest in payments made to that firm following his retirement. Our Board considered this former relationship when determining that Mr. Ernst is independent and determined that this relationship was not material and was unlikely to affect his ability to act as an independent board member.

Meetings and Committees of the Board of Directors

        During 2014, our Board held 8 meetings. Each director attended 75% or more of the total number of meetings of the Board and committees of which he or she was a member in 2014. Mr. Lee Stewart was selected by our Board as Lead Director and to chair its executive sessions. These sessions were held several times throughout the year.

        Our policy is that all members of our Board are expected, absent a valid reason, to attend our annual shareholders' meetings. All directors who were serving as such at the time of last year's annual shareholders' meeting attended the meeting.

        Our Board has several standing committees, including but not limited to an Audit and Finance Committee, Compensation Committee, Nominating/Corporate Governance Committee and Operations Committee. The Board has adopted a written charter for each of these committees. The charters and our corporate governance guidelines are accessible on our website at www.itc-holdings.com through the "Corporate Governance" link on the "Investors" page.

Audit and Finance Committee

        The Audit and Finance Committee met 8 times during 2014. The members of the Audit and Finance Committee are Messrs. Ernst, Franklin, Jepsen, Bennett Stewart and Lee Stewart, with Mr. Bennett Stewart serving as Chair. Mr. Ernst was appointed to Audit and Finance Committee on November 6, 2014. The Board has determined that Messrs. Jepsen and Lee Stewart are "audit committee financial experts," as that term is defined under SEC rules, and that all members of the Audit and Finance Committee satisfy all independence and other qualifications for Audit and Finance Committee members set forth in applicable NYSE and SEC rules. Our Audit and Finance Committee is responsible for, among other things, (1) selecting our independent public accountants, (2) approving the overall scope of the audit, (3) assisting our Board in monitoring the integrity of our financial statements, the independent public accountant's qualifications and independence, the performance of the independent public accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of our independent public accountants describing the firm's internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, (5) discussing our annual audited and quarterly unaudited financial statements with management and our independent public accountants, (6) meeting separately and periodically with our management, internal auditors and independent public accountants, (7) reviewing with our independent public accountants any audit problems or difficulties and management's response, (8) setting clear hiring policies for employees or former employees of our independent public accountants, and (9) handling such other matters that are specifically delegated to the Audit and Finance Committee by our Board from time to time, as well as other matters as set forth in the committee's charter.

Audit and Finance Committee Report

        In accordance with its written charter, the Audit and Finance Committee provides assistance to our Board in fulfilling the Board's responsibility to our shareholders, potential shareholders and investment community relating to independent registered public accounting firm oversight, corporate accounting, reporting practices and the quality and integrity of the financial reports, including our internal controls over financial reporting.

        The Audit and Finance Committee received and reviewed a formal written statement from Deloitte & Touche LLP, our independent registered public accounting firm, describing all relationships between Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, to whom we refer collectively as Deloitte, and us that might bear on Deloitte's independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to Deloitte's independence.

        The Audit and Finance Committee discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board, and, with and without management present, discussed and reviewed the results of Deloitte's examination of the consolidated financial statements.

        The Audit and Finance Committee reviewed and discussed with management and Deloitte our consolidated audited financial statements as of and for the year ended December 31, 2014.

        Based on the above-mentioned reviews and discussions with management and Deloitte, the Audit and Finance Committee approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

ALBERT ERNST	CHRISTOPHER H. FRANKLIN	EDWARD G. JEPSEN
G. BENNETT STEWART		LEE C. STEWART

Compensation Committee

        The Compensation Committee met 7 times during 2014. The current members of the Compensation Committee are Ms. O'Leary and Messrs. Lopez, Museler, and Stephens, with Mr. Museler serving as Chair. Mr. Lopez was appointed to the Compensation Committee on November 6, 2014. Until January 9, 2014, the members of the Compensation Committee were Ms. O'Leary and Messrs. Museler, Stephens and former director J.C. Watts, Jr., with Mr. Museler serving as Chair. All members of the Compensation Committee satisfy all independence and other qualifications for Compensation Committee members set forth in applicable NYSE rules. The Compensation Committee is responsible for (1) reviewing employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and recommending to the full Board of Directors the compensation of our Chief Executive Officer, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans and (7) such other matters that are specifically delegated to the Compensation Committee by our Board from time to time. The Compensation Committee has the sole authority to retain or receive advice from an advisor or consultant but only after taking into consideration, to the extent required by NYSE rules, all factors the Committee deems relevant to such advisor's independence from management. With respect to any advisor or consultant retained by the Committee, the Committee is directly responsible for such appointment, determining the terms and fees of any such retention and overseeing the work performed by the advisor or consultant. The Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee met 5 times during 2014. Until February 2014, the members of the Nominating/Corporate Governance Committee were Ms. O'Leary, and Mr. Jepsen, with Ms. O'Leary serving as Chair. From February 2014 until November 2014, the members of the Nominating/Corporate Governance Committee were Ms. O'Leary, and Messrs. Jepsen and Bennett Stewart, with Ms. O'Leary serving as Chair. The current members of the Nominating/Corporate Governance Committee are Ms. O'Leary, and Messrs. Jepsen, Lopez and Bennett Stewart, with Ms. O'Leary serving as Chair. The Nominating/Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to our Board individuals qualified to become directors, (3) overseeing evaluations of our Board, its members and its committees and (4) handling such other matters that are specifically delegated to it by our Board from time to time. In identifying candidates for director, the Nominating/Corporate Governance Committee considers suggestions from incumbent directors, management or others, including shareholders. The committee also may retain the services of a consultant from time to time to identify qualified candidates for director. The committee reviews all candidates in the same manner without regard to who suggested the candidate. The committee selects candidates to meet with management and conduct an initial interview with the committee. Candidates whom the committee believes would be valuable additions to the Board are recommended to the full Board for election. Individuals recommended by shareholders for nomination as a director should be submitted to our Corporate Secretary and, if submitted in accordance with the procedures set forth in our annual proxy statement, will be forwarded to the Nominating/Corporate Governance Committee for consideration.

        As stated in the committee's charter, in selecting candidates, the committee will consider all factors it believes appropriate, which may include (1) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, technical skill, industry knowledge and experience, financial expertise, local or community ties, and (2) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. Although it has no formal policy with regard to diversity, the Nominating/Corporate Governance Committee believes that the Board will function best when its members possess a broad range of backgrounds and expertise so that the Board as a whole reflects diverse but complementary skills and viewpoints.

Operations Committee

        The Operations Committee met 4 times during 2014. The current members of the Operations Committee are Messrs. Ernst, Franklin, Museler, Stephens and Lee Stewart, with Mr. Franklin serving as Chair. Mr. Ernst was appointed to the Operations Committee on November 6, 2014. The Operations Committee is responsible for (1) determining whether the Company has appropriate policies and management systems in place with respect to security, safety, environmental, health and reliability matters,

(2) ensuring that the policies and their implementation support the Company's overall business objectives and meet the Company's obligations to its shareholders, employees and regulators, (3) monitoring and reviewing compliance with applicable laws, rules, regulations and industry standards, and management's criteria for determining compliance of the Company's security, safety, environmental, health and reliability policies and procedures, and reviewing performance against these criteria annually, (4) investigating any matter of interest or concern that the Committee deems appropriate while having sole authority to retain and terminate advisors, outside counsel or other experts for this purpose, (5) overseeing and reviewing issues and concerns which affect or could affect the Company's security, safety, environmental, health and reliability practices, (6) reviewing the scope, effectiveness, cost, objectivity and independence of security, safety, environmental, health and reliability related audits, reviewing any significant findings of internal and external audits and investigations and making recommendations to the Board of Directors as the Committee deems appropriate, (7) monitoring the adequacy of the Company's operational risk management process and reviewing the operational contingency planning process within the Company to ensure all security, safety, environmental, health and reliability risks are identified and that appropriate risk management processes are in place, (8) reviewing actions taken by the Company's management with respect to any security, safety, environmental, health and reliability deficiencies identified or improvements recommended, (9) reviewing periodically reports from the Company's management regarding (i) the Company's performance with respect to security, safety, environmental, health and reliability matters and compliance with applicable laws, (ii) significant risks to, and the physical and cyber security of, the Company's facilities and IT systems, (iii) significant security, safety, environmental, health and reliability related litigation and regulatory proceedings in which the Company is or may become involved and (iv) significant legislation or regulations, judicial decisions or other agreements, public policies or other developments involving security, safety, environmental, health and reliability matters in the electricity transmission sector that will or may have a material effect on the Company's business, (10) reporting regularly to the Board of Directors and (11) carrying out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the committee.

Board Leadership Structure / Role in Risk Oversight and Management

        The Board believes that Mr. Welch, the Company's President and Chief Executive Officer, is best situated to serve as Chairman of the Board because he is ultimately responsible for overseeing the day-to-day operation of the Company, identifying Company priorities and opportunities, and executing the Company's strategic plan. The Board also believes having Mr. Welch as Chairman better promotes the flow of information between management and the Board than would a chairman who is an outside director. The Board further believes that independent oversight of management is an important component of an effective board of directors and is essential to effective governance and has therefore appointed Mr. Lee Stewart as Lead Director of the Board. The roles and responsibilities of the Lead Director include:

  •
  Providing general leadership of the affairs of the independent directors;

  •
  Presiding over all executive sessions of the Board and all other meetings at which the Chairman is not present, including summarizing discussions and communicating the same back to the Chairman;

  •
  Serving as primary liaison between the independent directors and the Chairman, including facilitating organization and communication among the independent directors;

  •
  In conjunction with the Chair of the Nominating/Corporate Governance Committee, identifying underperforming directors and providing appropriate counseling for improvement;

  •
  Participating in performance evaluations of the CEO;

  •
  Providing advice and consultation to the Chairman and CEO;

  •
  Being available to consult with Committee Chairs;

  •
  Being available to discuss with any director any concerns that s/he may have regarding the Board, the Company, or the management team;

  •
  Being available as appropriate for consultation and direct communications with shareholders, customers, and other key constituents of the Company;

  •
  Providing leadership of the independent directors in anticipating and responding to crisis; and

  •
  Fulfilling such other duties as the Board may provide from time to time.

        The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director, is appropriate and in the best interest of shareholders because it provides the appropriate balance between company-specific expertise and independent management and risk oversight.

        The Board and its Committees play an active role in overseeing management of the Company's risks. The Audit and Finance Committee reviews financial risks including those related to internal controls and the annual financial audit, financial reporting, credit and liquidity. The Compensation Committee oversees the management of risks associated with the Company's executive compensation plans and arrangements. The Nominating/Corporate Governance Committee reviews and manages risks related to director independence and corporate governance. The Operations Committee oversees the risks associated with reliability compliance obligations, Company security plans, safety programs and environmental regulations. The full Board is regularly informed of and consulted about such risks through quarterly Committee reports as well as quarterly reports provided by members of the Company's senior management team.

Shareholder Communications

        Shareholder Proposals.    Any proposal by a shareholder of the Company to be considered for inclusion in the proxy statement for the 2016 annual meeting must be received by Wendy McIntyre, our Corporate Secretary, by the close of business on December 11, 2015. Such proposals should be addressed to her at our principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the relevant SEC rules. If the date for the 2016 Annual Meeting is significantly different than the first anniversary of the 2015 Annual Meeting, SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provides for an adjustment to the notice period described above.

        For shareholder proposals not sought to be included in our proxy statement, Section 4.11 of our Bylaws provides that, in order to be properly brought before the 2016 Annual Meeting, written notice of such proposal, along with the information required by Section 4.11, must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business on January 21, 2016 and no later than February 20, 2016. If the 2016 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2015 annual meeting, then notice of such proposal must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. A proponent must also update the information provided in or with the notice at the times specified in our Bylaws.

        Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to propose business to be brought before a shareholder meeting. The proposing shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed business in order for the proposed business to be considered.

        Nominees.    Shareholders proposing director nominees at the 2016 annual meeting of shareholders must provide written notice of such intention, along with the other information required by Section 4.11 of our Bylaws, to our Corporate Secretary at our principal executive offices no earlier than the close of business on January 21, 2016 and no later than the close of business on February 20, 2016. If the 2016 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2015 annual meeting, then the notice and information must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. Notwithstanding the foregoing, if the number of directors to be elected is increased and there is no public disclosure regarding such increase or naming all of the nominees for director at least 100 days prior to the first anniversary of the prior year's annual meeting, then shareholder notice with regard to nomination of directors shall be considered timely if received by our Corporate Secretary no later than the tenth day following public disclosure of the increase in the number of directors to be elected. A proponent must also update the information provided in or with the notice at the times specified by our Bylaws. Nomination notices which do not contain the information required by our Bylaws or which are not delivered in compliance with the procedure set forth in our Bylaws will not be considered at the shareholder meeting.

        Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to nominate directors. The nominating shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed nominee in order for the proposed nominee to be considered.

        The Nominating/Corporate Governance Committee's policy is to review the qualifications of candidates submitted for nomination by shareholders and evaluate them using the same criteria used to evaluate candidates submitted by the Board for nomination.

        Communications with the Board.    A person who wishes to communicate directly with our Board or with an individual director should send the communication, addressed to the Board or the individual director, to our executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.

        Special Meetings of Shareholders.    In February 2015, the Board amended our Bylaws to provide that a special meeting of shareholders shall be called by the president or secretary upon the request of shareholders who are not "market participants" (as defined in regulations of the Federal Energy Regulatory Commission), own at least 25% of the outstanding common stock of the Company and have held that amount as a net long position continuously for at least one year. The Board's position continues to be that special meetings should be held only to cover extraordinary events when fiduciary or strategic considerations dictate that the matter be addressed before the next annual meeting. However, because holders of a substantial number of shares supported a shareholder proposal on this subject last year and a similar proposal was made for the Company's 2015 annual meeting, the Board decided to reconsider the existing Bylaws provision and determined to reduce the ownership requirement from a majority to 25% of the outstanding shares.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Business Conduct and Ethics, as currently in effect (together with any amendments that may be adopted from time to time), is available on our website at www.itc-holdings.com through the "Corporate Governance" link on the "Investors" page. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, we intend to post information regarding such waiver or amendment on the "Corporate Governance" page of our website.

Corporate Governance Guidelines

        The Board has adopted and annually reviews our Corporate Governance Guidelines. These governance principles, along with the charters of the Board's committees and our Articles of Incorporation and Bylaws, form the framework for the governance of the Company. These principles include board responsibilities, the process of selecting directors, our director resignation policy, director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation. The Corporate Governance Guidelines, as currently in effect, is available on our website at www.itc-holdings.com through the "Corporate Governance" link on the "Investors" page.

 EXECUTIVE OFFICERS

        Set forth below are the names, ages and titles of our current executive officers and a description of their business experience. Our executive officers serve as executive officers at the pleasure of the Board of Directors.

        Joseph L. Welch, 66.    Mr. Welch's background is described above under "Election of Directors — Nominees for Directors."

        Linda H. Blair, 45.    Ms. Blair was named Executive Vice President, Chief Business Unit Officer and President, ITC Michigan on February 4, 2015. Ms. Blair is responsible for leading all aspects of the financial and operational performance of the Company's four regulated operating companies and also serves as the business unit head and president of the ITCTransmission and METC operating companies. Ms. Blair previously served as Executive Vice President and Chief Business Officer of the Company since June 2007. In this role, Ms. Blair was responsible for managing each of our regulated operating companies and the necessary business support functions, including regulatory strategy, federal and state legislative affairs, community government affairs, human resources, and marketing and communications. Prior to this appointment, Ms. Blair served as our Senior Vice President — Business Strategy and was responsible for managing regulatory affairs, policy development, internal and external communications, community affairs and human resource functions. Ms. Blair was Vice President — Business Strategy from March 2003 until she was named Senior Vice President in February 2006. Prior to joining the Company, Ms. Blair was the Manager of Transmission Policy and Business Planning at ITCTransmission for two years when it was a subsidiary of DTE Energy and was a supervisor in Detroit Edison's regulatory affairs department for two years.

        Rejji P. Hayes, 40.    Rejji P. Hayes was named Senior Vice President, Chief Financial Officer and Treasurer on August 13, 2014. In this position, Mr. Hayes is responsible for the Company's accounting, finance, treasury, internal audit, investor relations and other related financial functions. Mr. Hayes served as our Vice President, Treasurer and interim Chief Financial Officer beginning in June 2014 and previously served as our Vice President, Finance and Treasurer since February 2012. Prior to joining the Company, Mr. Hayes served from 2009 to 2012 as Assistant Treasurer and Director, Corporate Finance and Financial Strategy at Exelon Corporation in Chicago, Illinois, where he was responsible for developing the company's financial strategy, and planning, structuring and executing all debt and equity financings. Prior to his employment with Exelon Corporation, Mr. Hayes served from 2007 to 2009 as Vice President, Mergers and Acquisitions at Lazard Freres & Co. LLC, where he provided strategic and corporate finance advisory services for corporate clients and private equity firms. Previously, Mr. Hayes served for a total of 8 years in a variety of financial leadership roles with financial institutions and investment banks.

        Jon E. Jipping, 49.    Jon E. Jipping has served as our Executive Vice President and Chief Operating Officer since June 2007. In this position, Mr. Jipping is responsible for transmission system planning, system operations, engineering, supply chain, field construction and maintenance, and safety functions. From June 2007 to February 2015, Mr. Jipping was also responsible for our information technology and facilities. Prior to this appointment, Mr. Jipping served as our Senior Vice President — Engineering and was responsible for transmission system design, project engineering and asset management. Mr. Jipping joined us as Director of Engineering in March 2003, was appointed Vice President — Engineering in 2005 and was named Senior Vice President in February 2006. Prior to joining the Company, Mr. Jipping was with DTE Energy for thirteen years. He was Manager of Business Systems & Applications in DTE Energy's Service Center Organization, responsible for implementation and management of business applications across the distribution business unit, and held positions of increasing responsibility in DTE Energy's Transmission Operations and Transmission Planning department. Mr. Jipping currently serves as a member of the Advisory Board of the Michigan Technological University College of Engineering.

        Christine Mason Soneral, 42.    Christine Mason Soneral was named Vice President and General Counsel on February 3, 2015. In this position she is responsible for all corporate legal affairs and the leadership of our Legal Department. Prior to this role, Ms. Mason Soneral was Vice President and General Counsel-Utility Operations since 2007 and was responsible for legal matters connected with the operations, capital projects, contract, regulatory, property and litigation issues of our four regulated transmission company subsidiaries. Ms. Mason Soneral joined us in 2007 from Dykema Gossett PLLC, a national law firm where she was a member. While in private practice at Dykema from 1998 through 2007, Ms. Mason Soneral represented clients before state and federal trial courts, appellate courts and regulatory agencies. In 2014, Ms. Mason Soneral was appointed to the board of Citizens Research Council, a privately funded, not-for-profit public affairs research organization. Ms. Mason Soneral also currently serves as an officer of the State Bar of Michigan's Council of Administrative and Regulatory Law Section and as a member of the Michigan State University Department of Political Science's External Advisory Board.

        Daniel J. Oginsky, 42.    Mr. Oginsky was named Executive Vice President, U.S. Regulated Grid Development on February 4, 2015. In this role Mr. Oginsky is responsible for leading the Company's growth and expansion through new investments in regulated electric transmission infrastructure across the United States. Mr. Oginsky joined us as our Vice President and General Counsel in November 2004, served as Senior Vice President and General Counsel since May 2009 and was named Executive Vice President and General Counsel in May 2014. In these roles, Mr. Oginsky was responsible for the legal affairs of the Company and oversaw the legal department, which included the legal, corporate secretary, real estate, contract administration and corporate compliance functions. Mr. Oginsky also served as the Company's Secretary from November 2004 until June 2007. Prior to joining the Company, Mr. Oginsky was an attorney in private practice for five years with various firms, where his practice focused primarily on representing ITCTransmission and other energy clients on regulatory, administrative litigation, transactional, property tax and legislative matters. Mr. Oginsky currently serves as a member of the Providence Health Foundation Board of Trustees, a member of the Advisory Board of Directors of Belle Tire, Inc., a member of the Board of Directors of HeroTown USA, and a member of the Board of Visitors for James Madison College at Michigan State University.

 COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

        The following Compensation Discussion and Analysis describes the elements of compensation for our chief executive officer, our chief financial officer, the three other most highly compensated executive officers who were serving as such at December 31, 2014 and our former chief financial officer. We refer to these individuals collectively as the named executive officers or NEOs.

        The Company's named executive officers and the capacities in which they served during 2014 were:

Name	Position at December 31, 2014
Joseph L. Welch	Chairman, President and Chief Executive Officer
Linda H. Blair	Executive Vice President and Chief Business Officer
Rejji P. Hayes	Senior Vice President, Chief Financial Officer and Treasurer
Jon E. Jipping	Executive Vice President and Chief Operating Officer
Daniel J. Oginsky	Executive Vice President and General Counsel

Cameron M. Bready, who left the Company in June 2014, is included as an NEO because he served as our Chief Financial Officer during a portion of fiscal 2014. See "Executive Officers" for a description of the current titles of the NEOs.

Executive Summary

        The Compensation Committee is responsible for determining the compensation of our NEOs and administering the plans in which the NEOs participate. The goals of our compensation system are to attract first-class executive talent in a competitive environment, and to motivate and retain key employees who are crucial to our success by rewarding Company and individual performance that promotes long-term sustainable growth and increases shareholder value. The key components of our NEOs' compensation package include base salary, annual cash bonus, long-term equity incentives, as well as certain perquisites and other benefits. In determining the amount of NEO compensation, we consider competitive compensation practices by our peer companies, the executive's individual performance against objectives, the executive's responsibilities and expertise, and our performance in relation to annual goals that are designed to strengthen and enhance our value.

        We believe our growth and success is attributable in part to our highly talented and motivated executive team. These executives are dedicated to delivering on our commitments made to customers, stakeholders and shareholders. Our results flow from the execution of our strategy, which is premised on investing in our core systems to achieve operational excellence while building on our leadership position in establishing a stronger grid to deliver efficient, reliable, continuous electricity now and in the future. It is this strategy that drove our solid operations and strategic and financial results for 2014 and will continue to drive our performance going forward.

        In 2014, the Company reported another year of strong financial results. Our stock performance in 2014 reflected our success and contributed significantly to our total shareholder return for the year of approximately 28.7%. We have outperformed the Dow Jones Utility Index every year since our initial public offering in July 2005 and have produced a total shareholder return over that period of approximately 561.5%. We are very pleased with our ability to translate customer benefits into shareholder returns and expect to continue to deliver value on both fronts going forward. The chart below summarizes our 2014 stock performance compared to the Dow Jones Utility Index.

2014 Stock Performance

        Further, the chart below displays our total shareholder returns over the past three, five, and nine years (since our initial public offering in July 2005) compared to our peer group and the peer group selected by two major proxy advisory firms: Institutional Shareholders Services, or ISS, and Glass Lewis. See "Benchmarking and Relationship of Compensation Elements — Benchmarking" for the listing of peer companies used in this data set. Total shareholder return data for our peer group and the ISS peer group was provided by ISS. Data for non-overlapping Glass-Lewis peer companies was retrieved from Yahoo-Finance.

Total Shareholder Return

        We have also been steadfast in delivering sustainable dividend growth. We increased our dividend approximately 14% in August 2014 and as a result, our dividend has now increased approximately 86% since we instituted our first dividend in August 2005. Our dividend policy is premised on continuing to grow our dividend in a manner that keeps pace with our earnings growth, resulting in our dividend becoming a more meaningful element of our overall shareholder return proposition. The chart below summarizes our dividend growth since September 2005.

        In light of these and other factors, the Compensation Committee made the following decisions with regard to executive compensation in 2014 and early 2015:

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  Base salary increases.  Base salary increases were provided to our NEOs to reward their individual performance and remain competitive and aligned with our peer group. In addition, three of the NEOs received $20,000 lump sum payments in 2014 to further recognize their individual contributions to the Company's success without further increasing their base salary.

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  Cash incentive bonuses.  We paid out cash incentive bonuses for 2014 at 115% of target. This was based on achieving 95% of the performance targets which were largely established under the bonus plan in early 2014. As calculated in accordance with the terms of our annual corporate performance bonus plan, our 2014 total return to shareholders was 31.2%, which was the seventh highest return and ranked in the 56th percentile compared to the Dow Jones Utility Average Index companies. On January 22, 2015, the Compensation Committee adjusted the targeted EBIT plus AFUDC performance measure to take into account management's achievement of lower than budgeted debt financing costs at the Company's regulated operating subsidiaries for debt financings executed during 2014, which will result in lower transmission rates for customers. As this better than expected performance produced a lower bonus result, the Compensation Committee determined to correct the anomalous result by adjusting the target. The adjustment to the EBIT plus AFUDC performance target resulted in the Company's NEOs achieving 115% of their targeted bonus amounts rather than 110% without such adjustment. In addition, to address this anomalous result in the future, Net Income will replace EBIT plus AFUDC as a financial metric for the 2015 annual incentive plan. See "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation."

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  Modest discretionary milestone bonuses.  We paid modest discretionary cash bonuses in conjunction with the successful completion of the Hugo-Valliant transmission project and the KETA Phase I and KETA Phase II transmission projects.

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  Long-term equity incentives.  We granted long-term equity incentive awards to our NEOs. Total award values were determined as a percentage of their base salary and weighted between grants of restricted stock and options to continue our focus on rewarding and motivating performance and to further align their interests with those of shareholders.

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  Performance-based equity.  To create a stronger tie to performance, the Compensation Committee determined that at least 50% of future grants associated with our long-term incentive plan will be in the form of performance shares and will be contingent on meeting certain financial metrics over a three-year performance period.

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  New CFO compensation.  In June 2014, the Compensation Committee approved a compensation package for Mr. Hayes due to his appointment to Vice President, Treasurer and Interim Chief Financial Officer, that included increases in base salary from $260,500 to $325,000, targeted cash bonus from 40% to 60% of annual base compensation and targeted equity award value of 65% of annual base compensation. In August 2014, the Compensation Committee increased Mr. Hayes' targeted cash bonus to 100% of annual base compensation and his target equity award to 150% of annual base compensation due to his appointment to Senior Vice President, Chief Financial Officer and Treasurer. In February 2015, Mr. Hayes' base salary was increased to $400,000 and his targeted annual equity award was increased to 175% of salary. In approving these increases, the Compensation Committee considered both the benchmarking data obtained in 2014 and early 2015 as well as the importance of his position relative to our NEOs.

        To provide additional insight into how actual pay levels compared to ASC Topic 718 accounting values presented in the summary compensation table under "Summary Compensation", "realizable pay" levels have been presented below. The key difference is that equity compensation values reported in the summary compensation table represent value at grant based on various assumptions, while "realizable pay" is the intrinsic value of the award at the end of a defined period of time.

        The table below compares the average annual compensation for the three-year period ended December 31, 2014 for each NEO from the summary compensation table to each NEO's "realizable pay". "Realizable pay" includes base salary, earned bonus, equity awards granted within the three-year period, and other reported compensation. However, payments made under the special bonus plan, which are associated with option awards granted in 2003 and 2005, retention compensation and project development bonuses have been excluded, as these amounts are not considered recurring pay related to current services performed. In addition, changes in pension values have been excluded as they can vary significantly based on assumptions, including mortality, retirement age and interest rates, as well as executive age and years of service.

	3 Year Average Compensation (2012 - 2014)
NEO	Summary Compensation Table	Realizable Pay	Realizable Pay as % of Summary Compensation
Joseph L. Welch	$5,614,754	$6,864,200	122%
Linda H. Blair	$2,397,475	$2,991,879	125%
Rejji P. Hayes	$787,660	$926,903	118%
Jon E. Jipping	$2,028,581	$2,551,461	126%
Daniel J. Oginsky	$1,505,368	$1,805,532	120%
Cameron M. Bready	$1,633,070	$2,331,662	143%

        Average "realizable pay" over the recently completed three-year period ending December 31, 2014 was above the summary compensation table values. This is directionally aligned with our total shareholder return, or TSR, performance relative to our peers, being above median at the 77th percentile for the same three-year period.

        We also reviewed our CEO's three-year average "realizable pay" rank and our Company's three-year TSR rank relative to peer group levels and found pay levels to be aligned with performance. Our CEO's three-year realizable compensation falls at the peer group 87th percentile, while the three-year TSR falls at the peer group 77th percentile. The shaded area in the graph below illustrates the range where pay and performance are within plus or minus 25 percentile points. According to Mercer, companies falling in this range are considered to have generally aligned pay and performance levels.

ITC CEO Relative Pay-for-Performance Alignment
3-Year CEO Realizable Pay vs. Total Shareholder Return Performance

Overview and Philosophy

        The objective of our compensation program is to attract, motivate and retain exceptional leaders and employees, and to maintain the focus of those leaders and employees on providing value to customers and shareholders by:

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  Performing best-in-class utility operations;

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  Improving reliability, reducing congestion, and facilitating access to generation resources; and

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  Utilizing our experience and skills to seek and identify opportunities to invest in needed transmission and to optimize the value of those investments.

        Our compensation program is designed to motivate and reward individual and corporate performance. Our compensation philosophy is to:

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  Provide for flexibility in pay practices to recognize our unique position and growth proposition;

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  Use a market-based pay program aligned with pay-for-performance objectives;

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  Be competitive with the market in all pay elements relating to compensation, while leveraging incentives where possible;

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  Use compensation studies to verify competitiveness and ensure continued competitiveness;

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  Align long-term incentive awards with improvements in shareholder value;

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  Provide benefits through flexible, cost-effective plans and maintain above-market benefits while taking into account business needs and affordability; and

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  Provide other non-monetary awards to recognize and incentivize performance.

What We Do
✓	Pay for performance — about 80% of our CEO's pay and about 75% of the other NEOs' pay is at-risk (see "Compensation Discussion and Analysis — Risk and Reward Balance")
✓
Share ownership — our Compensation Committee has established stock ownership guidelines for our executives. Failure to maintain minimum stock ownership under these guidelines may result in future bonus payments paid in the form of company stock until stock ownership levels are met (see "Compensation Discussion and Analysis — Stock Ownership Guidelines")
✓
Performance based vesting — beginning with our 2015 grants, at least 50% of each executive's award will be subject to financial performance-based vesting conditions at the end of three years (see "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Long-Term Equity Incentives")
✓
Benchmarking — we benchmark total compensation paid to our NEOs against specific peers selected among regulated utilities, considering market capitalization and level of net income. We target total compensation between the 50th and 75th percentiles of our peer group to attract, motivate and retain the best talent (see "Compensation Discussion and Analysis — Benchmarking and Relationship of Compensation Elements")
✓
Cap on annual bonus plan payout — our annual bonus plan has a maximum payout opportunity of 200% of target (see "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation")
✓
Clawbacks — our recoupment policy applies to all of our executive officers and includes all bonus or other incentive-based or equity-based compensation (see "Compensation Discussion and Analysis — Other Components of Our Executive Compensation Programs — Recoupment Policy")
✓
Shareholder outreach — we proactively engage with our shareholders and other interested parties to discuss our compensation programs and objectives (see "Compensation Discussion and Analysis — Role of Shareholder Say-on-Pay Vote")
✓	Independent advice — the Compensation Committee engages its own independent advisor on executive compensation issues (see "Compensation Discussion and Analysis — Role of Compensation Consultant")
✓
Tally Sheets — we regularly review executive tally sheets to ensure a broad view of current and potential compensation (see "Compensation Discussion and Analysis — Benchmarking and Relationship of Compensation Elements — Use of Tally Sheets")
✓
Modest benefits and perquisites — the variety of benefit programs we offer are a part of total compensation and are designed to enable us to attract and retain employees in a competitive market (see "Compensation Discussion and Analysis — Other Components of Our Executive Compensation Program — Benefits and Perquisites")
✓
Double-trigger change in control provision — our equity grants vest upon a change in control only in the event of a qualified termination (see "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Long-Term Equity Incentives")

What We Don't Do
×	No re-pricing of stock options — our long term incentive plan requires us to obtain shareholder approval before we re-price stock options
×	No cash dividends on performance shares — dividend equivalents will accrue on unvested performance shares and will be delivered to the NEOs only if the related performance shares vest
×	No guaranteed bonuses — bonuses are tied to performance and subject to approval by our Compensation Committee
×
No tax reimbursements or gross-ups — we generally do not reimburse executives for income tax they pay on the value of executive perquisites or for change in control excise taxes; however, some reimbursements will continue to be provided to our current CEO through the end of his tenure and to employees in some cases following termination of employment

Risk and Reward Balance

        When reviewing the compensation program, the Compensation Committee considers the impact of the program on the Company's risk profile. The Compensation Committee believes that the compensation program has been structured with the appropriate mix and design of elements to provide strong incentives for executives to balance risk and reward, without incentivizing excessive risk taking.

        In early 2015, the Company engaged Mercer (US), Inc., or Mercer, to conduct a comprehensive compensation risk assessment. The objectives of the review included:

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  Engaging in best practices of reviewing compensation plans to avoid excessive risk-taking, and

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  Uncovering potential areas for improved risk mitigation

        Mercer reviewed our compensation programs, policies and practices in six key areas:

Governance	Funding/Cost	Performance Measures
Goal-Setting and Leverage	Performance Period	Pay Mix

        Risk mitigating factors with respect to the Company's compensation programs include a market competitive pay mix, tying pay to performance through annual and long-term incentive plans, caps on bonus payouts, measures that are both financially and operationally focused, a compensation recoupment policy, share ownership guidelines, regular review of share utilization (overhang, dilution and run rates), regular review of NEO tally sheets and engagement of an independent compensation consultant.

        The pay mix of our CEO and NEOs is generally aligned with market practices with slightly more emphasis on annual incentives and slightly less on long-term incentives than our peer group. Variable pay is linked to Company performance and/or stock performance.

        Mercer concluded and confirmed that the Company's compensation programs do not create risks that are reasonably likely to have a material adverse impact on the Company. The Compensation Committee discussed and accepted Mercer's report.

Role of Shareholder Say-on-Pay Vote

        At the Company's annual meeting of shareholders held in May 2014, the advisory vote on our executive compensation program was approved by shareholders, but only by a vote of approximately 62% in favor. ISS recommended a vote against our say on pay proposal in 2014, while Glass Lewis recommended a vote in favor.

        In response to shareholders' concerns about our executive compensation program expressed in 2014, we substantially increased our shareholder outreach efforts. We contacted our top twenty-five institutional shareholders, representing about 60% of our outstanding shares. We were able to conduct conference calls with about 44% of those contacted, representing about 40% of our outstanding shares and were able to speak with governance representatives on the majority of our calls. We directly discussed the issues raised by the proxy advisory service providers last year as well as other compensation and governance topics where our shareholders sought clarification or wanted to share their perspective. Through our enhanced shareholder outreach program, we received valuable investor feedback on our compensation program and on our actions around a shareholder proposal in our 2014 proxy statement. We used these outreach sessions to begin an open dialogue with our shareholders on our compensation practices and our corporate governance practices. More specifically, we discussed topics of interest to our shareholders, solicited investor viewpoints, conveyed our views on these topics, and gained a better understanding of areas of mutual agreement. This feedback included, among other things:

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  The desire for more proactive shareholder outreach around our compensation and corporate governance practices;

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  More robust disclosure within the proxy statement;

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  Discussion about our CEO's pay relative to various peer groups and year over year increases;

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  Views on discretionary bonuses; and

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  Actions taken on the non-compensation related shareholder proposal in the 2014 proxy statement.

        We believe that the institutional shareholders with whom we talked left our discussions with a better understanding about our pay program and how our unique business model, as an independent transmission-only company, has influenced the composition of our peer group. They also expressed appreciation for our reaching out to them and for the steps we have taken to respond to their concerns.

        Over the past three years, we have taken the following steps with respect to our executive compensation program to respond to the results of our outreach program to establish best practices and to ensure alignment of executive compensation with shareholder interests:

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  Redesigned our Long-Term Equity Incentives.  For 2015, vesting of our equity based awards will no longer be 100% time-based. The Compensation Committee intends to include a performance-based component so that at least 50% of grants are performance-based shares with vesting contingent on achieving certain financial metrics. For 2015 grants, there are two independent metrics which will each drive vesting on a portion of these grants; a three-year relative TSR goal and a three-year Diluted EPS Growth goal.

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  Expanded disclosure of annual bonus plan goals and results.  We have provided additional disclosure and transparency with respect to the operational and financial targets and results associated with the metrics in our annual bonus plan.

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  Re-examined our peer group.  We believe peer group composition was the root cause for ISS's negative recommendation in 2013 and 2014, since its analyses are mostly driven by peer group comparisons. In response, we re-examined our peer group and re-affirmed the group based on our unique business model as the only stand-alone electricity transmission provider. Our peer group accounts for the complexity in our business relative to other publicly-traded utility companies, our geographic footprint, the scope of our investments, our growth and diversification plans, and our projected future size. Peer companies were selected based on market capitalization and level of net income rather than revenue or assets. While we recognize that revenue is a common standard for establishing a peer group, we believe it is not a good representation of our company given our unique structure. Most utilities with whom we would be compared in a more traditional peer group reflect fuel expense as a significant portion of their revenues. However, as a transmission-only company we do not incur or pass-through fuel related expenses or revenues; therefore our revenue would appear artificially lower by comparison.

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  Eliminated most tax gross-ups.  In view of market trends in executive compensation, we eliminated the reimbursement (tax gross-up) for income taxes related to the inclusion of the value of the perquisites by the Company, effective January 1, 2014, except for the CEO. Our CEO and co-founder, Mr. Welch, retains this benefit; however, the benefit will not continue for the CEO beyond Mr. Welch's tenure with the Company. Although there was no contractual obligation to maintain this benefit for Mr. Welch, the Compensation Committee determined that this benefit was negotiated with Mr. Welch as part of his initial employment with the Company, that it would be unfair to him to eliminate the benefit at this time and that the impact of maintaining the benefit for a limited time until his retirement would not be material to the Company. Our employment agreements also provide for limited tax gross-ups following termination in some circumstances.

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  Added double-trigger change in control provision.  We modified the vesting of future equity grants upon a change in control so that the provision has a "double-trigger;" that is, accelerated vesting requires both a change in control and a qualified termination.

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  Adopted a compensation recoupment policy.  We adopted a formal compensation recoupment or "clawback" policy, which gives the Compensation Committee authority to recover or reduce excess cash or other incentive-based or equity-based compensation based on certain financial results that are subsequently restated.

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  Revised annual bonus plan.  For 2014, the annual bonus plan for executives was restructured to place added emphasis on the Company's financial performance; however, the maximum potential bonus opportunity for participating executives remains unchanged as a percent of base salary. The TSR performance factor, which represented 50% of the total bonus opportunity in 2013 and 2012, was included as an independent measure in 2014, increasing our focus on providing shareholder value independent of operational goals. Operational performance measures continue to represent 40% of the target bonus, reflecting the inherent importance of driving operational performance, reliability and needed investment in our transmission system for the benefit of our customers. See "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation."

        The Compensation Committee continues to review and evaluate with its consultant executive compensation trends and practices, and may further modify the program or philosophy from time to time as it deems necessary or appropriate and in the best interests of the Company. In addition, the Company found its shareholder outreach meetings to be helpful and plans to hold more meetings of this nature in the future to provide shareholders with the opportunity to provide feedback around compensation and governance-related matters.

        The Company provides shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. It is expected that the next such vote after the 2015 annual meeting will occur at the 2016 annual meeting of shareholders.

Role of Compensation Consultant

        In 2014, the Compensation Committee continued to engage Mercer as its advisor on executive and compensation issues, to provide market data on all of the components of compensation, including salary, bonus, long-term incentives and total compensation, for all executive officers, including the NEOs. The Compensation Committee engaged Mercer to provide market data and comments about the design of our executive compensation programs with respect to both market practice and the unique strategic goals of our business model. The Compensation Committee also engaged Mercer to review the competitiveness of the current compensation levels of our Directors. Mercer was engaged by and reported to the Compensation Committee and, at the Compensation Committee's discretion, participated in its meetings and executive sessions.

        The Company purchased Mercer's annual salary and benefits surveys in 2014 for a total cost of $10,378. These surveys are used for benchmarking pay below the executive level.

        Total fees paid to Mercer for consulting services relating to executive and director compensation were $166,859 for 2014. All services provided by Mercer were approved by the Compensation Committee.

        Annually, the Compensation Committee assesses the independence of Mercer, taking into consideration all factors relevant to independence, including the factors specified in the NYSE listing standards. Mercer provides the Compensation Committee with written confirmation of its independence and the existence of any potential conflicts of interest. The Compensation Committee also obtains an understanding of the policies and procedures that Mercer has in place to prevent conflicts of interest, confirms that there are no personal or business relationships between Mercer and members of the Board and our executive officers and validates that employees of Mercer who perform consulting services do not own any of our common stock. After considering these factors, the scope of services provided by Mercer, and the amount of fees paid for executive compensation consulting and other valuation services, pursuant to SEC and NYSE rules, the Compensation Committee has concluded that no conflict of interest exists that would prevent Mercer from serving the Compensation Committee as its independent consultant.

Benchmarking and Relationship of Compensation Elements

        Benchmarking.    The Compensation Committee benchmarks total compensation paid to our NEOs as well as the base salary, annual cash bonus opportunity and long-term equity components to compensation paid to comparable executives by a peer group of companies approved by the Compensation Committee. In February 2014, the Compensation Committee, through Mercer, updated its 2013 benchmarking study that compared NEO total compensation, including base salary, annual bonus awards and long-term incentives to the 50th and 75th percentiles of market compensation among selected peer companies listed below. The updated study indicated that total compensation paid to our NEOs is between the median and the 75th percentile of our peer companies.

        The Compensation Committee selected a peer group comprised of regulated utility companies that are geographically diverse. This approach was used given that we are the only publicly traded company that exclusively owns stand-alone electricity transmission companies. Specific peers were selected from among regulated utilities, considering market capitalization and level of net income rather than revenue or assets given our unique business model. This peer group also accounts for the complexity in our business relative to other publicly-traded utility companies, the scope of our investments, our growth and diversification plans, and our projected future size. The methodology used by the Compensation Committee to determine the composition of the peer group was confirmed by advice from Mercer as to its reasonableness.

Periodically, the composition of the peer group is reviewed and updated for consistency with the profile of the Company. The peer group used in 2014 consisted of the following entities:

AGL Resources Inc.	Alliant Energy Corporation
Atmos Energy Corporation	CMS Energy Corporation
Great Plains Energy Incorporated	MDU Resources Group, Inc.
National Fuel Gas Company	NV Energy, Inc.
OGE Energy Corp.	Pepco Holdings, Inc.
Questar Corporation	SCANA Corp.
UGI Corporation	Wisconsin Energy Corporation

        Northeast Utilities was removed from the peer group for 2014 because following its merger the company was no longer a comparable size.

        Since we believe that net income is a better reflection of our financial performance than revenue, we also reviewed our reported net income growth rate compared to our peer group companies as well as the peer group companies selected by ISS and Glass Lewis, as published in their proxy advisory reports in advance of our 2014 shareholder meeting. We looked at growth over the last three, five and nine years (since our initial public offering in 2005). The comparison indicated that we had superior net income growth rates in relation to all of these peer groups. Our growth rate ranged from 12.4% to 24.2% depending on the time frame measured. The ISS peer group reported net income growth that ranged from 8.3% to 9.1% on a normalized basis and the Glass Lewis group reported net income growth that ranged from 5.6% to 7.5%. Our peer group reported net income growth that ranged from 6.4% to 11.4%.

NET INCOME GROWTH

        The ITC peer group included in the table excludes certain companies with losses greater than 100% which skewed the peer group results. Our net income amounts reflect what was reported in our corresponding year's Form 10-K. Peer group net income numbers were retrieved from Factset, where available, or company reported net income from the corresponding year's Form 10-K. The ISS and Glass Lewis peer groups were only used for purposes of the net income growth table and not for setting compensation. The ISS peer group consisted of the following entities:

Allete, Inc.	Black Hills Corporation
Chesapeake Utilities Corporation	Cleco Corporation
El Paso Electric Co.	IDACORP, Inc
MGE Energy, Inc.	Northwest Natural Gas Company
Northwestern Energy	Otter Tail Corporation
Piedmont Natural Gas Co. Inc.	PNM Resources, Inc.
Portland General Electric	Questar Corporation
South Jersey Industries, Inc.	The Empire District Electric Company
The Laclede Group, Inc.

        The Glass Lewis peer group consisted of the following entities:

Alliant Energy Corporation	Ameren Corporation
Atmos Energy Corporation	CenterPoint Energy Inc
CMS Energy Corporation	Eversource Energy
Integrys Energy Group	National Fuel Gas Company
OGE Energy Corp.	Pepco Holdings, Inc
Questar Corporation	SCANA Corp.
TECO Energy, Inc.	UGI Corporation
Wisconsin Energy Corp.

        Use of Tally Sheets.    The Compensation Committee, with the assistance of management and Mercer, creates tally sheets to facilitate their review of the total annual compensation of our NEOs. The tally sheets contain annual cash compensation (salary and bonuses), long-term equity incentives, benefit contributions and perquisites. In addition, the sheets include retirement program balances, outstanding vested and unvested equity values and potential severance and termination scenario values.

        Pay Review Process.    In addition to the Compensation Committee's benchmarking analysis and review of tally sheets, our chief executive officer reviews and examines market survey compensation levels and practices, as well as individual responsibilities and performance, our compensation philosophy and other related information to determine the appropriate level of compensation for each of our NEOs. Mr. Welch evaluates the performance of the NEOs, other than himself, and makes recommendations on their salaries, bonus targets and long-term incentive awards. The Compensation Committee considers these recommendations in its decision making and confers with its compensation consultant to understand the impact and result of any such recommendations. The Compensation Committee uses market data and recommendations from the Committee's consultant and makes recommendations on Mr. Welch's salary, bonus targets and long-term incentive awards to the Board of Directors. The Board of Directors (other than Mr. Welch) evaluates Mr. Welch's performance and considers the Compensation Committee's recommendations in its decision making.

        The Compensation Committee reviews and considers each element of compensation and all elements of compensation together in measuring total compensation packages as part of its benchmarking analyses and in measuring compensation packages against the objectives of our compensation program. The Compensation Committee does not determine the mix of compensation elements using a pre-set formula. In setting executive compensation levels, the Committee retains full discretion to consider or disregard data collected through benchmarking or peer group studies. Compensation decisions are also considered in the context of individual and Company performance, retention concerns, the importance of the position, internal equity and other factors.

Key Components of Our NEO Compensation Program

        The key components of our executive compensation program are discussed below. The elements in the table immediately below include the principal components of our program. The other elements of our executive compensation programs are discussed below under the heading Other Components of Our Executive Compensation Programs which summarize the benefit programs that are available to our NEOs.

Principal Components of our Compensation Program for 2014

Component	Purpose	Form	Pay-for-Performance	Comment
Base Salary	Provide sufficient competitive pay to attract and retain experienced and successful executives.	Cash	Adjustments to base salary consider individual performance and contributions to the business with reference to base salary levels of executives with comparable responsibilities at peer companies.	Annual fixed cash compensation. Reflects employee's level of responsibility, expertise, and individual performance.
Bonus Compensation	Encourage and reward contributions to our corporate performance goals.	Cash	The potential award amount varies with the degree to which we achieve our annual corporate performance goals.	Annual variable cash compensation. The Compensation Committee determines the goals and amounts of the annual bonus each year.
Long-term Incentives
Encourage equity ownership, reward building long-term shareholder value and retain NEOs. We provide a mix of equity award types to balance these objectives.
Stock Options:
Reward stock price appreciation.
Restricted Stock:
Maintain retention value through short-term market volatility.
	Value increases or decreases with stock price, aligning the interests of the recipient with shareholders' interests.	Stock Options and Restricted Stock Awards
The potential value created by appreciation in our stock price motivates our NEOs' individual performance, which encourages them to achieve strong company performance and, in turn, results in increased shareholder value.
Long-term variable stock-based compensation. The Compensation Committee determines the amounts and value of these awards each year. We encourage stock ownership through guidelines applicable to all of our NEOs.

  Base Salary

        The Compensation Committee annually reviews and approves the base salaries, and any adjustments thereto, of the NEOs. In making these determinations, the Compensation Committee considers the executive's job responsibilities, individual performance, leadership and years of experience, the performance of the Company, the recommendation of the chief executive officer and the total direct compensation package as well as the benchmarking analysis conducted by Mercer.

        The 2014 base salaries for the named executive officers, including any year-over-year change, were:

NEO	2013 Base Salary	2014 Base Salary	Percent Increase
Joseph L. Welch	$984,000	$1,023,400	4.0%
Rejji P. Hayes	$240,000	$325,000	—
Linda H. Blair	$591,000	$614,000	3.9%
Jon E. Jipping	$483,000	$502,000	3.9%
Daniel J. Oginsky	$385,000	$423,000	9.9%
Cameron M. Bready	$569,000	$569,000	—

        In May 2014, the Compensation Committee approved an increase to the base salaries of Ms. Blair and Messrs. Jipping and Oginsky and the Board of Directors approved an increase, based on the recommendation of the Compensation Committee, to the base salary of Mr. Welch. The salary increases were provided to remain competitive and aligned with our peer group and reward the NEOs for their individual performance. For 2014, Ms. Blair and Messrs. Jipping, Oginsky and Welch's base salaries, on average, were aligned with the 50th percentile of the base salaries of our peer group.

        In addition to the above changes in base salaries, the Committee also approved lump sum cash payments in the amount of $20,000 each to Ms. Blair, Mr. Jipping and Mr. Oginsky. The use of the lump sum payments as a portion of the annual compensation adjustments of these NEOs was done to recognize their individual contributions to the Company's success while keeping their fixed compensation aligned with the peer group.

        The salary adjustment for Mr. Oginsky also reflects his promotion from Senior Vice President to Executive Vice President of the Company. As Senior Vice President and General Counsel, Mr. Oginsky had served as a key member of the management team, and previous benchmarking analyses showed his base salary approximated the 50th percentile of the peer group. The Compensation Committee considered the peer group comparison, as well as Mr. Oginsky's contributions to the Company's success and his pay in comparison to that of the other senior executives in granting him a 9.9% salary increase in connection with his promotion to Executive Vice President.

        In March 2014, while serving as Vice President, Finance and Treasurer, Mr. Hayes received an increase in his base salary from $240,000 to $260,500. In June 2014, the Compensation Committee approved an increase to Mr. Hayes' base salary from $260,500 to $325,000, in connection with his appointment to Vice President, Treasurer and Interim Chief Financial Officer. On February 3, 2015, the Compensation Committee approved an immediate increase to Mr. Hayes' base salary from $325,000 to $400,000. In approving the second increase, the Compensation Committee considered both the benchmarking data it had obtained in early 2015 and the importance of his position relative to other NEOs. Mr. Hayes' base salary remains considerably below our peer group median.

  Bonus Compensation

        Annual bonus awards based on corporate performance goals, as well as occasional cash bonuses made on a discretionary basis upon completion of significant projects or milestones, are used to provide incentives for and to reward contributions to our growth and success. Annual corporate performance bonuses for 2014 are listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this proxy statement, discretionary bonuses for 2014 are listed in the Bonus column of the Summary Compensation Table, and each are described below. Some of the NEOs also participate in the Executive Group Special Bonus Plan, described below. Amounts paid under this plan are reflected in the Bonus column of the Summary Compensation Table.

        Annual Corporate Performance Bonus.    Early each year, the Compensation Committee approves our annual corporate performance bonus plan goals and targets, which are based on key Company objectives relating to operational excellence and superior financial performance. The same corporate performance goals and targets are used in determining annual bonus compensation for all of our employees. The corporate performance goals and targets, accordingly, are designed to align the interests of customers, shareholders, management and all employees, and encourage teamwork and coordination among all of our executives and employees with a common focus on the growth and success of the Company. Target levels for the corporate performance goals are determined based on long-term strategic plans, historical performance, expectations for future growth and desired improvement over time.

        The annual bonus plan performance goals are individually weighted. Weights are assigned to each goal based on areas of focus during the year and difficulty in achieving target performance. Weights are also assigned so that there is a balance between operational and financial goals. Each goal operates independently, and, for most goals, there is not a range of acceptable performance; if a goal is not achieved, there is no payout for that goal. We do not pay for achieving below-target performance on any goal, but we will pay for achievement of target performance on those goals that are achieved even though other goals may not be achieved. The bonus goal targets are established to motivate employees toward operational excellence and superior financial performance and are designed to be challenging to meet, while remaining achievable.

        The annual bonus plan for executives was restructured for 2014 to place added emphasis on the Company's financial performance. The maximum potential bonus opportunity for participating executives remains unchanged as a percent of base salary. Financial measures drive 60% of the target bonus, while operational performance measures drive the remaining 40% of the target bonus. This reflects the inherent importance of driving operational performance, reliability and needed investment in our transmission system for the benefit of our customers.

        The annual bonus plan consists of three primary measurement categories: Financial, Safety & Compliance, and System Performance.

2014 Annual Bonus

Measurement Categories and Mix

        Corporate performance goal criteria approved by the Compensation Committee for 2014, the rationale for the target (in some cases in relation to the prior year target) and actual bonus results, were as follows:

        Financial goals represent 60% of the total annual bonus target and include specific measures for Non-Field Operation and Maintenance Expense, EBIT plus AFUDC and TSR, with a maximum potential payout opportunity of 120% of the target bonus amount:

Category	Goal	Rationale for Goal	Rationale for Target	Potential Payout	2014 Results	Actual Payout
Financial 60% Weight / 120% Maximum Potential Payout	Non-field Operation and Maintenance Expense	Controlling general and administrative expenses is an important part of controlling rates charged to transmission customers.	Target is consistent with the approach used in 2013 and reflects the 2014 Board-approved budget. Non-Field O&M and G&A expense at or under budget of $145 million.	10%	$141.9 million	10%
	EBIT plus AFUDC(1)	Represents the Company's financial performance as it accurately measures the economic benefits of our investments and capital in any given year.	Target is consistent with the approach used in 2013 and reflects the 2014 Board-approved budget. EBIT plus AFUDC at or above $690 million to achieve 10%; EBIT plus AFUDC at or above $655 million to achieve 5%.	5%-10%	$693.3 million(1)	10%
	Total Shareholder Return (TSR)(2)	Represents the Company's TSR relative to the TSR of each of the companies that comprise the Dow Jones Utilities (DJU) Average Index.	Target is based on percentile rank relative to companies in the DJU Average Index. See chart below.	20%-100%	Achieved 31.2% TSR or 56th percentile	20%
Total				120%		40%

        Safety & Compliance goals represent 10% of the total annual bonus target and include specific measures for Lost Time, Recordable Incidents and Infrastructure Protection, with a maximum potential payout opportunity of 20% of the target bonus amount:

Category	Goal	Rationale for Goal	Rationale for Target	Potential Payout	2014 Results	Actual Payout
Safety & Compliance 10% Weight / 20% Maximum Potential Payout	Safety as measured by lost time	Maintaining the safety of our employees and contractors is a core value and is at the foundation of our success.	Target number of incidents remained the same as prior years and is based on industry top decile performance, which reflects an aggressive view and philosophy on the importance of safety. 1 or fewer lost work day cases to achieve 5% 2 or fewer lost work day cases to achieve 2.5%	2.5%-5%	1	5%
	Safety as measured by recordable incidents	Maintaining the safety of our employees and contractors is a core value and is at the foundation of our success.	Target number of incidents remained the same as prior year and is based on industry top decile performance, which reflects an aggressive view and philosophy on the importance of safety. 7 or fewer recordable incidents	5%	1	5%
	Infrastructure Protection	Maintaining cyber and physical security is critical to ensuring system reliability and ongoing operations.	New goal focuses on implementing updated cyber-security and physical security plans. Emphasizes securing our information systems and our most important assets. Implementation of the 2014 portion of the Cyber Security and CIP (critical infrastructure protection) Plan and the Physical Security Plan, as presented to and approved by the Board of Directors, each plan worth 5%.	10%	Completed	10%
Total				20%		20%

        System Performance goals represent 30% of the total annual bonus target and include specific measures for System Outages, Maintenance Plans and System Development, with a maximum potential payout opportunity of 60% of the target bonus amount:

Category	Goal	Rationale for Goal	Rationale for Target	Potential Payout	2014 Results	Actual Payout
System Performance 30% Weight / 60% Maximum Potential Payout	Outage frequency	Reducing and limiting system outages are critical to ensuring system reliability.	Target unchanged from prior year. Number of Forced, Sustained Line Outages, excluding the "External" cause classification, for: ITCTransmission (18 or fewer, representing top decile performance) METC (38 or fewer, representing top decile performance) ITC Midwest (73 or fewer, representing second quartile performance, no more than 37 of which can cause end-use customer sustained outages. At least 63% of caused, unplanned, sustained outages, 34.5 kV and above, that impact end-use customers are restored at point of interconnection within 90 minutes); Each target worth 5%.	20%	ITCTransmission — 16 METC — 27 ITC Midwest — 79 / 42 ITC Midwest — 74.3%	15%
	Field Operation and Maintenance Plan	Performing necessary preventive maintenance is critical to ensuring system reliability.	Target is reflective of goal to complete the normal maintenance schedule of high priority maintenance activities. Complete high priority 2015 Field O&M Initiatives for: ITCTransmission (15) METC (13) ITC Midwest (10) Each subsidiary target worth 5%.	15%	All high priority initiatives completed	15%

Category	Goal	Rationale for Goal	Rationale for Target	Potential Payout	2014 Results	Actual Payout
System Performance 30% Weight / 60% Maximum Potential Payout	Capital Project Plan	Performing necessary system upgrades is critical to ensuring system reliability, providing a robust transmission grid and delivering financial performance.	Target continues to tie to external guidance on the current year capital project plan. The maximum payout represents the midpoint of our 2014 capital investment guidance range, with a threshold level also established.	15-25%	Midpoint of guidance achieved	25%
Total				60%		55%
Total Bonus Payout				200%		115%

(1)
We define EBIT as net income plus income taxes and interest expense; and excluding certain other items not related to operating performance, such as loss on extinguishment of debt. Allowance for Funds Used During Construction, or AFUDC, is recorded as an item of other income. The allowance represents a return on debt and equity at our regulated operating subsidiaries used for construction purposes in accordance with FERC regulations. The rate applied to the construction work in progress balance is based on the weighted average cost of capital at our regulated operating subsidiaries. On January 22, 2015, the Compensation Committee adjusted the targeted EBIT plus AFUDC performance measure to take into account management's achievement of lower than budgeted debt financing costs at the Company's regulated operating subsidiaries for debt financings executed during 2014, which will result in lower transmission rates for customers. As this better than expected performance produced a lower bonus result, the Compensation Committee determined to correct the anomalous result by adjusting the target. The adjustment of $8.7 million was based on the lower than expected interest expense for actual 2014 results versus interest expense levels assumed for the target and resulted in the Company's NEOs achieving 115% of their targeted bonus amounts rather than 110% without such adjustment. The adjustment may cause the associated portion of the bonus to not be tax deductible, but the Company does not believe the foregone deduction will have a material adverse effect on the Company.

(2)
Total Shareholder Return will be compared to the Dow Jones Utility Average Index companies. Total Shareholder Return must be positive for the year and must exceed the 50th percentile of the Dow Jones Utility Average Companies before there will be any payout for meeting this goal, as illustrated below:

Total Shareholder Return relative to each of the Dow Jones Utility Average Companies	Payout % of Salary
1st to 50th percentile	0%
51st to 60th percentile	20%
61st to 70th percentile	40%
71st to 80th percentile	60%
81st to 90th percentile	80%
91st to 100th percentile	100%

          We compute Total Shareholder Return as follows:

          A:    Calculated the average of the closing prices from December 17, 2013 to January 15, 2014

          B:    Calculated the average of the closing prices from December 17, 2014 to January 15, 2015

          C:    Calculated total dividend paid per share in 2014

          Total Return to Shareholders: (B–A+C)/A

        Bonuses are based on target bonus amounts, which for each employee is a percentage of his or her base salary. The Compensation Committee considers each individual's job responsibilities and the results of its benchmarking analysis when determining target bonus levels for executive officers, including the NEOs. For 2014, target bonus levels are unchanged from the prior year with the exception of Mr. Hayes' bonus amount which was increased from 60% to 100% in connection with his appointment to Senior Vice

President, Chief Financial Officer and Treasurer on August 13, 2014. Target bonus amounts for 2014 were as follows:

NEO	% of Base Salary
Joseph L. Welch	125%
Linda H. Blair	100%
Rejji P. Hayes	100%
Jon E. Jipping	100%
Daniel J. Oginsky	100%
Cameron M. Bready	100%

        The benchmarking study showed that Mr. Welch's target bonus opportunity is above the 75th percentile compared to CEOs in our peer group. In establishing the annual bonus target at 125% of salary and determining that varying from its median target was appropriate, the Compensation Committee considered this information along with Mr. Welch's significant experience as the Company's founder, Chairman and CEO, his leading role in the industry and his pivotal role in the growth of the Company. The target bonus percentages for the other NEOs were also above the 75th percentile of the peer group, with total cash compensation purposefully more weighted towards performance-based compensation than that of our peer group.

        Company performance on the incentive plan goals resulted in a bonus calculation for 2014 for executives, including NEOs, according to the following formula:

        Base Salary × Target Bonus (% of base salary) × Achievement of Corporate Goals (115%) = Annual Bonus Amount

        For 2015, the Compensation Committee approved corporate performance goals for the annual bonus award similar to the 2014 criteria, except that the EBIT plus AFUDC goal has been replaced with a goal based on adjusted net income, as the Compensation Committee and management believe an EBIT plus AFUDC goal would have inadvertently created a misaligned incentive to increase debt returns and tax rates that could result in higher customer rates and produce an anomalous result, as it did in 2014. In addition, the 30-day period during which total shareholder return is to be calculated will move 15 days earlier so that it ends on December 31, which we believe better represents current market practice.

        Discretionary Bonuses.    In February, May and August 2014, the Compensation Committee approved discretionary cash bonuses for all employees hired prior to December 13, 2011 in conjunction with the successful completion of the Hugo-Valliant transmission project and the KETA Phase I and KETA Phase II transmission projects. The Compensation Committee approved the total discretionary bonus amounts recommended by management, noting that these totals, in each case, represented a small fraction of the addition to rate base that resulted from completion of the associated project, and that increasing our rate base is critical to our revenue growth and improving results of operations. The total bonus award amount to be paid to employees was divided among eligible employees on a pro rata basis equal to the percentage of the total annual incentive award payout that would be received by each employee in connection with the 2014 annual corporate performance bonus awards. The KETA Phase II transmission project bonus was paid in February 2014, the Hugo-Valliant transmission project bonus was paid in June 2014 and the KETA Phase I transmission project bonus was paid in August 2014. Also in 2014, while serving in his prior position as our Vice President Finance and Treasurer, Mr. Hayes received a discretionary bonus in recognition of the integral role he played in the Company's pursuit of the transmission business of Entergy Corporation.

        Special Bonus Plan.    Under the ITC Holdings Corp. Executive Group Special Bonus Plan, or the Special Bonus Plan, the Compensation Committee is authorized to approve the crediting of special bonus amounts to plan participants and generally gives consideration to dividends paid, or expected to be paid, on our common stock. We adopted the Special Bonus Plan in June 2005 as a vehicle that could be used to compensate plan participants for the lost value of equity investments and grants that occurred prior to the Company's initial public offering, or IPO, in July 2005. Since inception, bonuses under the Special Bonus Plan have been credited to plan participants once each quarter. The amounts of the awards were equal to the approved per share quarterly dividend amount, multiplied by the number of our common shares underlying the options held by the participant granted prior to the IPO and are immediately vested and paid. These options and the associated Special Bonus Plan are scheduled to expire no later than July 25, 2015. The amounts paid under the Special Bonus Plan in 2014 are set forth in the "Bonus" column of the Summary Compensation Table. The only participants in this plan are executives who were granted options during the period prior to the IPO and special bonus amounts have been paid only with respect to options granted before the IPO. The Compensation Committee considers these amounts to be tied to the investments made and risks faced by our executive officers prior to the IPO.

        Retention Compensation Agreement.    Pursuant to a retention compensation arrangement for Mr. Welch entered into in 2012, he is entitled to be paid cash payments of $1,500,000 on each of June 30, 2014 and June 30, 2016, if he satisfies continued employment and satisfactory performance conditions as the Company's Chief Executive Officer as of such dates. The payments under the agreement will not be included in the calculation of benefits payable to Mr. Welch pursuant to the MSBP. On May 20, 2014, the Compensation Committee determined that Mr. Welch met the "satisfactory performance" standard for purposes of the June 30, 2014 payment.

  Long-Term Equity Incentives

        The Compensation Committee believes that the purpose of the equity component of compensation is to encourage ownership among our employees and non-employee directors to align their interests with the interests of our shareholders and creating shareholder value. To that end, the Compensation Committee provides and maintains a long-term incentive program under the Second Amended and Restated ITC Holdings Corp. 2006 Long Term Incentive Plan, or 2006 LTIP. The 2006 LTIP is designed to enhance our ability to attract, motivate and retain qualified leaders and employees, and encourage strong performance. It also is designed to motivate future growth through individual performance and, in turn, strong Company performance. The amounts and terms of grants made under the 2006 LTIP are described in the narrative following the Grants of Plan-Based Awards Table in this proxy statement. Awards to the Chief Executive Officer are also presented to the Board of Directors by the Compensation Committee and are ratified by the Board of Directors.

        In November 2013, the Compensation Committee amended our form of equity award agreements to adopt a double trigger standard for vesting of equity awards upon a change in control, effective for grants made in 2014. These revised agreements include a change in control provision so that accelerated vesting requires both a change in control and qualified termination of employment and apply to all equity awards issued to our NEOs in 2014.

        In May 2014, The Compensation Committee approved grants of restricted stock and stock options to employees, including the NEOs, under the 2006 LTIP based on our CEO's recommendation, which was derived from peer group data provided by its compensation consultant and was also based on the performance of the Company and the executive. The awards were meant to reward, motivate and encourage performance, as well as act as a retention mechanism. As in past years, total value for the award for each grantee was determined based on a percentage of salary. For the NEOs, as of May 2014 when 2014 awards were made, the awards were targeted to be:

NEO	Grant Value Percent of Salary	Percent of Award in Options	Percent of Award in Restricted Stock
Mr. Welch	260%	30%	70%
Mr. Hayes	65%	70%	30%
Ms. Blair	175%	70%	30%
Mr. Jipping	175%	70%	30%
Mr. Oginsky	175%	70%	30%
Mr. Bready	—	—	—

        Total award values were determined as a percentage of their base salary and weighted between grants of restricted stock and options to continue our focus on rewarding and motivating performance and to further align their interests with those of shareholders. In May 2014, the Committee increased Mr. Oginsky's targeted equity award from 150% to 175% of annual base compensation to align Mr. Oginsky's target with that of the other NEOs. The long term incentive percentages for Ms. Blair and Messrs. Jipping and Welch in 2014 were the same as in 2013. The target long-term incentive award opportunity for Mr. Welch is at the 50th percentile of our peer group, while the target opportunity for our other NEOs averages between the 50th and 75th percentile compared to our peer group; however, this element of target compensation is very volatile and can produce significant variances in year-over-year levels. In determining the size of grants under the long term incentive program and the split between options and restricted stock, the Compensation Committee considered the recommendation of the CEO in light of comparisons to peer company long-term incentive plan grants, expense to the Company and dilution of shareholder value, as well as amounts that it believes will motivate performance to achieve continued growth in shareholder value. In determining the award mix between options and restricted stock, due to Mr. Welch's historical heavy weighting in stock options from the start up and the IPO of the Company, the Committee decided to assign a higher weighting of restricted stock to Mr. Welch to reflect a more appropriate balance of risk and reward in terms of his long-term equity incentives.

        On August 13, 2014, the Compensation Committee approved an increase to Mr. Hayes' target equity award from 65% to 150% of annual base compensation, in connection with his appointment to Senior Vice President, Chief Financial Officer and Treasurer. On February 3, 2015, the Compensation Committee approved an additional increase to Mr. Hayes' target equity award to 175%. In establishing this increase, the Compensation Committee considered both the benchmarking data it had obtained and the importance of his position relative to other NEOs.

        In November 2014, the Compensation Committee approved a redesign of our long term incentive program and the introduction of performance shares that will be implemented in 2015. The new award mix for 2015 will be 50% performance shares, 30% stock options and 20% restricted stock. The performance shares will be contingent on meeting certain financial metrics. For 2015 performance share grants, these metrics will be a three-year relative TSR goal (50%) and a three-year Diluted EPS Growth goal (50%). These metrics were chosen based on a detailed review of the metrics commonly used in peer company long-term incentive plans and also typical in the broader market. Relative TSR is an external measure that calculates the relative market return, including dividend yield, compared to the Dow Jones Utilities Index. The Diluted EPS Growth goal is an internal profitability growth measure that will calculate diluted earnings per share growth. Each goal is measured over a three year period starting in 2015 and ending in 2017, with no intermediate goals. We believe these metrics enhance management-shareholder alignment and strengthens our pay-for-performance philosophy by providing direct focus on key financial metrics and establishing a balance between external and internal performance drivers. Payout related to the performance-based portion of the grant may range from 0% to 200% according to the following scales:

Performance Shares

Total Shareholder Return (TSR)		Diluted EPS Growth
Achieve 30th %ile	Pays 50% of target	Achieve 10.0%	Pays 50% of target
Achieve 50th %ile	Pays 100%	Achieve 11.0%	Pays 100%
Achieve 70th %ile	Pays 150%	Achieve 12.0%	Pays 150%
Achieve 90th %ile	Pays 200%	Achieve 13.0%	Pays 200%
Both scales prorated between levels based on performance TSR must be positive to earn greater than 100%		Based on the five-year plan released April 2014 Reflects compound annual growth

Diluted EPS Growth goal is consistent with our five-year plan released on April 15, 2014, which is publicly available on our investor webpage. This five-year plan assumes approximately $4.5 billion of capital investments and 11% to 13% operating EPS growth, on a compound annual basis, for the period from 2014 through 2018. In addition, the plan assumes that approximately $3.4 billion of the total capital investments over the plan period is associated with our base operating companies and regional infrastructure, resulting in approximately 10% operating EPS growth on a compound annual growth basis. Diluted EPS will be derived from our reported diluted earnings per share, adjusted for certain items, and is expected to be comparable to Operating Diluted Earnings Per Share as disclosed in our earnings releases. Outstanding unvested performance shares will be eligible to receive dividend equivalents. Dividend equivalents will accrue on such unvested performance shares and will be subject to the same performance goals and restrictions as the performance shares.

        In aggregate, the total direct compensation value (salary, annual target bonus and long-term incentive opportunities) of each of our NEOs is between the 50th and the 75th percentile of the peer group. The peer group median for total direct compensation decreased in 2014 compared to 2013. The Compensation Committee continues to monitor and balance competitive practice, alignment with shareholders' interests and cost considerations when making long-term incentive awards. Our NEOs' total direct compensation is more heavily weighted towards at-risk incentive compensation than others in our peer group.

Other Components of Our Executive Compensation Programs

        Pension Benefits.    As is common in our industry and as established pursuant to our initial formation requirements included in the acquisition agreement with DTE Energy for ITCTransmission, we maintain a tax-qualified defined benefit retirement plan for eligible employees, comprised of a traditional pension component and a cash balance component. All employees, including the NEOs, participate in either the traditional component or the cash balance component. We have also established two supplemental nonqualified, noncontributory retirement benefit plans for selected management employees: the Management Supplemental Benefit Plan, or MSBP, in which only Mr. Welch participates and the Executive Supplemental Retirement Plan, or ESRP, in which all other NEOs participate. These plans provide for benefits that supplement those provided by our qualified defined benefit retirement plan. Benefits payable to the NEOs pursuant to the retirement plans are set by the terms of that plan. The Compensation Committee exercises no regular discretionary authority in the determination of benefits. The retirement plans may be modified, amended or terminated at any time, although no such action may reduce a NEO's earned benefits and, with regard to the MSBP, changes must generally be agreed to by Mr. Welch. Mr. Welch's assumed retirement age is 68. See Pension Benefits in this proxy statement for information regarding participation by the NEOs in our retirement plans as well as a description of the terms of the plans.

        For Mr. Welch, the Change in Pension Value & Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table includes amounts associated with the MSBP. Mr. Welch retired under DTE Energy's Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish the MSBP such that his retirement benefits would be calculated to include service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. The MSBP is described in detail in the Pension Benefits — Management Supplemental Benefit Plan section of this proxy statement following the Pension Benefits Table. The calculation of Mr. Welch's benefit under the MSBP is affected by including awards to him under the Special Bonus Plan prior to May 17, 2006. Special Bonus Plan amounts paid after May 17, 2006 and amounts paid under Mr. Welch's retention compensation agreement are excluded. The calculation also is affected by including awards to Mr. Welch under our former Dividend Equivalents Rights Plan, or DERP. The DERP was established in 2003 to preserve the value of options that previously were granted to executives and key employees upon a return of capital to shareholders that we issued that year. Under the DERP, upon affecting a return of capital to shareholders, a cash amount (equal to the per share return of capital multiplied by the number of options held by each executive and key employee) was credited to a bookkeeping account maintained for each DERP participant. Those amounts previously held in bookkeeping accounts under the DERP were paid out to each DERP participant in 2005 upon the plan's termination.

        Benefits and Perquisites.    The NEOs participate in a variety of benefit programs, which are designed to enable us to attract and retain our workforce in a competitive marketplace. These programs include our Savings and Investment Plan, which consists of an employee deferral contribution component and an employer safe-harbor matching contribution component.

        Our NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to minimize distractions from the NEOs' attention to important Company initiatives, to facilitate their access to work functions and personnel, and to encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, and personal liability insurance. Additionally, we own aircraft to facilitate the business travel schedules of our executives and other employees, particularly to locations that do not provide efficient commercial flight schedules. Mr. Welch and guests traveling with him are permitted to travel for personal business on our aircraft, with an annual maximum of 125 flight hours for such personal travel.

        In 2013, in view of market trends in executive compensation, the Compensation Committee eliminated the reimbursement (tax gross-up) for income taxes related to the value of the perquisites, effective January 1, 2014, for all executives except for the CEO. Although the Mr. Welch retains this benefit, it will not continue for the CEO position beyond Mr. Welch's tenure with the Company. Our employment agreements also provide for limited tax gross-ups following termination in some circumstances. In November 2014, the Compensation Committee approved a home security maintenance perquisite for the CEO. This provides for the maintenance, replacement and monitoring on certain equipment at the CEO's residence with an annual limit of $20,000 (no tax gross-up). The Committee continues to monitor and review the Company's perquisite program. These perquisites are further discussed in footnote 5 to the Summary Compensation Table in this proxy statement.

        Potential Severance Compensation.    Pursuant to their employment agreements, each NEO is entitled to certain benefits and payments upon a termination of his or her employment. Benefits and payments to be provided vary based on the circumstances of the termination. These agreements were last amended and restated in late 2012 and early 2013 to provide additional benefits to the NEOs in the event of a termination in connection with a change in control. Mr. Hayes entered into an executive level employment agreement in October 2014 following his appointment as our chief financial officer. The agreements were also modified to conform to the requirements of Section 409A of the Internal Revenue Code and to update certain provisions to better conform to current practices, based on the advice of the Compensation Committee's advisors. We believe it is important to provide these protections in order to ensure our NEOs will remain engaged and committed to us during an acquisition of the Company or other transition in management. See "Employment Agreements and Potential Payments Upon Termination or Change in Control" in this proxy statement for further detail on these employment agreements, including a discussion of the compensation to be provided upon termination or a change in control and the changes made to the prior agreements.

        In addition to severance benefits identified in their employment agreements, NEOs are eligible to receive certain payments or benefits due to a termination of employment or change in control of the Company, which would be related to grants made under the 2003 Stock Purchase and Option Plan (referred to as the 2003 Plan), the 2006 LTIP, or our benefits plans. The NEOs' eligibility for such payments or benefits is identified in the descriptions of those plans in this proxy statement. Because these agreements are provided to satisfy different objectives than our regular compensation program, and because they are by definition contingent in nature, decisions made regarding these programs do not affect our regular compensation program.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, restricts the deductibility of executive compensation paid to a company's chief executive officer and certain other most highly compensated executive officers to not more than $1,000,000 in annual compensation (including the value of restricted stock as they vest and the gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). In general, our stock options and cash incentive compensation arrangements are designed to cause compensation realized in connection with the plans to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility, to the extent permissible.

        Other components of our compensation program result in payments that are subject to the restriction on deductibility, but we do not believe the effect of the restriction on us is currently material or that further action to qualify compensation for deductibility is necessary at this time. We believe it is appropriate to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that is consistent with the best interests of us and our shareholders, and we reserve the authority to approve non-deductible compensation in appropriate circumstances. We continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

Stock Ownership Guidelines

        In furtherance of our objective to align the interests of management with shareholders, the Compensation Committee has adopted stock ownership guidelines applicable to officers. Under these guidelines, officers, including NEOs, must achieve and maintain the applicable level of stock ownership of the Company by the fifth anniversary of when the guidelines first become applicable to the individual. The current levels are as follows:

Position	Ownership Level
Chief Executive Officer	5x Annual Salary
Executive and Senior Vice Presidents	3x Annual Salary
Vice Presidents	2x Annual Salary

The Compensation Committee determined the ownership levels in reliance on comparisons to peer company stock ownership guideline policies. Shares issuable upon exercise of vested in-the-money stock options, shares (including shares of restricted stock) owned directly, shares owned through various employee benefit plans and shares previously owned by executives but placed in trust for family members count towards the ownership threshold. Failure to maintain minimum stock ownership under these guidelines, at the discretion of the Compensation Committee, may result in: (1) payment of annual bonus in Company stock, with a mandatory holding period for such stock; and/or (2) reduction in or exclusion from future awards under the Company's bonus plans. If an officer is below their ownership level and not making active progress toward the ownership level, 50% of any bonus payment awarded to the officer will be paid in the form of Company stock until the officer's stock ownership level is achieved. The Compensation Committee and management of the Company will consider stock ownership when considering persons for promotion to any executive position or in connection with other succession decisions. The Compensation Committee may modify, amend, waive, suspend or rescind any aspect of the guidelines at any time. Each of the NEOs is in compliance with the policy.

Recoupment Policy

        In November 2013, the Board of Directors adopted a Recoupment Policy, effective January 1, 2014, that applies to the Company's executive officers. The Recoupment Policy provides that in the event of any restatement of financial results, the officer will be required to reimburse the Company for an amount equal to the sum of:

  •
  Any bonus or other incentive-based or equity-based compensation received, earned or recognized by the officer from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement in excess of the amount that would have been received, earned or recognized if the restated financial results had been released instead; and

  •
  Any profits realized by the officer from the sale of securities of the Company during that 12-month period.

        The Board of Directors or the Compensation Committee will determine, in its reasonable discretion, based on the circumstances, the amount, form and timing of recovery. The Recoupment Policy applies to the equity based grants made after the effective date of the policy and to incentive cash compensation awards made for fiscal years beginning with 2014.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and, based on the review and discussions with management, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

DAVID R. LOPEZ	WILLIAM J. MUSELER	HAZEL R. O'LEARY	THOMAS G. STEPHENS

Summary Compensation

        The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries to or on behalf of the NEOs for services rendered by them during each of the last three calendar years, as required by SEC rules and regulations. The material terms of plans and agreements pursuant to which certain items set forth below were paid are discussed elsewhere in Compensation of Executive Officers and Directors.

Summary Compensation Table

Name (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(2) (d)	Stock Awards ($)(3) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value & Non- qualified Deferred Compensation Earnings ($)(5) (h)	All Other Compensation ($)(6) (i)	SEC Total ($) (j)	SEC Total Without Change in Pension Value ($)(7)
Joseph L. Welch,	2014	$1,012,182	$2,314,262	$1,862,578	$775,648	$1,471,138	$8,544,075	$375,715	$16,355,598	$7,811,523
President, CEO & Director	2013	$977,686	$723,308	$1,790,870	$793,071	$1,672,800	$2,411,520	$538,739	$8,907,994	$6,496,474
	2012	$932,260	$1,588,267	$1,722,440	$804,271	$1,656,200	$1,636,484	$458,274	$8,798,195	$7,161,711
Rejji P. Hayes,	2014	$289,092	$30,000	$50,798	$115,175	$373,750	$82,560	$34,370	$975,745	$893,185
SVP, CFO & Treasurer(8)
Linda H. Blair,	2014	$627,515	$131,234	$322,342	$730,851	$706,100	$310,407	$38,588	$2,867,037	$2,556,630
EVP, and CBO(9)	2013	$570,808	$183,411	$310,305	$748,084	$803,760	$161,682	$57,382	$2,835,432	$2,673,750
	2012	$500,692	$184,533	$275,115	$699,366	$733,600	$191,834	$67,916	$2,653,056	$2,461,222
Jon E. Jipping,	2014	$516,623	$137,603	$263,358	$597,533	$577,300	$455,009	$36,279	$2,583,705	$2,128,696
EVP & COO	2013	$479,700	$124,294	$253,590	$611,390	$656,880	$135,032	$54,320	$2,315,206	$2,180,174
	2012	$464,000	$94,061	$243,627	$619,290	$649,600	$320,854	$62,252	$2,453,684	$2,132,830
Daniel J. Oginsky,	2014	$430,012	$86,697	$222,070	$503,498	$486,450	$234,481	$25,970	$1,989,178	$1,754,697
EVP and General Counsel(9)	2013	$365,808	$87,268	$173,222	$417,705	$523,600	$109,353	$31,647	$1,708,603	$1,599,250
	2012	$315,289	$60,866	$146,261	$371,803	$455,000	$136,909	$47,770	$1,533,898	$1,396,989
Cameron M. Bready,	2014	$269,181	$26,681	—	—	—	$102,373	$27,510	$425,745	$323,372
Former EVP & CFO(10)	2013	$549,377	$93,716	$298,698	$720,246	$773,840	$141,513	$60,088	$2,637,478	$2,495,965
	2012	$488,462	$59,659	$264,572	$672,679	$705,600	$133,768	$68,957	$2,393,697	$2,259,929

(1)
The compensation amounts reported in this column include the $20,000 lump sum cash payments made to Ms. Blair, Mr. Jipping and Mr. Oginsky in 2014.

(2)
The compensation amounts reported in this column include, among others, special bonus awards under the Special Bonus Plan. Such bonuses are awarded at the sole discretion of the Compensation Committee. Special bonuses awarded by the Compensation Committee to date under the Special Bonus Plan have been equal to per share dividend amounts paid by the Company multiplied by the number of options granted in 2003 and 2005 that continue to be held by plan participants and all such bonuses are now vested. In 2014, Mr. Welch received a cash bonus paid pursuant to his Retention Compensation Agreement. In each year, the NEOs, except for Mr. Hayes, received certain discretionary bonuses in recognition of the successful completion of various transmission development projects. In 2014, while Mr. Hayes served in his prior position as our Vice President Finance and Treasurer, he received a discretionary bonus in recognition of the integral role he played in the Company's pursuit of the transmission business of Entergy Corporation. The discretionary bonuses are set forth in the following table under Other Bonuses.

Name	Year	Special Bonus ($)	Retention Bonus ($)	Other Bonuses ($)	Total Bonus ($)
Joseph L. Welch	2014	$588,654	$1,500,000	$225,608	$2,314,262
	2013	$516,279	—	$207,029	$723,308
	2012	$1,348,233	—	$240,034	$1,588,267
Rejji P. Hayes	2014	—	—	$30,000	$30,000
Linda H. Blair	2014	$22,919	—	$108,315	$131,234
	2013	$86,047	—	$97,364	$183,411
	2012	$122,506	—	$62,027	$184,533
Jon E. Jipping	2014	$49,055	—	$88,548	$137,603
	2013	$43,024	—	$81,271	$124,295
	2012	$39,137	—	$54,925	$94,062
Daniel J. Oginsky	2014	$13,115	—	$73,582	$86,697
	2013	$24,619	—	$62,649	$87,268
	2012	$22,395	—	$38,471	$60,866
Cameron M. Bready	2014	—	—	$26,681	$26,681
	2013	—	—	$93,716	$93,716
	2012	—	—	$59,659	$59,659
(3)
The amounts reported in these columns represent the fair value of stock option and restricted stock awards granted to the NEOs under the 2006 LTIP, excluding any forfeiture reserves recorded for these awards. Restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the share price on that date. The grant date present value of the stock options was determined in accordance with FASB ASC Topic 718 using a Black-Scholes option pricing model and the following assumptions:

Year	Remaining Future Life of Option	Expected Volatility	Risk Free Interest Rate	Expected Life (Years)	Expected Dividend Yield	Share Price at Grant Date
2014	9.3	27.2%	1.80%	6	1.55%	$36.73
2013	8.3	29.3%	1.09%	6	1.72%	$29.31
2012	7.3	29.8%	0.99%	6	1.99%	$23.58
(4)
The amounts reported in this column include cash awards tied to the achievement of annual Company performance goals under our bonus plan in effect for each of 2014, 2013 and 2012. Each year, the Compensation Committee sets the targets for bonuses as well as the appropriate financial and operational metrics. For information regarding the corporate goals for 2014, see "Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation".

(5)
All amounts reported in this column pertain to the tax-qualified defined benefit pension plan and two supplemental nonqualified, noncontributory retirement plans maintained by the Company. None of the income on nonqualified deferred compensation was above-market or preferential. Variations in the amounts from year to year reflect an additional year of service and pay changes used in the accrued benefit, as well as changes in assumptions on which the benefits are calculated, for which the formula has not been revised. The discount rate used for the present value of accumulated benefits was 4.00% in 2012, 4.95% in 2013 and 4.05% in 2014 causing the amounts to fluctuate down from 2012 to 2013 and then back up in 2014. In addition, the post-commencement mortality table change reflected in 2014 caused an increase in present value. Mr. Welch's change in pension value increased most significantly due to the year over year change in his MSBP benefit. The value of MSBP benefit increased due to an additional year of service and higher average final compensation, along with one less year of discounting as he approaches the assumed retirement age.

(6)
All Other Compensation includes amounts for auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, personal liability insurance, home security system, personal use of company aircraft and for other benefits such as Company contributions on behalf of the NEOs pursuant to the matching and executive defined contribution plan components of the Savings and Investment Plan, as well as any reimbursements for income taxes related to the inclusion of the value of the payment by the Company of these perquisites. For 2013 and 2014, a non-elective discretionary employer contribution was not made under the executive defined contribution plan component of the Savings and Investment Plan. Perquisites have been valued for purposes of these tables on the basis of the aggregate incremental cost to the Company. The incremental cost of the personal use of the Company aircraft was determined based upon the Company's expenses incurred in connection with the actual costs of maintenance, landing, parking, crew and catering and estimated fuel costs relating to Mr. Welch's hours of use of the plane. Fuel expense was determined by calculating the average fuel cost for the month and the average amount of fuel used per hour. These benefits and perquisites for 2014, 2013 and 2012 are itemized in the table below as required by applicable SEC rules.

Name	Year	401(k) Match	Executive Defined Contribution Plan — Employer Contribution	Tax Reimbursements	Personal Use of Company Aircraft	Other Benefits	Total
Joseph L. Welch	2014	$15,600	—	$156,386	$164,476	$39,253	$375,715
	2013	$15,300	—	$101,061	$393,034	$29,344	$538,739
	2012	$15,000	$16,000	$74,909	$330,735	$21,630	$458,274
Rejji P. Hayes	2014	$13,950	—	—	—	$20,420	$34,370
Linda H. Blair	2014	$13,950	—	—	—	$24,638	$38,588
	2013	$13,850	—	$20,327	—	$23,205	$57,382
	2012	$13,500	$16,000	$16,751	—	$21,665	$67,916
Jon E. Jipping	2014	$13,950	—	—	—	$22,329	$36,279
	2013	$13,850	—	$18,802	—	$21,668	$54,320
	2012	$13,500	$16,000	$13,711	—	$19,041	$62,252
Daniel J. Oginsky	2014	$13,950	—	—	—	$12,020	$25,970
	2013	$13,850	—	$8,082	—	$9,715	$31,647
	2012	$13,500	$16,000	$7,650	—	$10,620	$47,770
Cameron M. Bready	2014	$10,984	—	—	—	$16,271	$27,510
	2013	$13,850	—	$21,319	—	$24,919	$60,088
	2012	$13,500	$16,000	$16,294	—	$23,163	$68,957
(7)
To show how year-over-year changes in pension value and non-qualified deferred compensation impact total compensation, as determined under SEC rules, we have included this column to show total compensation without changes in pension value and non-qualified deferred compensation earnings. The amounts reported in this column are calculated by subtracting the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, as described in footnote 5 to this table, from the amount reported in the SEC Total column. The amounts reported in this column differ from, and are not a substitute for, the amounts reported in the SEC Total column.

(8)
Mr. Hayes became Vice President, Treasurer and Interim Chief Financial Officer in June 2014 and Senior Vice President, Chief Financial Officer and Treasurer in August 2014. Under applicable SEC rules, we have excluded Mr. Hayes' compensation for 2012 and 2013 as he was not a named executive in those years.

(9)
In February 2015, Ms. Blair was named Executive Vice President, Chief Business Unit Officer and President ITC Michigan, and Mr. Oginsky was named Executive Vice President, U.S. Regulated Grid Development.

(10)
Mr. Bready left the Company in June 2014.

Grants of Plan-Based Awards

        The following table sets forth information concerning each grant of an award made to a NEO during 2014.

Grants of Plan-Based Awards Table

						All Other Option Awards: Number of Securities Underlying Options (#) (j)
					All Other Stock Awards: Number of Shares of Stock or Units (#) (i)			Grant Date Fair Value of Stock and Option Awards ($)(2) (l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh) (k)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($)(1) (d)	Maximum ($)(1) (e)
Joseph L. Welch	5/20/2014	—	—	—	—	86,956	$36.73	$775,648
	5/20/2014	—	—	—	50,710	—	—	$1,862,578
		—	$1,279,250	$2,558,500	—	—	—	—
Rejji P. Hayes	5/20/2014	—	—	—	—	12,912	$36.73	$115,175
	5/20/2014	—	—	—	1,383	—	—	$50,798
		—	$325,000	$650,000	—	—	—	—
Linda H. Blair	5/20/2014	—	—	—	—	81,934	$36.73	$730,851
	5/20/2014	—	—	—	8,776	—	—	$322,342
		—	$614,000	$1,228,000	—	—	—	—
Jon E. Jipping	5/20/2014	—	—	—	—	66,988	$36.73	$597,533
	5/20/2014	—	—	—	7,175	—	—	$263,538
		—	$502,000	$1,004,000	—	—	—	—
Daniel J. Oginsky	5/20/2014	—	—	—	—	56,446	$36.73	$503,498
	5/20/2014	—	—	—	6,046	—	—	$222,070
		—	$423,000	$846,000	—	—	—	—
Cameron M. Bready		—	—	—	—	—	—	—
		—	—	—	—	—	—	—
		—	—	—	—	—	—	—

(1)
The compensation reported reflects the annual cash awards tied to the achievement of annual Company performance goals under our 2014 bonus plan. The target payout for 2014 was set at 125% of base salary for Mr. Welch and 100% of base salary for the other NEOs. The amount shown in Column (e) represents the potential payout based on maximum achievement of the bonus goals, under which NEOs' annual bonus awards could be increased up to two times the target amount. The actual bonus payments earned were based on an achievement of 115% of bonus targets. Actual dollar amounts paid are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Plan awards were earned in 2014 and paid in February 2015. For more information regarding the corporate goals for 2014, see Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation.

(2)
Grant Date Fair Value consists of stock options and restricted stock awarded under the 2006 LTIP with a grant date of May 20, 2014. See footnote 2 of the Summary Compensation Table for a description of the inputs used to value the stock options under the Black-Scholes option pricing model. The restricted stock awards reflected here are recorded at fair value at the date of grant, which was $36.73 per share for the May 20, 2014 grants.

        The Compensation Committee has established bonus targets as a percentage of the base salary for each NEO in consideration of benchmarking data on total cash compensation, the importance of the NEO's position to the success of the Company, our need to create meaningful incentives to enhance performance and the culture of teamwork that makes our company successful. The Compensation Committee does not have a pre-established targeted allocation of cash compensation.

        The Compensation Committee may grant stock options, restricted stock, restricted stock units and performance based awards in the form of equity or cash under the 2006 LTIP with the terms of each award set forth in a written agreement with the recipient. Equity-based grants made in 2014 to the NEOs under the 2006 LTIP were made pursuant to terms stated in a restricted stock award agreement and an option agreement.

        The restricted stock award agreements provide that, so long as the grantee remains employed by us, the restricted stock fully vests upon the earlier of (i) the third anniversary of the grant date, (ii) the grantee's death or permanent disability, or (iii) the occurrence of a "Change in Control Termination". A "Change in Control Termination" is defined as a termination of Employee's employment (i) by the Company without "Cause" or (ii) if the Employee is a party to a written employment agreement with the Company, by Employee for "Good Reason" (as defined in such agreement), which termination in the case of (i) or (ii) occurs after the execution of an agreement to which the Company is a party pursuant to which a Change in Control will occur or has occurred upon consummation of the transactions contemplated by such agreement but, if a Change in Control has occurred pursuant thereto, not more than two years after such Change in Control, and if a Change in Control has not yet occurred pursuant thereto, while such agreement remains executory. If the grantee's employment is terminated for any reason other than retirement at or after age 65, death, disability or Change in Control Termination prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock, unless otherwise determined by the Compensation Committee. If the grantee attains or has attained age 65 prior to the vesting date while continuing to be employed by the Company, the stock will become vested (i) as of the date the grantee becomes 65, in increments of 33 1/3% of such shares in respect of each one year anniversary (if any) of the date of the agreement that has occurred prior to grantees attaining such age, and (ii) in increments of 33 1/3% of such shares as of each one year anniversary of the date of the agreement that occurs after grantee attains such age until all shares have fully vested (provided that grantee continues to be employed by the Company as of each such anniversary). If employment is terminated for any reason other than death, disability or Change in Control Termination, after the grantee has reached age 65, the remaining unvested shares will be canceled. The restricted stock award agreements also provide that restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

        The option agreements provide that the options become exercisable in three equal annual installments beginning on the one year anniversary of the grant date so long as the grantee remains employed by us. The options become fully exercisable immediately upon (i) the grantee's death or permanent disability or (ii) upon a Change in Control Termination (as defined in the restricted stock award agreement). The Compensation Committee has the right to accelerate vesting or extend the time for exercise. The exercise price of the options is the fair market value per share of our common stock on the grant date. The grantee may pay the exercise price in cash, with previously acquired shares that have been held at least six months or may elect to make payment by means of a net exercise. The stock options will expire 10 years after the grant date and will immediately terminate to the extent not yet exercisable if the grantee's employment with us is terminated for any reason other than retirement at or after age 65, death, disability or Change in Control Termination. If the grantee's employment is terminated other than due to retirement at or after age 65, death, disability or Change in Control Termination on or after the date the options first become exercisable, then the grantee has the right to exercise the option for three months after termination of employment to the extent exercisable on the date of termination. If the grantee retires from the Company at or after age 65, the options will continue to vest on the normal schedule and the grantee has the right to exercise the option at any time during the remaining term to the extent it was exercisable and not previously exercised. If the grantee's employment terminates due to death, disability or Change in Control Termination, the grantee or the grantee's estate has the right to exercise the option at any time during the remaining term to the extent it was exercisable and not previously exercised. The option agreements also provide that options issued to the grantee may not be transferred by the grantee except pursuant to a will or the applicable laws of descent and distribution or transfers to which the Compensation Committee has given prior written consent. Until the issuance of shares of stock pursuant to the exercise of stock options, holders of stock options granted under the option agreements have no rights of holders of our common stock.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information with respect to unexercised options and shares of stock that have not vested as of the end of 2014 held by the NEOs.

Outstanding Equity Awards at Fiscal Year-End Table

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)
Joseph L. Welch	965,007	—	$7.66	7/25/2015	—		—
	23,274	—	$11.00	8/16/2016	—		—
	97,152	—	$14.27	8/15/2017	—		—
	54,861	—	$18.96	8/13/2018	—		—
	46,533	—	$13.79	5/19/2019	—		—
	76,632	—	$17.49	5/18/2020	—		—
	76,440	—	$24.05	5/25/2021	—		—
	97,044	48,522	$23.58	5/22/2022	—		—
	37,461	74,925	$29.31	5/14/2023	—		—
	—	86,956	$36.73	5/20/2024	—		—
					73,026	(3)(6)	$2,952,441
					61,101	(4)(7)	$2,470,313
					50,710	(5)	$2,050,205
Rejji P. Hayes	13,161	6,579	$23.58	5/22/2022	—		—
	5,331	10,659	$29.31	5/14/2023	—		—
	—	12,912	$36.73	5/20/2024	—
					7,962	(8)	$321,904
					1,818	(3)	$73,502
					1,596	(4)	$64,526
					1,383	(5)	$55,915
Linda H. Blair	27,246	—	$11.00	8/16/2016	—		—
	30,210	—	$14.27	8/15/2017	—		—
	56,295	—	$18.96	8/13/2018	—		—
	91,680	—	$13.79	5/19/2019	—		—
	81,717	—	$17.49	5/18/2020	—		—
	79,575	—	$24.05	5/25/2021	—		—
	84,387	42,192	$23.58	5/22/2022	—		—
	35,337	70,674	$29.31	5/14/2023	—		—
	—	81,934	$36.73	5/20/2024	—		—
					11,664	(3)	$471,576
					10,587	(4)	$428,032
					8,776	(5)	$354,814
Jon E. Jipping	80,418	—	$7.66	7/25/2015	—		—
	91,680	—	$13.79	5/19/2019	—		—
	81,717	—	$17.49	5/18/2020	—		—
	70,935	—	$24.05	5/25/2021	—		—
	74,724	37,362	$23.58	5/22/2022	—		—
	28,881	57,759	$29.31	5/14/2023	—		—
	—	66,988	$36.73	5/20/2024
					10,329	(3)	$417,601
					8,652	(4)	$349,800
					7,175	(5)	$290,085

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)
Daniel J. Oginsky	37,314	—	$18.96	8/13/2018	—		—
	34,692	—	$17.49	5/18/2020	—		—
	36,750	—	$24.05	5/25/2021	—		—
	44,862	22,431	$23.58	5/22/2022	—		—
	19,731	39,462	$29.61	5/14/2023	—		—
	—	56,446	$36.73	5/20/2024	—		—
					6,201	(3)	$250,706
					5,910	(4)	$238,941
					6,046	(5)	$244,440
Cameron M. Bready	—	—	—	—	—		—

(1)
Each option has a ten year term from the date of grant. Options generally vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)
Value was determined by multiplying the number of shares that have not vested by the closing price of our common stock as of December 31, 2014 ($40.43 per share).

(3)
The unvested shares of restricted stock generally vest three years after the date of the grant, which was May 22, 2012.

(4)
The unvested shares of restricted stock generally vest three years after the date of the grant, which was May 14, 2013.

(5)
The unvested shares of restricted stock generally vest three years after the date of grant, which was May 20, 2014.

(6)
Although 48,684 of these shares have not vested pursuant to the terms of the applicable grant agreements, they are no longer subject to a substantial risk of forfeiture due to Mr. Welch having reached retirement age during 2013.

(7)
Although 20,367 of these shares have not vested pursuant to the terms of the applicable grant agreements, they are no longer subject to a substantial risk of forfeiture due to Mr. Welch having reached retirement age during 2013.

(8)
The unvested shares of restricted stock generally vest five years after the date of the grant, which was February 20, 2012.

        Equity grants made to NEOs in 2014 were made pursuant to the 2006 LTIP. The terms of these grants are described above in the narrative discussion accompanying the Grants of Plan-Based Awards Table. Equity grants made from 2008 to 2013 have substantially the same terms as the 2014 grants, except that they do not include the double trigger change in control provision and option awards allowed the grantee to pay the exercise price pursuant to a broker-assisted cashless exercise and now include a net exercise. Equity grants under the 2006 LTIP prior to 2008 have substantially the same terms as the grants issued from 2008 to 2013, except that the vesting period of the prior grants was five years rather than three.

        Prior to 2006, we awarded equity-based compensation under the 2003 Plan. The plan provided for the granting of equity awards, which consisted of the right to purchase shares of common stock as well as the right to receive grants of restricted common stock and options to purchase shares of common stock. The Compensation Committee administered the plan. Options granted under this plan generally vested and became exercisable at the rate of 20% per year over five years beginning one year after grant, assuming the recipient of the option retired at or after age 65 or continued to be employed during such time by us or any of our subsidiaries, and expired on the tenth anniversary of the date of the grant. In addition, the options would have automatically become exercisable in the event of the recipient's death or disability and immediately prior to a "change of ownership" of the Company (as defined in the 2003 Plan). Upon retirement at or after age 65, options would have continued to vest on their normal vesting schedule. The options expire earlier in the event of the termination of the option holder's employment (other than due to retirement at or after age 65, death or disability) or certain change in ownership events. All awards previously granted to NEOs under this plan have fully vested. The 2003 Plan expired in February 2013.

Option Exercises and Stock Vested

        The following table provides information with respect to options exercised by the NEOs during 2014 and shares of restricted stock held by the NEOs that vested during 2014.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Joseph L. Welch(3)	—	—	17,658	$648,932
Rejji P, Hayes	—	—	—	—
Linda H. Blair	160,836	$4,689,270	10,128	$372,204
Jon E. Jipping	86,505	$1,743,444	9,030	$331,853
Daniel J. Oginsky	46,017	$1,371,458	4,677	$171,880
Cameron M. Bready	262,218	$3,654,485	49,290	$1,812,582

(1)
Equals the stock price on the NYSE on the exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)
Equals the stock price on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

(3)
Number of shares vested and value do not include 44,709 restricted shares with a value of $1,657,909 that have not yet vested but became no longer subject to a substantial risk of forfeiture in 2014 due to Mr. Welch having reached retirement age.

Pension Benefits

        The following table provides information with respect to each pension benefit plan that provides for payments or other benefits at, following or in connection with retirement. Those plans are the International Transmission Company Retirement Plan (the "Qualified Plan"), the MSBP and the ESRP.

Pension Benefits Table

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)		Present Value of Accumulated Benefit ($)(2) (d)
Joseph L. Welch	Cash Balance Component	11.83		$236,250
	Special Annuity Credit	10.00	(3)	$1,161,572
	Total Qualified Plan			$1,397,822
	MSBP	43.92		$30,518,851
Rejji P. Hayes	Cash Balance Component	2.86		$64,132
	Total Qualified Plan			$64,132
	ESRP	2.83		$101,760
Linda H. Blair	Cash Balance Component	20.58		$298,331
	ESRP Shift	11.83		$34,806
	Total Qualified Plan			$333,137
	ESRP	11.83		$933,834
Jon E. Jipping	Traditional Component	24.03		$1,001,206
	Total Qualified Plan			$1,001,206
	ESRP	9.92		$819,033
Daniel J. Oginsky	Cash Balance Component	10.20		$225,654
	Total Qualified Plan			$225,654
	ESRP	10.00		$624,658
Cameron M. Bready	Cash Balance Component	5.21		$128,776
	Total Qualified Plan			$128,776
	ESRP	5.17		$445,369

(1)
Credited service is estimated as of December 31, 2014 and represents the service reflected in the determination of benefits. For determining vesting, service with DTE Energy is counted for all plans shown in the table except for the ESRP, as explained below.

For Ms. Blair and Mr. Jipping, the credited service for the traditional and cash balance components of the Qualified Plan includes service with DTE Energy. The Company began operations on February 28, 2003, following its acquisition of ITCTransmission from DTE Energy. As of that date, the benefits from DTE Energy's qualified plan that had accrued, as well as the associated assets from DTE Energy's pension trust, were transferred to the Company's plan. Therefore, even though DTE Energy service is included in determining the benefits under the traditional and cash balance components of the Qualified Plan, the benefits associated with this additional service do not represent a benefit augmentation, but rather a transfer of benefit liability and associated assets from DTE Energy's qualified plan to the Qualified Plan. With respect to the ESRP, credited service includes Company service only for the period during which the NEO was an ESRP participant.

Mr. Welch's credited service for the Qualified Plan only includes service with the Company because he retired under DTE Energy's qualified plan concurrent with commencing employment with the Company. As a result, unlike the other NEOs, his benefits under DTE Energy's qualified plan were not transferred to the Qualified Plan. Mr. Welch also retired under DTE Energy's Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish its MSBP such that benefits would be calculated including service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. We estimate that $3.6 million of the Present Value of Accumulated Benefit is the value of the augmentation of benefits resulting from including Mr. Welch's 32 years of service with DTE Energy.

(2)
The "Present Value of Accumulated Benefit" is the estimated lump-sum equivalent value measured as of December 31, 2014 (the "measurement date" used for financial accounting purposes) of the benefit that was earned as of that date. Certain benefits are payable as an annuity only, not as a lump sum, and/or may not be payable for several years in the future. The values reflected are based on several assumptions. The date at which the present values were estimated was December 31, 2014. The rate at which future expected benefit payments were discounted in calculating present values was 4.05%, the same rate used for fiscal year-end 2014 financial accounting disclosure of the Qualified Plan. The future annual earnings rate on account balances under the cash balance and ESRP shift components of the Qualified Plan, and for ESRP benefits, was assumed to be 3.26% for 2015 and 5.0% thereafter.

We assumed no NEOs would die or become disabled prior to retirement, or terminate employment with us prior to becoming eligible for benefits unreduced for early retirement. While Mr. Bready resigned during 2014, an assumed retirement age of 58 was still used to identify the unreduced value. The assumed retirement age for each executive was generally the earliest age at which benefits unreduced for early retirement were available under the respective plans. For the traditional component of the defined benefit plan, that age is the earlier of (1) age 58 with 30 years of service (including service with DTE Energy), or (2) age 60 with 15 years of service. For consistency, we generally use the same assumed retirement commencement age for other benefits, including benefits expressed as an account value where the concept of benefit reductions for early retirement is not meaningful. The assumed retirement benefit commencement ages for the respective NEOs were as follows:

• Mr. Welch:	Age 68
• Mr. Bready	Age 58
• Ms. Blair:	Age 58
• Mr. Hayes	Age 58
• Mr. Jipping:	Age 58
• Mr. Oginsky	Age 58

  Post-retirement mortality was assumed to be in accordance with the RP-2014 table projected for future mortality improvements with modified MP-2014 generational scale. Benefits under the traditional component of the Qualified Plan were assumed to be paid as a monthly annuity payable for the lifetime of the employee. Under the MSBP, benefits are payable for Mr. Welch's life with a minimum payment period of 15 years guaranteed. For all other benefits, payment was assumed to be as a single lump sum, although other actuarially equivalent forms are available.

(3)
A maximum of 10 years of service is counted for purposes of the Special Annuity Credit.

        We maintain one tax-qualified noncontributory defined benefit pension plan and two supplemental nonqualified, noncontributory defined benefit retirement plans. First, we maintain the Qualified Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Generally, all of our salaried employees, including the NEOs, are eligible to participate.

        Second, we maintain the MSBP, in which Mr. Welch is the only participant. The MSBP provides additional retirement benefits that are not tax-qualified.

        Third, we maintain the ESRP, in which Ms. Blair and Messrs. Hayes, Jipping and Oginsky participate. The ESRP provides additional retirement benefits which are not tax qualified. Mr. Bready was also a participant prior to his resignation.

        The following describes the Qualified Plan, the MSBP, and the ESRP, and pension benefits provided to the NEOs under those plans.

Qualified Plan

        There are two primary retirement benefit components of the Qualified Plan. Each NEO earns benefits from the Company under only one of these primary components.

        Because our first operating utility subsidiary was acquired from DTE Energy, a component of the Qualified Plan bears relation to the DTE Energy Corporation Retirement Plan (the "DTE Plan"). Generally, persons who were participants in the "traditional component" of the DTE Plan as of February 28, 2003 (the date ITCTransmission was acquired from DTE Energy) earn benefits under the traditional component of our Qualified Plan. All other participants earn benefits under the cash balance component. Mr. Welch began receiving retirement benefits under the traditional component of the DTE Plan before beginning his employment with us, and is earning benefits under the cash balance component of the Qualified Plan. In addition to the traditional and cash balance components, Mr. Welch has earned a special annuity credit described below, and Ms. Blair has benefits under the ESRP shift, also described below.

        Benefits under the Qualified Plan are funded by an irrevocable tax-exempt trust. A NEO's benefit under the Qualified Plan is payable from the assets held by the tax-exempt trust.

        NEOs become fully vested in their normal retirement benefits described below with 3 years of service, including service with DTE Energy, or upon attainment of the plan's normal retirement age of 65. If a NEO terminates employment with less than 3 years of service, the NEO is not vested in any portion of his or her benefit.

Traditional Component of Qualified Plan

        Mr. Jipping participates in the traditional component of the Qualified Plan. The benefits are determined under the following formula, stated as an annual single life annuity payable in equal monthly installments at the normal retirement age of 65: 1.5% times average final compensation times credited service up to 30 years, plus 1.4% times average final compensation times credited service in excess of 30 years. Credited service includes service with DTE Energy. Although benefits under the formula are defined in terms of a single life annuity, other annuity forms (e.g., joint and survivor benefits) are available that have the same actuarial value as the single life annuity benefit. The benefits are not payable in the form of a lump sum.

        Average final compensation is equal to one-fifth of the NEO's salary (excluding any bonuses or special pay) during the 260 consecutive weeks of credited service at any time during the NEO's employment that results in the highest average.

        Benefits provided under the Qualified Plan are based on compensation up to a compensation limit under the Internal Revenue Code (which was $260,000 in 2014, and is indexed in future years). In addition, benefits provided under the Qualified Plan may not exceed a benefit limit under the Internal Revenue Code (which was $210,000 payable as a single life annuity beginning at normal retirement age in 2014).

        NEOs may retire with a reduced benefit as early as age 45 after 15 years of credited service. If a NEO has 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below 58. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 58 and older:	100%
Age 55:	85%
Age 50:	40%

        If a NEO has less than 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below age 60. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 60 and older:	100%
Age 55:	71%
Age 50:	40%

        If a NEO terminates employment prior to earning 15 years of credited service, the annuity benefit may not commence prior to attaining age 65. If the NEO terminates employment after earning 15 years of credited service but below age 45, the benefit may commence as early as age 45. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 65 and older:	100%
Age 60:	58%
Age 55:	36%
Age 50:	23%
Age 45:	16%

        Mr. Jipping's annual accrued benefit payable monthly as an annuity for his lifetime, beginning at age 65, is approximately $90,500. He is fully vested.

Cash Balance Component of Qualified Plan

        Ms. Blair and Messrs. Welch, Hayes and Oginsky participate in the cash balance component of the Qualified Plan. The benefits are stated as a notional account value.

        Each year, a NEO's account is increased by a "contribution credit" equal to 7% of pay. For this purpose, pay is equal to base salary plus bonuses and overtime up to the same compensation limit as applies under the traditional component of the Qualified Plan ($260,000 in 2014). Each year, a NEO's account is also increased by an "interest credit" based on 30-year Treasury rates.

        Upon termination of employment, a vested NEO may elect full payment of his or her account. Alternate forms of benefit (e.g., various forms of annuities) are available as well that have the same actuarial value as the account.

        As of January 1, 2015, Ms. Blair and Messrs. Oginsky and Welch are entitled to immediate payment of their account value on termination of employment, even if before normal retirement age. Mr. Hayes became fully vested on February 20, 2015. Ms. Blair's estimated account value as of year-end 2014 is approximately $270,000, Mr. Welch's is approximately $237,000, Mr. Hayes' is approximately $55,000 and Mr. Oginsky's is approximately $198,000. Mr. Bready's account value was approximately $114,000 and he was 100% vested when he resigned.

Special Annuity Credit for Mr. Welch in the Qualified Plan

        In addition to his cash balance account, Mr. Welch has earned an additional benefit in the Qualified Plan. This benefit is stated as a single life annuity payable in equal monthly installments, equal to $10,000 times years of credited service after February 28, 2003 up to ten years of credited service (i.e., the maximum benefit is $100,000 per year). Other annuity forms are available that are actuarially equivalent to the single life annuity.

        Because Qualified Plan benefits are offset against the otherwise determined MSBP benefits (see below), the effect of this benefit is to shift benefits from the MSBP, a nonqualified plan, to the Qualified Plan, which affords certain tax benefits to the Company and Mr. Welch. As of year-end 2013, Mr. Welch was eligible to retire and receive the maximum annual benefit of $100,000.

ESRP Shift Benefit in Qualified Plan

        The ESRP provides notional account accruals similar to the cash balance component of the Qualified Plan. The "compensation credit" to the NEO's notional account, analogous to the contribution credit in the cash balance component of the Qualified Plan, is equal to 9% of base salary plus actual bonus earned under the Company's annual bonus plan. The "investment credit," analogous to the interest credit in the cash balance component of the Qualified Plan, is similarly based on 30-year Treasury rates.

        The ESRP shift benefit is an amount that would otherwise be payable from the ESRP, but is instead being paid from the Qualified Plan, subject to applicable qualified plan legal limits on the ability to discriminate in favor of highly paid employees. The NEO's cash balance account is increased by any amounts shifted from the ESRP. As with Mr. Welch's special annuity credit, the purpose of the benefit is to provide the NEOs and the Company the tax advantages of providing benefits through a qualified plan.

        Ms. Blair has received ESRP shift additions to her Qualified Plan cash balance account. There was no shift of compensation credits for 2014, although previous shifts have continued to earn interest credits. As of year-end 2014, her ESRP shift balance was approximately $31,000.

Management Supplemental Benefit Plan

        The benefit provided by the MSBP is payable as an annuity beginning on the earliest date following termination of employment that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation). The purpose of the MSBP is to provide an overall target level of benefits based on all years of service, including with DTE Energy. The MSBP benefit is equal to this overall target offset by all benefits earned under the Qualified Plan, the DTE Plan, and DTE Energy's Management Supplemental Benefit Plan, a nonqualified plan.

        The MSBP target before offsets, expressed as an annual single life annuity with 15 years of payments guaranteed commencing at age 60 (the MSBP normal retirement age) or later, is equal to: (1) 60% plus 0.5% for each year of total service in excess of 25 years, times (2) "average final compensation."

        Mr. Welch is currently eligible to retire with an immediate benefit under the MSBP. The life annuity with 15 years of guaranteed payments is the only form of benefits payable under the plan. A lump sum is not available.

        "Average final compensation" is equal to one-fifth of Mr. Welch's compensation during the 260 weeks, not necessarily consecutive, of Company service that results in the highest average. Compensation is equal to salary plus any bonuses, excluding Special Bonus Amounts paid after May 17, 2006 under the Special Bonus Plan and amounts paid under Mr. Welch's retention compensation agreement. Unlike the Qualified Plan, for the MSBP there is no limit on the amount of pay taken into account.

        For purposes of calculating average final compensation, amounts paid by DTE Energy are considered in selecting the highest 260 weeks. Further, each bonus payment that is considered compensation is mapped to the single week it was paid before the highest 260 weeks are selected. Therefore, although compensation is averaged over the number of weeks in 5 years, the average final compensation includes well over 5 years of bonuses.

        As of December 31, 2014, if Mr. Welch would have retired, he would have received an annual MSBP benefit of approximately $2,359,000 after offsets, payable as an annuity for his lifetime with a minimum payment period of 15 years guaranteed.

        The MSBP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the MSBP, except in the event of the Company's bankruptcy, in which case the assets are available to general creditors.

Executive Supplemental Retirement Plan

        The ESRP is a nonqualified retirement plan. Only selected executives participate, including Ms. Blair and Messrs. Hayes, Jipping and Oginsky. Mr. Welch does not participate. The purpose of the ESRP is to promote the success of the Company and its subsidiaries by providing the ability to attract and retain talented executives by providing such designated executives with additional retirement benefits.

        The ESRP resembles the cash balance component of the Qualified Plan in that benefits are expressed as a notional account value and the vested account balance is payable as a lump sum on termination of employment, although an installment option of equivalent value is also available.

        Each year, a NEO's account is increased by a "compensation credit" equal to 9% of pay. For this purpose, pay is equal to base salary plus bonuses under the Company's annual bonus plan. There is no limit on compensation that may be taken into account as in the Qualified Plan. Each year, a NEO's account is also increased by an "investment credit" equal to the same earnings rate as the interest credit in the cash balance component of the Qualified Plan, based on 30-year Treasury rates.

        The plan has been in effect since March 1, 2003. Vesting occurs at 20% for each year of participation. As of December 31, 2014, Ms. Blair and Messrs. Jipping and Oginsky were fully vested and Mr. Hayes was 40% vested. Mr. Bready was also a participant prior to his resignation and was 100% vested when he resigned.

        As noted above in the description of the Qualified Plan, a portion of the ESRP account balance may be shifted to the cash balance component of the Qualified Plan each year, as permitted under the rules for qualified plans. Such a shift allows the NEOs to become immediately vested in the account values shifted, and confers certain tax advantages to the NEOs and us. As of December 31, 2014, the ESRP account values, net of the amounts shifted to the Qualified Plan, are as follows:

Ms. Blair:	$843,749
Mr. Hayes	$87,926
Mr. Jipping:	$766,259
Mr. Oginsky:	$547,142
Mr. Bready	$395,456

        On March 3, 2015, Mr. Bready, per terms of the plan, received a lump sum distribution of his ESRP benefit in the amount of $397,605 (the value as of December 31, 2014, plus interest). This is lower than the present value shown in the Pension Benefits Table due to commencement prior to age 58.

        The ESRP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the ESRP, except in the event of the Company's bankruptcy, in which case the assets are available to general creditors. All ESRP balances become fully vested upon a change in control of the Company.

Nonqualified Deferred Compensation

        We maintain the Executive Deferred Compensation Plan under which nonqualified deferred compensation is permissible. Only selected officers of the Company, including the NEOs, are eligible to participate in this plan and only Mr. Welch has deferred income under this plan. NEOs are allowed to defer up to 100% of their salary, bonus and restricted stock dividends. Investment earnings are based on the same investment options available under the qualified Savings and Investment Plan (401(k) Plan), and are selected by the individual NEOs. Distributions will generally be made at the NEO's termination of employment for any reason. The following table provides information with respect to the plan that allows for the deferral of compensation on a basis that is not tax-qualified. There were no Company contributions, executive contributions or withdrawals, or other distributions pursuant to the plan during 2014.

Nonqualified Deferred Compensation Table

Name (a)	Aggregate Earnings in Last FY ($) (d)	Aggregate Balance at Last FYE ($) (f)
Joseph L. Welch(1)	$39,549	$727,043
Rejji P. Hayes	—	—
Linda H. Blair	—	—
Jon E. Jipping	—	—
Daniel J. Oginsky	—	—
Cameron M. Bready	—	—

(1)
None of this amount is reported in the Summary Compensation Table, as none of it is above-market or preferential.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Employment Agreements

        As referenced above, we entered into employment agreements with each of the NEOs in December 2012 and January 2013 which superseded the employment agreements then in effect. The employment agreements are subject to automatic one-year employment term renewals each year beginning December 21, 2014, unless either party provides the other with 30 days' advance written notice of intent not to renew the employment term. Under the employment agreements, Mr. Welch reports to our Board of Directors and all of the other NEOs who are currently employed by us report to Mr. Welch.

        The employment agreements provide that each NEO will receive an annual base salary equal to their current base salary, which is subject to annual review and increase by our Board of Directors in its discretion. The employment agreements also provide that NEOs are eligible to receive an annual cash bonus, subject to our achievement of certain performance targets established by our Board of Directors, as detailed in the Compensation Discussion and Analysis section of this proxy statement. The employment agreements also provide the NEOs with the right to participate in equity plans, employee benefit plans and retirement plans, including but not limited to welfare plans, retiree welfare benefit plans and defined benefit and defined contribution plans.

        In addition, the NEOs' employment agreements provide for payments by us of certain benefits upon termination of employment. The rights available at termination depend on the situation and circumstances surrounding the terminating event. The terms "Cause" and "Good Reason" are used in the employment agreements of each NEO and an understanding of these terms is necessary to determine the appropriate rights for which a NEO is eligible. The terms are defined as follows:

  •
  Cause means: a NEO's continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the NEO of such failure; dishonesty in the performance of the NEO's duties; a NEO's conviction of, or plea of nolo contender to, a crime constituting a felony or misdemeanor involving moral turpitude; willful malfeasance or willful misconduct in connection with a NEO's duties; any act or omission which is injurious to the financial condition or business reputation of the Company; or violation of the non-compete or confidentiality provisions of the employment agreement.

  •
  Good reason means: a greater than 10% reduction in the total value of the NEO's base salary, target bonus, and employee benefits; or if the NEO's responsibilities and authority are substantially diminished.

        If a NEO's employment is terminated with cause by the Company or by the NEO without good reason, the NEO will generally only receive his or her accrued but unpaid compensation and benefits as of the date of his or her employment termination. If the NEO terminates due to death or disability (as defined in the employment agreements), the NEO (or the NEO's spouse or estate) would also receive a pro rata portion of his or her current year annual target bonus.

        If a NEO's employment is terminated by the Company without cause or by the NEO for good reason, the NEO will receive the following, subject to the NEO's execution of a release agreement and commencing generally on the earliest date that is permitted under Section 409A of the Internal Revenue Code:

  •
  any accrued but unpaid compensation and benefits. For each of the NEOs serving on December 31, 2014, the benefits include:

  •
  Mr. Welch: annual Special Annuity Credit and cash balance under the Qualified Plan, and annual MSBP benefit;

  •
  Ms. Blair: cash balance and ESRP shift under the Qualified Plan and vested portion of ESRP balance;

  •
  Mr. Hayes: cash balance under the Qualified Plan and vested portion of ERSP balance;

  •
  Mr. Jipping: annual benefit under the traditional component of the Qualified Plan and vested portion of ESRP balance; and

  •
  Mr. Oginsky: cash balance under the Qualified Plan and vested portion of ESRP balance;

  •
  continued payment of the NEO's then-current base salary for two years;

  •
  payment to Mr. Welch in any case, and for the other NEOs if the termination is within six months before or two years after a "Change of Control" (as defined in the employment agreements), of an amount equal to two times the average of the annual bonuses that were payable to the NEO for the three fiscal years immediately preceding the fiscal year in which his or her employment terminates, payable in equal installments over the period in which continued base salary payments are made;

  •
  a pro rata portion of the annual bonus for the year of termination, based upon the Company's actual achievement of the performance targets for such year as determined under the annual bonus plan and paid at the time that such bonus would normally be paid;

  •
  eligibility to continue coverage under our active medical, dental and vision plans subject to applicable COBRA rules; if such coverage is elected, we will reimburse the NEO for the shorter of 18 months or until the NEO becomes eligible for coverage under another employer-sponsored group plan, in an amount equal to our periodic cost of such coverage for other executives, plus a tax gross-up amount;

  •
  outplacement services for up to two years; and

  •
  for Mr. Welch and Ms. Blair, deemed satisfaction of the eligibility requirements of our retiree welfare benefit plan for purposes of participation therein; and for Messrs. Hayes, Jipping and

    Oginsky, participation in our retiree welfare benefit plan only if, by the end of their specified severance period, they have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements. In addition, if we terminate our retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the NEO would otherwise be entitled to retiree welfare benefits, we will establish other coverage for the NEO or the NEO will receive a cash payment equal to our cost of providing such benefits, in order to assist the NEO in obtaining other retiree welfare benefits.

        In addition, while employed by us and for a period of two years after any termination of employment without cause by the Company (other than due to their disability) or for good reason by them and for a period of one year following any other termination of their employment, the NEOs will be subject to certain covenants not to compete with or assist other entities in competing with our business and not to encourage our employees to terminate their employment with us. At all times while employed and thereafter, the NEOs will also be subject to a covenant not to disclose confidential information.

        In the event the NEO becomes subject to excise taxes under Section 4999 of the Internal Revenue Code as a result of payments and benefits received under the employment agreements or any other plan, arrangement or agreement with us, we will pay (a) the NEO (other than Mr. Welch) only that portion of such payments which are in total equal to one dollar less than the amount that would subject the NEO to the excise tax, and (b) in the case of Mr. Welch, the greater of the following which would give Mr. Welch the highest net after-tax amount (after payment by Mr. Welch of the excise tax and any other applicable taxes): (i) such payments and (ii) only that portion of such payments which are in total equal to one dollar less than the amount that would subject Mr. Welch to the excise tax.

Options and Restricted Stock Grants

        In the event of a change in control, all unvested options and restricted stock grants awarded pursuant to the 2006 LTIP prior to November 12, 2013 will vest in full with or without termination of employment. In the event of a change in control, all unvested options and restricted stock grants awarded pursuant to the 2006 LTIP on or after November 12, 2013, will vest in full only with termination of employment. The values that would have been received by the NEOs upon accelerated vesting due to termination of employment from a change in control, assuming a change in control transaction had been consummated on December 31, 2014, are as follows:

Accelerated Option and Stock Vesting Table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Joseph L. Welch	210,403	$1,972,499	184,837	$7,472,960
Rejji P. Hayes	30,150	$277,159	12,759	$515,846
Linda H. Blair	194,800	$1,799,986	31,027	$1,254,422
Jon E. Jipping	162,109	$1,519,685	26,156	$1,057,487
Daniel J. Oginsky	118,339	$1,025,630	18,157	$734,088
Cameron M. Bready	—	—	—	—

(1)
Equals the stock price on the NYSE on December 31, 2014 minus the option exercise price multiplied by the number of unvested options.

(2)
Equals the stock price on the NYSE on December 31, 2014 multiplied by the number of shares acquired on vesting.

Payments in the Event of Termination

        The benefits to be provided to the NEOs as a result of termination under various scenarios are detailed in the tables below. The tables assume that the termination occurred on December 31, 2014, and the relevant stock price was $40.43 per share.

		Joseph L. Welch — Termination Scenarios: Value of Potential Payments Total Value of Severance, Benefits and Unvested Equity Awards(1)(2)
	Voluntary Resignation	Involuntary For Cause	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Compensation
Cash Severance	$0	$0	$4,948,633	$4,948,633	$0	$0
Pro Rata Share of Annual Incentive Comp	$0	$0	$1,471,138	$1,471,138	$1,279,250	$1,279,250
Stock Options	$0	$0	$0	$1,972,488	$1,972,488	$1,972,488
Restricted Stock Awards	$0	$0	$0	$4,681,228	$4,681,228	$4,681,228
Benefits and Perquisites
Qualified Plan(5)	$136,058	$136,058	$136,058	$136,058	$136,058	$369
MSBP(6)	$3,018,452	$3,018,452	$3,018,452	$3,018,452	$3,018,452	$0
Perquisites	$0	$0	$30,000	$30,000	$0	$0
Health & Welfare Benefits	$0	$0	$23,051	$23,051	$0	$0
Post-Retirement Welfare Plan(7)	$501,384	$501,384	$501,384	$501,384	$501,384	$558,482
Total Payout:	$3,655,894	$3,655,894	$10,128,716	$16,782,432	$11,588,860	$8,491,817

		Linda H. Blair — Termination Scenarios: Value of Potential Payments Total Value of Severance, Benefits and Unvested Equity Awards(1)(2)
	Voluntary Resignation	Involuntary For Cause	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Compensation
Cash Severance	$0	$0	$2,531,307	$2,531,307	$0	$0
Pro Rata Share of Annual Incentive Comp	$0	$0	$706,100	$706,100	$614,000	$614,000
Stock Options	$0	$0	$0	$1,800,003	$1,800,003	$1,800,003
Restricted Stock Awards	$0	$0	$0	$1,254,422	$1,254,422	$1,254,422
Benefits and Perquisites
Qualified Plan	$0	$0	$0	$0	$0	$0
ESRP	$0	$0	$0	$0	$0	$0
Perquisites	$0	$0	$25,000	$25,000	$0	$0
Health & Welfare Benefits	$0	$0	$28,372	$28,372	$0	$0
Post-Retirement Welfare Plan(8)	$0	$0	$437,609	$437,609	$0	$0
Total Payout:	$0	$0	$3,728,388	$6,782,813	$3,668,424	$3,668,424

		Rejji P. Hayes — Termination Scenarios: Value of Potential Payments Total Value of Severance, Benefits and Unvested Equity Awards(1)(2)
	Voluntary Resignation	Involuntary For Cause	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Compensation
Cash Severance	$0	$0	$891,440	$891,440	$0	$0
Pro Rata Share of Annual Incentive Comp	$0	$0	$373,750	$373,500	$325,000	$325,000
Stock Options	$0	$0	$0	$277,187	$277,187	$277,187
Restricted Stock Awards	$0	$0	$0	$515,846	$515,846	$515,846
Benefits and Perquisites
Qualified Plan(9)(10)	$0	$0	$0	$0	$0	$0
ESRP(11)	$0	$0	$0	$0	$0	$0
Perquisites	$0	$0	$25,000	$25,000	$0	$0
Health & Welfare Benefits	$0	$0	$40,062	$40,062	$0	$0
Total Payout:	$0	$0	$1,330,252	$2,123,285	$1,118,033	$1,118,033

		Jon E. Jipping — Termination Scenarios: Value of Potential Payments Total Value of Severance, Benefits and Unvested Equity Awards(1)(2)
	Voluntary Resignation	Involuntary For Cause	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Compensation
Cash Severance	$0	$0	$2,153,387	$2,153,387	$0	$0
Pro Rata Share of Annual Incentive Comp	$0	$0	$577,300	$577,300	$502,000	$502,000
Stock Options	$0	$0	$0	$1,519,697	$1,519,697	$1,519,697
Restricted Stock Awards	$0	$0	$0	$1,057,487	$1,057,487	$1,057,487
Benefits and Perquisites
Qualified Plan(12)	$0	$0	$0	$0	$0	$0
ESRP	$0	$0	$0	$0	$0	$0
Perquisites	$0	$0	$25,000	$25,000	$0	$0
Health & Welfare Benefits	$0	$0	$28,372	$28,372	$0	$0
Total Payout:	$0	$0	$2,784,059	$5,361,243	$3,079,184	$3,079,184

		Daniel J. Oginsky — Termination Scenarios: Value of Potential Payments Total Value of Severance, Benefits and Unvested Equity Awards(1)(2)
	Voluntary Resignation	Involuntary For Cause	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Compensation
Cash Severance	$0	$0	$1,678,401	$1,678,401	$0	$0
Pro Rata Share of Annual Incentive Comp	$0	$0	$486,450	$486,450	$423,000	$423,000
Stock Options	$0	$0	$0	$1,025,630	$1,025,630	$1,025,630
Restricted Stock Awards	$0	$0	$0	$734,088	$734,088	$734,088
Benefits and Perquisites
Qualified Plan	$0	$0	$0	$0	$0	$0
ESRP	$0	$0	$0	$0	$0	$0
Perquisites	$0	$0	$25,000	$25,000	$0	$0
Health & Welfare Benefits	$0	$0	$27,571	$27,571	$0	$0
Total Payout:	$0	$0	$2,217,422	$3,977,139	$2,182,718	$2,182,718

(1)
All scenarios include the value of severance and embedded value of accelerated equity. For Mr. Welch and Ms. Blair, the value of the Postretirement Welfare Plan is additionally included where applicable. Mr. Welch's termination scenarios also reflect additional years of pension benefit payments because his pension benefits are fully vested as of December 31, 2014. The Pension Benefits Table assumes that none of the executives are terminated prior to retirement age and that benefits are paid once retirement commences (age 58 is assumed, except for age 68 for Mr. Welch). All other accrued pension benefits, outside of present value reductions outlined in footnotes (4), (9), (10), (11) and (12) and additional pension benefits upon death, have not been included in these termination scenarios but can be found in the Pension Benefits Table.

(2)
Upon any termination of employment, benefits that are accrued but unpaid prior to that event are paid. These benefits are assumed to be $0 in the above table.

(3)
Change in control values include severance amounts reflecting cutbacks to safe harbor value where this is greater than if an excise tax had been paid. No executive would be subject to an excise tax at the assumed change in control date; therefore, the table reflects no cutbacks.

(4)
In the event of Mr. Welch's termination of employment for death (pre-retirement), his spouse would receive survivor benefits under the Postretirement Welfare Plan, half of the Special Annuity Credit that is payable as a 50% joint and survivor annuity, the Qualified Plan cash balance component, and 15 years of payments of the MSBP annuity. In the event of Mr. Jipping's termination for death (pre-retirement), his spouse would receive half the 50% joint and survivor annuity under the traditional component of the Qualified Plan, also reduced to reflect a 90% for the early retirement factor that would apply at age 58 since Mr. Jipping does not have 30 years of service as of December 31, 2014. Under termination for death (pre-retirement), Ms. Blair's, Mr. Hayes' and Mr. Oginsky's Qualified Plan and ESRP benefits are payable immediately to the surviving spouse. The above termination scenarios do not reflect the reduction in present value of death benefits ($4,373,937 for Mr. Welch, $122,223 for Ms. Blair, $22,553 for Mr. Hayes, $609,355 for Mr. Jipping and $105,518 for Mr. Oginsky) compared to present value in the Pension Benefits Table.

(5)
The vested Special Annuity Credit that Mr. Welch is entitled to receive is included in the pension benefit values upon all terminations of employment, with the exception of death, as stated in the Pension Benefits Table ($1,161,572). This amount assumes payment would commence at an assumed retirement age of 68. The amount shown above is attributed to additional years of payment prior to that assumed retirement age (Mr. Welch was 66 years old as of December 31, 2014). The Pension

  Benefits Table assumes payment commences after Mr. Welch's assumed retirement age of 68 and reflects the present value of the cash balance component of the Qualified Plan. Please see "Pension Benefits — Qualified Plan — Special Annuity Credit for Mr. Welch in the Qualified Plan" in this proxy statement. Mr. Welch has met the retirement eligibility requirements and therefore would receive benefits under the Qualified Plan upon termination.

(6)
The MSBP value in the Pension Benefits Table assumes payment commences at the assumed retirement age of 68. The amount shown in the above table is attributed to additional years of payment prior to that assumed retirement age.

(7)
Mr. Welch has met the retirement eligibility requirements and therefore would receive benefits under the Postretirement Welfare Plan upon termination.

(8)
The value of the Postretirement Welfare Plan benefit is included in involuntary termination not for cause and change in control scenarios since Ms. Blair's employment agreement includes a provision for deemed satisfaction of the eligibility requirements when terminated under these scenarios. It is assumed she would commence her Postretirement Welfare Benefits at age 58.

(9)
As of December 31, 2014, Mr. Hayes is only 40% vested in the ESRP and not vested in the Qualified Plan. The values shown above do not reflect the reduction in present value ($125,188) of the unvested Retirement Plan and ESRP benefits in the voluntary and involuntary termination scenarios.

(10)
In the event of a change in control, Mr. Hayes is immediately vested in the ESRP but not in the Qualified Plan. The value shown above does not reflect the reduction in present value ($64,132) of the unvested Retirement Pan benefit.

(11)
In the event of disability, Mr. Hayes is immediately vested in the Qualified Plan but only 40% vested in the ESRP. The value shown above does not reflect the reduction in present value ($61,056) of the unvested ESRP benefit.

(12)
The Pension Benefits Table assumes that Mr. Jipping would not be terminated before retirement age and no early retirement reduction was applied. In all termination scenarios, however, a 90% early retirement factor would apply at age 58 because Mr. Jipping has less than 30 years of service as of December 31, 2014. The above table does not reflect the reduction in the present value ($100,121 except for death) due to applying the 90% early retirement factor.

        Upon death or disability, a NEO (or his or her estate) receives a pro rata portion of his or her current year target bonus, full and immediate vesting of any unvested stock options and all restrictions on restricted stock are assumed lapsed. All balances under the cash balance and ESRP shift components of the Qualified Plan, and the ESRP balance (vested portion only for disability), are immediately payable. If the NEO has 10 years of service after age 45, then the NEO (and his or her spouse) is eligible for retiree medical benefits.

        Mr. Bready was not entitled to any severance benefits, payments or acceleration of his outstanding and unvested equity awards in connection with his resignation. The only payment Mr. Bready received after his resignation was a lump sum distribution of his ESRP benefit in the amount of $397,605 (the value as of December 31, 2014, plus interest) on March 3, 2015, pursuant to the terms of the plan.

Director Compensation

        The following table provides information concerning the compensation of directors during 2014.

 Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Total ($) (h)
Albert Ernst(4)	$28,125	$28,090	$56,215
Christopher H. Franklin	$85,000	$74,924	$159,924
Edward G. Jepsen	$75,000	$74,924	$149,924
David R. Lopez(4)	$28,125	$28,090	$56,215
William J. Museler	$85,000	$74,924	$159,924
Hazel R. O'Leary	$85,000	$74,924	$159,924
Thomas G. Stephens	$75,000	$74,924	$149,924
G. Bennett Stewart	$85,000	$74,924	$159,924
Lee C. Stewart	$100,000	$74,924	$174,924
J.C. Watts, Jr.(3)	—	—	—

(1)
Includes annual Board retainer and committee chairmanship retainer, as well as a lead director fee (for Mr. Lee Stewart only).

(2)
Aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Awards of restricted stock are made quarterly and recorded at fair value at the date of grant. The values for Ms. O'Leary and Messrs. Franklin, Jepsen, Museler, Stephens, Bennett Stewart and Lee Stewart awards were $74,924 (equivalent to 502 shares at $37.35 per share, 513 shares at $36.48 per share, 526 shares at $35.63 per share and 463 shares at $40.43 per share). The values for Mr. Ernst and Mr. Lopez was $28,090 (equivalent to 263 shares at $35.63 per share and 463 shares at $40.43 per share). The aggregate number of unvested stock awards outstanding as of December 31, 2014 for each director is as follows: Ms. O'Leary and Messrs. Franklin, Jepsen, Museler, Bennett Stewart and Lee Stewart, 7,449 shares; Mr. Stephens, 4,794 shares Messrs. Ernst and Lopez, 726 shares.

(3)
Mr. Watts left the Board in January 2014.

(4)
Messrs. Ernst and Lopez joined the Board in August 2014. Their cash retainer and stock awards were prorated for the length of service rendered in fiscal year 2014.

        Directors who are employees of the Company do not receive separate compensation for their services as a director. All non-employee directors are compensated under our standard non-employee director compensation policy, pursuant to which they are paid an annual cash retainer of $75,000 and an annual equity retainer of restricted stock with a total value of $75,000 (awarded through quarterly grants valued at $18,750 each). The restricted stock grants were made under the 2006 LTIP. In addition, we pay an additional cash retainer of $10,000 annually to the chair of each Board committee and $25,000 annually to our lead director. We do not pay per-meeting fees under the policy. In February 2015, the Board approved revisions to the director compensation policy and increased the annual cash retainer to $85,000 and increased the annual equity retainer of restricted stock to a total value of $85,000, both effective January 1, 2015. The Board also approved a revision beginning in the calendar year 2016, that non-employee directors will have the discretion to make individual elections to receive anywhere from 50% to 100% of the total annual cash retainer in grants of Company stock to be granted and with the same vesting provisions as described for restricted stock grants below. Directors were and will continue to be reimbursed for their out-of-pocket expenses in an accountable expense plan.

        The restricted stock grants will fully vest upon the earlier of (i) March 31 of the third year following the grant date, (ii) the date the grantee ceases to be a member of the Board for any reason other than due to removal for cause, or (iii) a "change of ownership" or "change in control" (as such term is defined under the applicable plan). If the grantee is removed from the Board for cause prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock. These restricted stock award agreements also provide that the restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

        We have stock ownership guidelines that apply to our non-employee directors. Under these guidelines, directors must meet the applicable stock ownership guidelines of the Company by the fifth anniversary of when they received their first stock grant from the Company. The guidelines require ownership of shares of our common stock valued at five times their annual cash retainer. Each of the directors is in compliance with, or is on schedule to meet the requirements of, the policy. Our Stock Ownership Policy is further described above in the section entitled "Compensation of Executive Officers and Directors — Compensation Discussion and Analysis — Stock Ownership Guidelines."

 PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Securities Exchange Act and related rules of the Securities and Exchange Commission, we are providing shareholders with an opportunity to vote on an advisory resolution to approve the executive compensation for our NEOs as described in this proxy statement (sometimes referred to as "say on pay"). Consistent with the advisory vote of the shareholders in 2011, the Board has determined that the opportunity for such a vote will occur at each year's annual meeting.

        Our compensation philosophy is designed to align each executive's compensation with the Company's short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to the Company's long-term success. This approach has been used since the inception of the Company and has been successful in helping us attract, retain and motivate individuals who have helped us achieve superior shareholder returns.

        The Compensation Committee, comprised solely of independent directors, is responsible for our compensation policies and practices and has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers without encouraging excessive risk-taking. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant. All members of the Board support our compensation philosophy.

        Shareholders are encouraged to read the Compensation of Executive Officers and Directors section of this proxy statement, including the Compensation Discussion and Analysis, for a detailed discussion of our compensation program for NEOs. We believe this compensation program has been successful in accomplishing its goals and, therefore, recommend that you vote FOR the following resolution:

    "Resolved, that the shareholders approve, on an advisory basis, the compensation paid to the Company's NEOs as disclosed in Compensation of Executive Officers and Directors, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement."

        This vote is nonbinding. The Board and the Compensation Committee value the opinion of shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of a negative vote.

        The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy on this proposal is required to approve the proposal. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION APPROVING THE EXECUTIVE COMPENSATION OF OUR NEOS AS DESCRIBED IN THIS PROXY STATEMENT.

 PROPOSAL 3 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Auditor Appointment

        Deloitte has acted as our independent registered public accounting firm to audit the financial statements of the Company and its consolidated subsidiaries since the Company's inception in 2003, and acted as such in 2014. The Audit and Finance Committee has appointed Deloitte to act as the independent registered public accountants to audit our 2015 consolidated financial statements. As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as our independent registered public accounting firm for 2015. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast. If the shareholders fail to ratify the appointment of

Deloitte, the Audit and Finance Committee would reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit and Finance Committee determines that such a change would be in the Company's or our shareholders' best interests.

        Representatives of Deloitte are expected to be present at the 2015 Annual Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they so desire.

Independent Registered Public Accounting Firm

        The following table provides a summary of the aggregate fees incurred for Deloitte's services in 2014 and 2013:

	2014	2013
Audit fees(1)	$1,668,000	$1,607,000
Audit-related fees(2)	$406,865	$581,000
Tax fees(3)	$517,296	$1,461,500
All other fees(4)	$5,000	$4,000
Total fees	$2,597,161	$3,653,500

(1)
Audit fees were for professional services rendered for the audit of our consolidated financial statements and internal controls and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filing engagements.

(2)
Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include due diligence support relating to merger and acquisition activity and the audit of our employee benefit plans and accounting consultations. The fees also include amounts for the services provided in connection with our securities offerings.

(3)
Tax fees were professional services for federal and state tax compliance, tax advice and tax planning, including services to support merger and acquisition activity.

(4)
All other fees were for services other than the services reported above. These services included subscriptions to the Deloitte Accounting Research Tool.

        The Audit and Finance Committee of the Board of Directors does not consider the provision of the services described above by Deloitte to be incompatible with the maintenance of Deloitte's independence.

        The Audit and Finance Committee has adopted a pre-approval policy for all audit and non-audit services pursuant to which it pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. To the extent that we need an engagement for audit and/or non-audit services between Audit and Finance Committee meetings, the Audit and Finance Committee chairman is authorized by the Audit and Finance Committee to approve the required engagement on its behalf.

        The Audit and Finance Committee approved all of the services performed by Deloitte in 2014.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFYING THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY'S 2015 CONSOLIDATED FINANCIAL STATEMENTS.

PROPOSAL 4 — APPROVAL OF THE 2015 EMPLOYEE STOCK PURCHASE PLAN

        The Board of Directors has recently approved and is seeking shareholder approval of the ITC Holdings Corp. 2015 Employee Stock Purchase Plan, or 2015 ESPP. The 2015 ESPP was approved by our Board of Directors March 26, 2015. A copy of the 2015 ESPP was filed electronically with the SEC with this proxy statement. We suggest that you read the 2015 ESPP in its entirety for a more complete understanding of the 2015 ESPP.

Summary of the 2015 ESPP

        The purpose of the 2015 ESPP is to encourage broad-based employee stock ownership, thus aligning employees' interests with those of shareholders, and to enhance the ability of the Company to attract, motivate and retain qualified employees. We believe that the 2015 ESPP offers a convenient means for our employees who might not otherwise own our common shares to purchase and hold common shares. We also believe that the ability to acquire shares at a discount to market and without broker fees offers a meaningful incentive to participate. Our employees' continuing economic interests as shareholders in our performance and success should further enhance our potential for growth and profitability.

Shares Subject to the 2015 ESPP

        The 2015 ESPP would include an aggregate of one million (1,000,000) shares of our common stock. If any purchase right under the 2015 ESPP terminates, is cancelled or expires without having been exercised in full, the underlying common shares that were not purchased are again available under the 2015 ESPP, unless the 2015 ESPP has been terminated. To prevent dilution or enlargement of the rights of participants under the 2015 ESPP, appropriate adjustments will be made if any change is made to our outstanding common shares by reason of any merger, statutory share exchange, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or its value.

Eligible Participants

        All employees of the Company and its subsidiaries whose customary employment is for more than 20 hours per week and five or more months per calendar year at the time of an offer will be eligible to participate in the 2015 ESPP unless, after the grant of purchase rights under the 2015 ESPP, the employee would own common stock exceeding 5% of the total combined voting power or value of all outstanding common stock of the Company or its subsidiaries (as calculated under the attribution rules in the Code). Participation in the 2015 ESPP is voluntary and is dependent upon each eligible employee's election to participate and his or her determination as to the desired level of participation, subject to the 2015 ESPP's limits. As of the record date, approximately 585 of our employees were eligible to participate in the 2015 ESPP. Since participation is voluntary and the number of purchase periods and the purchase prices of shares under the 2015 ESPP are subject to the discretion of the Compensation Committee and prevailing market prices of the common stock from time to time, the benefits to be received by participants are not determinable.

Purchases Under the 2015 ESPP

        The ESPP will be administered by the Compensation Committee, which has broad power under the 2015 ESPP to make determinations regarding the 2015 ESPP, to interpret the terms of the 2015 ESPP and to establish rules and regulations for its administration. Whether offers will be made under the 2015 ESPP and the beginning and ending dates of the related purchase periods will be determined by the Compensation Committee. A purchase period may not be less than three months nor more than 27 months. The purchase price at which shares may be purchased is determined by the Compensation Committee at the beginning of the purchase period and will not be less than the lesser of 85% of the fair market value per share of the common stock on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period. As of the record date, the closing sale price of our common stock was $36.84. To the extent permissible under Code Section 423 and related regulations and not otherwise prohibited by the 2015 ESPP, the Committee may establish purchase periods that are consecutive or overlap, may establish separate offers with different terms and offers that vary from time to time, and may designate the eligible employees that may participate in any particular offer.

        On the first day of each purchase period, each participant who has elected to participate in the purchase period receives a non-transferable option to purchase, on the last day of the purchase period, as many whole common shares as the participant can purchase with the payroll deductions credited to his or her account during that period. The option to purchase will be exercised automatically on the last day of the purchase period. Fractional shares will not be issued under the 2015 ESPP, and any amount remaining in the participant's account after such exercise will be held for the purchase of common shares in the next purchase period.

        Participants may purchase shares by submitting an enrollment form to the Company, during the election period established by the Compensation Committee and prior to the beginning of the purchase period, stating the participant's election to have payroll deductions made for the purpose of participating in the 2015 ESPP. The amounts deducted will be credited to the participant's account under the 2015 ESPP, but we will not establish any actual separate account to hold such amounts and we will not pay any interest on the deducted amounts. Payroll deduction amounts may not exceed 10% of the participant's pre-tax base salary, nor may a participant purchase more than seven hundred (700) shares of common stock in any three month purchase period (adjusted upward for any purchase period of more than three months) or, in any calendar year, shares having a fair market value of more than $25,000 (determined at the beginning of the relevant purchase period). After initial enrollment in the 2015 ESPP, payroll deductions will continue from purchase period to purchase period unless the participant makes another election to terminate his or her payroll deductions, leaves the Company or becomes ineligible to participate in the 2015 ESPP. An employee may suspend payroll deductions during a purchase period only at the discretion of the Company in the event of an unforeseen hardship, but payroll deductions made prior to approval of the suspension by the Company will be used to purchase stock for the employee at the end of the purchase period.

        If insufficient shares remain available in any offering period under the 2015 ESPP, the shares available will be allocated pro rata among the participants in that offering period in the same proportion that their base salary bears to the total of the base salaries of all participants for that purchase period. Any amounts not applied to the purchase of common shares will be refunded to the participants after the end of the offering period without interest.

        If a participant ceases to be one of our employees for any reason, the Company will issue a check to the former employee or his or her estate, within a reasonable time after termination, in the amount of all payroll deductions collected from the participant and not used to purchase shares as of the termination date.

Restriction on Transfer

        Unless otherwise permitted by the Compensation Committee, shares purchased under the 2015 ESPP may not be sold, transferred or otherwise disposed of for six months after the purchase period in which they were acquired. The right to acquire shares under the 2015 ESPP is not transferable during an employee's lifetime.

Amendment of the 2015 ESPP

        No purchase periods may begin after March 26, 2025. The Board may amend the 2015 ESPP at any time, but no amendment may disqualify the 2015 ESPP under Section 423 of the Code without shareholder approval. No amendment or termination will materially and adversely affect any right to purchase shares that has been granted under the 2015 ESPP without the consent of the participant.

Change in Control of the Company

        If we are acquired or are otherwise involved in a change in control transaction in which the Company is the surviving entity, each participant will be entitled to receive, at the end of the purchase period, in lieu of the shares which the participant is otherwise entitled to receive, the consideration which the participant would have been entitled to receive pursuant to the terms of the agreement relating to the change in control transaction if the participant had been a holder of record of such shares. In addition, in the event of a change in control transaction, the Committee may terminate the purchase period as of the date of the change in control transaction and cause each participant to have his or her outstanding rights to acquire common shares under the 2015 ESPP exercised as of the time immediately prior to the change in control transaction to the extent payroll deductions were made prior to such time. If a change in control transaction occurs in which the Company is not the surviving entity, the purchase period automatically will terminate as of the date of the change in control transaction and each participant's outstanding rights to acquire common shares under the 2015 ESPP will be exercised as of the time immediately prior to the change in control transaction to the extent payroll deductions were made prior to such time.

Shares Available for Grant and Options Outstanding

        The Company makes equity-based grants to employees, directors and consultants under the 2006 LTIP, issues shares to employees under the 2006 ESPP, and previously made equity-based grants to employees and directors under the 2003 Plan, all of which plans were previously approved by shareholders. The following table sets forth certain information with respect to our equity compensation plans at December 31, 2014 (shares in thousands):

	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans(a)
Equity compensation plans approved by shareholders:	4,603	$20.71	4,999

(a)
The number of shares remaining available for future issuance under equity compensation plans has been reduced by 1) the common shares issued through December 31, 2014 upon exercise of stock options; 2) the number of common shares that could be issued upon the future exercise of outstanding stock options and 3) the number of restricted stock awards granted that have not been forfeited. The 2006 LTIP imposes a separate restriction so that no more than 9,750,000 of the shares may be granted as awards to be settled in shares of common stock other than options or stock appreciation rights. Amounts in the table do not include the additional number of shares covered by the plans being proposed for approval by shareholders. The 2006 ESPP will be terminated as to future grants if the 2015 ESPP is approved by shareholders. The 2006 LTIP will be terminated as to future grants if the 2015 LTIP is approved by shareholders.

        Because participation in the 2015 ESPP is voluntary and elective, the benefits or amounts that any participant or group of participants may receive if the 2015 ESPP is approved are not currently determinable. No benefits have been received under the 2015 ESPP to date.

United States Federal Income Tax Consequences

        The following is a general summary of the material United States federal income tax consequences to us and to participants in the 2015 ESPP based on the Internal Revenue Code as currently in effect. This summary is necessarily general in nature and does not purport to be complete.

        The 2015 ESPP is intended to be an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code. That section provides that a participant in the 2015 ESPP will generally realize no taxable income as a result of the grant or exercise of rights to acquire common shares under the 2015 ESPP. Amounts deducted from a participant's compensation to purchase shares under the 2015 ESPP are taxable income to participants in the year in which the amounts would otherwise have been received.

        If the shares acquired under the 2015 ESPP are sold by the participant more than two years after the grant of the applicable right (i.e. the beginning of the applicable offering period) and one year from the exercise date, the participant will recognize as ordinary income an amount equal to the lesser of (1) the amount by which the fair market value of the shares when purchased exceeds the purchase price (i.e. the discount below fair market value), or (2) the amount, if any, by which the fair market value of the shares at the time of the sale exceeds the purchase price. The participant's tax basis in the shares purchased will increase by the amount recognized as ordinary compensation income and any further gain recognized on the sale will be treated as capital gain. We will not be entitled to a deduction for federal income tax purposes with respect to such sale.

        However, if the shares acquired under the 2015 ESPP are sold by the participant within two years after the grant of the applicable right or within one year of the exercise date, the participant will recognize ordinary income in the year of such sale, the amount of which generally will be the excess of the fair market value of the shares on the date the shares were purchased (i.e. the end of the applicable offering period) over the purchase price for those shares. The participant's tax basis will increase by the amount recognized as compensation and any further gain or loss realized upon the sale will be capital gain or loss. In general, we will be entitled to a tax deduction for federal income tax purposes at the time of such sale in an amount equal to the ordinary compensation income recognized by the participant. However, if the participant is the Company's chief executive officer or one of our other most highly compensated executive officers in the year of sale, no deduction will be available to us to the extent the participant's total ordinary compensation income during that year exceeds $1 million.

Vote Required

        We are seeking shareholder approval of this proposal to satisfy the requirements of Code Section 423. Approval of the 2015 ESPP requires the affirmative vote of a majority of the votes cast by the holders of common shares entitled to vote on the proposal. Abstentions and broker non-votes will not be deemed votes cast in determining approval of this proposal and will not have the effect of a vote for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 2015 EMPLOYEE STOCK PURCHASE PLAN

 PROPOSAL 5 — APPROVAL OF THE 2015 LONG TERM INCENTIVE PLAN

        On March 26, 2015, our Board of Directors adopted the ITC Holdings Corp. 2015 Long Term Incentive Plan (the "2015 LTIP"), subject to shareholder approval at the Annual Meeting.

        The purpose of the 2015 LTIP is to promote the best interests of the Company and its shareholders by encouraging employees, non-employee directors and consultants of the Company and its subsidiaries to own stock and to align their interests with the interests of shareholders. We believe that the 2015 LTIP will enhance our ability to attract, motivate and retain qualified employees, directors and consultants, and will encourage strong performance through the grant of performance based awards. A copy of the 2015 LTIP was filed electronically with the SEC with this proxy statement. We suggest that you read the 2015 LTIP in its entirety for a more complete understanding of its terms.

Key Features of the 2015 LTIP

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  The Compensation Committee of the Board of Directors will administer the 2015 LTIP, determine who will receive awards and determine the terms of awards subject to the restrictions in the 2015 LTIP.

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  A total of 6,500,000 shares will be reserved for issuance under the 2015 LTIP. The 2006 LTIP will be terminated as to future grants if the 2015 LTIP is approved by shareholders.

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  All directors and employees, as well as certain consultants, are eligible to receive awards.

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  Awards may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and incentive awards, and may be paid in cash, stock or, in some cases, other property.

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  Stock options and stock appreciation rights that are "underwater" may not be repriced without shareholder approval.

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  Stock options and stock appreciation rights may not be granted with an exercise price below fair market value at the date of grant and may not be exercised more than 10 years after the grant date.

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  Awards generally have a minimum one year vesting requirement.

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  Accelerated vesting upon a change in control will occur only if there is also a qualified termination of employment or status.

Background for the Current Request

        Our 2006 LTIP will not be available for use after February 7, 2016. If the 2015 LTIP is not approved by shareholders, we would need to make significant changes to our equity award practices which would eliminate our ability to award competitive grants and hamper our ability to attract, motivate and retain highly qualified talent. If our shareholders approve the 2015 LTIP, we will be able to grant awards from the LTIP through March 26, 2025, subject to availability of shares. We would also be able to continue making awards that are exempt from the million dollar cap on compensation deductions imposed by Code Section 162(m) on compensation paid to our most highly paid executive officers for five years without further shareholder approval. The 2006 LTIP will be terminated as to future grants if the 2015 LTIP is approved by shareholders.

Vote Required

        We are seeking shareholder approval of this proposal to satisfy the requirements for deductibility of executive compensation paid pursuant to the 2015 LTIP under Section 162(m) of the Internal Revenue Code, to qualify certain awards as incentive stock options under Code Section 422 and to comply with applicable rules of the New York Stock Exchange. Approval of the 2015 LTIP requires the affirmative vote of a majority of the votes cast by the holders of common shares entitled to vote on the proposal. Abstentions will be treated as votes cast for purposes of the New York Stock Exchange vote standard and will have the effect of a vote against the proposal. Broker non-votes will not be deemed votes cast in determining approval of this proposal and will not have the effect of a vote for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 2015 LONG TERM INCENTIVE PLAN

Shares Subject to the 2015 LTIP

        We have reserved an aggregate of six million five hundred thousand (6,500,000) shares of our common stock to be awarded under the 2015 LTIP. Up to one million three hundred thousand (1,300,000) of these shares may be granted as incentive stock options. Up to four million six hundred thousand (4,600,000) of the shares may be granted as awards to be settled in shares of common stock other than options or stock appreciation rights. Each share granted counts as one share against the shares available under the 2015 LTIP. The 2015 LTIP includes a provision that none of the following may be added back to the plan limit for future awards: (i) the full number of shares not issued or delivered as a result of the net settlement of an outstanding option or stock appreciation right, regardless of the number of shares actually used to make such settlement; (ii) shares used to pay the exercise price or for settlement of any award; (iii) shares used to satisfy withholding taxes related to the exercise or settlement of any award; (iv) shares repurchased on the open market with the proceeds of the option exercise price; and (v) shares subject to a restricted stock award that have been forfeited. If any shares awarded under the 2015 LTIP are forfeited, cancelled, expire or otherwise terminate without issuance of such shares, the underlying common shares become available again under the 2015 LTIP and are not counted against the other grant limitations described above. To prevent dilution or enlargement of the rights of participants under the 2015 LTIP, appropriate adjustments will be made by the Committee (as defined under "Administration") if any change is made to our outstanding common shares by reason of any merger, statutory share exchange, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or its value.

Participants

        All employees, directors and consultants of the Company and its subsidiaries who are selected by the Committee in its sole discretion from time to time are eligible to participate in the 2015 LTIP. Approximately 585 employees, 8 non-employee directors and 1,000 consultants would be eligible to participate in the 2015 LTIP if it were currently in place. The Committee may condition the grant of an award to an individual under the 2015 LTIP by requiring that the individual become an employee, director or consultant; provided, however, that the award is deemed granted as of the date that the individual becomes an employee, director or consultant. Because all awards under the 2015 LTIP will be determined by the Committee, in its sole discretion, it is not possible at this time to determine the awards that will be made to any particular employee, officer, director or consultant under the 2015 LTIP in the future. No awards have been made under the 2015 LTIP to date.

Administration

        The 2015 LTIP is administered by the Compensation Committee of our Board of Directors, or any other committee or sub-committee of the Board designated by the Board from time to time. We refer to the committee administering the 2015 LTIP as the Committee in this proxy statement. The Committee has the power to select participants who will receive awards, to make awards under the 2015 LTIP, to determine the terms and conditions of awards (subject to the terms and conditions of the 2015 LTIP) and to determine whether such terms and conditions have been satisfied. The Committee also has broad power to, among other things, interpret the terms of the 2015 LTIP and establish rules and regulations for the administration of the 2015 LTIP. In the case of awards designated as awards under Section 162(m) of the Code, the Committee's power to take certain actions will be limited by Section 162(m).

        The Committee and the Board are not permitted to cancel outstanding options or stock appreciation rights and grant new awards as substitutes under the 2015 LTIP, amend outstanding options or stock appreciation rights to reduce the exercise price below the fair market value of the common stock on the original grant date, or exchange outstanding options or stock appreciation rights for cash if the exercise price per share of such options or stock appreciation rights is greater than the fair market value per share as of the date of exchange, in each case without shareholder approval.

Types of Plan Awards and Limits

        The Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units and performance-based awards under the 2015 LTIP. The terms of each award will be set forth in a written agreement with the recipient.

  Stock Options

        The Committee may grant incentive stock options and nonqualified stock options. No option may be exercised after the tenth anniversary of the date the option was granted. The exercise price of any option granted under the 2015 LTIP must not be less than the fair market value of our common stock on the grant date. As of the record date, the closing sale price of our common shares was $36.84. Payment upon exercise may be made by (1) cash or check, (2) tendering shares of common stock to the Company, which are withheld from the option being exercised or are freely owned and held by the participant, (3) broker-assisted cashless exercise, (4) delivery of other consideration approved by the Committee with a fair market value equal to the exercise price or (5) other means determined by the Committee. A payment method involving delivery or withholding of common stock may not be used if it would violate applicable law or would result in adverse accounting consequences for the Company.

        Options constituting incentive stock options may be granted only to our employees. The aggregate market value, determined on the grant date, of stock with respect to which incentive stock options may first become exercisable for a holder during a calendar year may not exceed $100,000. In addition, in the event that the recipient owns more than 10% of our common stock as determined under the Code, the exercise price of incentive stock options may not be less than 110% of the fair market value of our common stock on the grant date, and the options may not be exercised more than five years after the grant date.

  Stock Appreciation Rights

        The Committee may grant stock appreciation rights pursuant to such terms and conditions as the Committee determines. No stock appreciation right may be granted with a term of more than ten years from the grant date. The exercise price may not be less than the fair market value of the common stock on the grant date. Upon exercise of a stock appreciation right, the participant will have the right to receive the excess of the aggregate fair market value of the shares on the exercise date over the aggregate exercise price for the portion of the right being exercised. Payment of the exercise price may be made by the same methods permitted for stock option payments discussed above as specified in the grant agreement.

  Restricted Stock and Restricted Stock Units

        The Committee may grant shares of restricted stock and restricted stock units pursuant to such terms and conditions as the Committee determines. The restricted stock and restricted stock units will be subject to restrictions on transferability and alienation and other restrictions as the Committee may impose. The Committee may require payment of consideration for restricted stock granted under the 2015 LTIP, which may be payable in cash, stock or other property. Recipients of issued and outstanding restricted stock otherwise have the same rights as other shareholders, including all voting and dividend rights. Recipients of restricted stock units may receive dividend equivalent rights at the Committee's discretion. Restricted stock units are payable in common stock or cash as of the vesting date and must be paid no later than two and a half months after the end of the year in which the vesting date occurs in accordance with applicable tax rules. The 2015 LTIP also permits certain highly compensated participants to defer certain cash bonus awards, which we may match up to 50% and grant to these participants as restricted stock unit awards.

  Performance Awards

        The Committee may grant performance awards on terms and conditions that the Committee determines. Performance awards consist of the right to receive cash, common stock or other property. The written agreement for each grant will specify the performance goals, the period over which the goals are to be attained, the payment schedule if the goals are attained and other terms as the Committee determines. In the case of performance shares, the participant will have the right to receive legended certificates of common stock subject to restrictions on transferability (or the shares may be issued in equivalent book entry form). To the extent such shares are issued and outstanding, a participant will be entitled to vote those shares prior to satisfaction of the performance goals, and any dividends received may be (1) reinvested in additional performance shares, subject to the same goals and restrictions as the underlying award, (2) payable in cash upon satisfaction of the performance goals, subject to the same goals and restrictions as the underlying award, or (3) a combination thereof. In the case of performance units, the participant will receive an agreement that specifies the performance goals that must be satisfied prior to payment, which may be cash, common stock or other property. Performance awards must be paid no later than two and a half months after the end of the year in which vesting occurs in accordance with applicable tax rules.

  Incentive Awards

        The Committee may grant incentive awards on terms and conditions that the Committee determines. The determination for granting incentive awards may be based on the attainment of performance levels of the Company as established by the Committee. Incentive awards will be paid in cash, shares of common stock or other property and will equal a percentage of the participant's base salary for the fiscal year, a fixed dollar amount or some other formula determined by the Committee. Payments will be made within two and a half months after the end of the fiscal year in which the award is no longer subject to a substantial risk of forfeiture, but only after the Committee determines that the performance goals were attained.

  Code Section 162(m) Performance Measure Awards

        Options and stock appreciation rights granted under the 2015 LTIP are intended to satisfy the requirements of Code Section 162(m) and are deemed to have been designated by the Committee as Code Section 162(m) awards unless the award agreement specifies otherwise. Any other award granted to an employee participating in the 2015 LTIP that complies with certain additional requirements intended to satisfy the exemption for performance-based compensation under Section 162(m) shall be deemed to have been designated by the Committee as a Code Section 162(m) award unless the grant agreement specifies otherwise. The performance criteria will be one or more of the following objective performance goals, either individually, alternatively or in any combination, applied to either the Company as a whole or to a subsidiary, either individually, alternatively, or in any combination, and measured over a designated performance period, in each case as specified by the Committee in the grant agreement: earnings (as measured by net income, gross profit, operating income, operating income before interest, EBIT, EBITA, EBITDA, pretax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis; revenue/net revenue; return on net revenue (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pretax income, operating cash flow or cash earnings as a percentage of net revenue);

revenue growth; cash flow; operating cash flow; free cash flow; discounted cash flow; working capital; market capitalization; cash return on investment; return on capital; return on cost of capital; shareholder value; return on equity; total shareholder return; return on investment; economic value added; return on assets/net assets; stock trading multiples (as measured against investment, net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pretax income, cash earnings or operating cash flow); stock price; attainment of strategic or operational initiatives; and achievement of operational goals, including but not limited to safety records, outage frequencies and capital and maintenance projects.

        Subject to the adjustment provisions described above, the 2015 LTIP limits grants to any one employee participant in any one fiscal year to 600,000 shares subject to options, 600,000 shares subject to stock appreciation rights, 400,000 shares subject to restricted stock awards, 400,000 shares subject to restricted stock unit awards, 400,000 shares subject to performance awards and 400,000 shares subject to incentive awards. The 2015 LTIP further limits the dollar value payable to any one participant in any one fiscal year on restricted stock units, performance awards or incentive awards valued in property other than common stock to the lesser of $3 million or four times the participant's base salary in the fiscal year. These limitations are intended to comply with the requirements of the exception to the $1 million cap on deduction of compensation paid to certain officers under Section 162(m) of the Code and do not apply to awards that are not designated or deemed designated as Code Section 162(m) awards.

Termination of Employment or Services

  Options and Stock Appreciation Rights

        Unless otherwise provided in the related grant agreement, if a participant terminates employment or services for any reason prior to the date that an option or stock appreciation right becomes vested, the right to exercise the option or stock appreciation right terminates and all rights cease unless otherwise provided in the grant agreement. If an option or stock appreciation right becomes vested prior to the termination of the employment or services for any reason other than the participant's death or disability, then the participant has the right to exercise the option or stock appreciation right to the extent it was exercisable upon termination before the earlier of three months after termination or the expiration of the option or stock appreciation right unless otherwise provided in the related grant agreement. If termination is due to the participant's death or disability, then the participant or his or her estate may exercise the option or stock appreciation right to the extent it was exercisable upon termination until its expiration date, subject to any limitations in the grant agreement. The Committee may, in its discretion, accelerate the participant's right to exercise an option or stock appreciation right, or extend the term of the option or stock appreciation right, subject to any other limitations.

  Restricted Stock, Restricted Stock Units, Performance Awards and Incentive Awards

        Unless otherwise provided in the related grant agreement, if a participant terminates employment or services for any reason, any portion of a restricted stock award, restricted stock unit award, performance award or incentive award that is not yet vested is generally forfeited to the Company (subject to a refund by the Company of any purchase price paid by the participant). Subject to Code Section 409A, the Committee may also waive or change the remaining conditions, goals or restrictions, or add additional conditions, goals or restrictions, with respect to such award except for restrictions on a Code Section 162(m) award. However, the Committee may, for Code Section 162(m) awards, provide that upon the participant's termination of employment prior to vesting due to death, disability or a change in control termination, that the award shall be deemed to have been vested on the terms determined by the Committee.

Limitations on Transfer of Awards

        No award under the 2015 LTIP may be transferable other than by will or the laws of descent and distribution. In general, stock options and stock appreciation rights may only be exercised by the participant during his or her lifetime. However, a participant may assign or transfer an award, other than an incentive stock option, with the consent of the Committee. All shares of common stock subject to an award will contain a legend restricting the transferability of the shares pursuant to the terms of the 2015 LTIP, which will remain until the restrictions have terminated, lapsed or been satisfied. If the shares are issued in book entry form, a notation to the same restrictive effect as the legend will be placed on the transfer agent's books.

Termination and Amendment

        No new awards may be granted under the 2015 LTIP on or after March 26, 2025. The Board may terminate or amend the 2015 LTIP or the granting of any awards under the 2015 LTIP at any time and the Committee may amend the terms of outstanding awards, but shareholder approval will be required for any amendment that materially increases benefits under the 2015 LTIP, increases the shares of common stock available under the 2015 LTIP (except pursuant to the adjustment provisions of the 2015 LTIP), changes the eligibility provisions or modifies the 2015 LTIP in a manner requiring shareholder approval under any applicable stock exchange rule. An amendment to the 2015 LTIP will not, without the consent of the participant, materially and adversely affect the participant's outstanding awards except to qualify the awards for exemption under Section 409A of the Code, bring the 2015 LTIP into compliance with Section 409A of the Code, or as provided in the grant agreement.

Change in Control of the Company

        Awards under the 2015 LTIP to employees will generally be subject to special provisions upon the occurrence of a "change in control termination." A "change in control termination" is a termination of employment by the Company without "cause" or, if the employee is a party to a written employment agreement with the Company, by employee for "good reason" (as defined in such agreement as in effect from time to time), which termination occurs after: (i) the execution of an agreement to which the Company is a party pursuant to which a "change in control" (as defined in the 2015 LTIP) has occurred or will occur (upon consummation of the transactions contemplated by such agreement) but, if a change in control has occurred pursuant thereto, not more than two years after such change in control, and if a change in control has not yet occurred pursuant thereto, while such agreement remains executory; or (ii) the occurrence of a change in control not pursuant to an agreement with the Company, but not more than two years thereafter. For grants to employees, unless otherwise provided in the grant agreement, upon a change in control termination (i) all outstanding options or stock appreciation rights immediately will become fully vested and exercisable; (ii) any restriction period on any shares of common stock will immediately lapse and the shares become freely transferable; (iii) all performance goals will be deemed to have been satisfied and any restrictions on any performance award will immediately lapse and the awards will become immediately payable; and (iv) all performance measures will be deemed to have been satisfied for any outstanding incentive award, which immediately become payable.

        For awards to non-employee directors and consultants under the 2015 LTIP, unless otherwise provided in the grant agreement, upon a change in control (i) all outstanding options or stock appreciation rights immediately will become fully vested and exercisable; (ii) any restriction period on any shares of common stock will immediately lapse and the shares become freely transferable; (iii) all performance goals will be deemed to have been satisfied and any restrictions on any performance award will immediately lapse and the awards will become immediately payable; and (iv) all performance measures will be deemed to have been satisfied for any outstanding incentive award, which immediately become payable.

        The Committee may also determine that upon a change in control transaction, any outstanding option or stock appreciation right will be cancelled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price.

United States Federal Income Tax Consequences

        The following discussion is a summary of the federal income tax consequences relating to the grant and exercise of awards under the 2015 LTIP and the subsequent sale of common stock that will be acquired under the 2015 LTIP. Federal income tax laws and regulations are technical in nature and their application may vary in individual circumstances.

        Nonqualified Stock Options.    There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the option shares on the date of exercise over the exercise price, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Section 162(m) of the Code. Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

        Incentive Stock Options.    There will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Code. Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and we will receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be a tax preference item that could subject a participant to alternative minimum tax in the year of exercise.

        Stock Appreciation Rights.    The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the cash or fair market value of any shares of common stock received will be taxable to the participant as ordinary income, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Code.

        Restricted Stock Awards.    Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, such participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.

        Restricted Stock Unit Awards, Performance Awards, and Incentive Awards.    A participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock unit award, performance award or incentive award is granted. When a participant receives payment under any such award, the amount of cash received and the fair market value of any shares of stock received will be ordinary income to the participant, and we will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code.

        Code Section 409A.    Section 409A of the Code has implications that affect traditional deferred compensation plans, as well as certain equity-based awards. Section 409A requires compliance with specific rules regarding the timing of exercise or settlement of equity-based awards. Individuals who hold awards are subject to the following penalties if the terms of such awards are not exempted from or do not comply with the requirements of Section 409A: (i) appreciation is includible in the participant's gross income for tax purposes once the awards are no longer subject to a "substantial risk of forfeiture" (e.g., upon vesting), (ii) the participant is required to pay interest at the IRS underpayment rate plus one percentage point commencing on the date an award subject to Section 409A is no longer subject to a substantial risk of forfeiture, and (iii) the participant incurs a 20 percent penalty tax on the amount required to be included in income. The 2015 LTIP and the awards granted thereunder are intended to be exempt from or conform to the requirements of Section 409A.

PROPOSAL 6 — SHAREHOLDER PROPOSAL
REQUESTING ACTION TO MODIFY THE REQUIREMENTS FOR CALLING A SPECIAL
MEETING OF SHAREHOLDERS

        James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, who together own 150 shares of the Company's common stock, propose the following:

Proposal 6 — Special Shareowner Meetings

        Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board's current power to call a special meeting.

        This proposal topic won our 48% support at our 2014 annual meeting. Special meetings and the right to act by written consent are 2 complementally means to allow shareowners to weigh in on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on important issues is especially valuable when events unfold quickly and issues may become moot by the next annual meeting.

        GMI Ratings, an independent investment research firm, said Michigan law gives shareholders the right to call special meetings, providing for a 10% threshold requirement. Additionally, Michigan law provides for shareholder action by written consent with simple majority threshold requirements. Adoption of this proposal topic would help equalize the situation where we do not have the full power under Michigan law to act by written consent.

        Providing for a shareholder right to call a special meeting, in the absence of a full shareholder right to act by written consent, is especially important since 37% of our shares voted against the lucrative ITC executive pay package at our 2014 annual meeting.

        Please vote to enhance shareholder value:

Special Shareowner Meetings — Proposal 6

Board of Directors' Position

        At the 2014 annual meeting, the proponents made a proposal to recommend that the Board modify the Bylaws to reduce the required ownership threshold for shareholders to request a special meeting from a majority of the outstanding shares to 15%. Holders of a majority of the shares who voted on that proposal at that meeting voted against it, consistent with the Board's recommendation. The Board's position was, and continues to be, that calling a special meeting of shareholders is not a matter to be taken lightly and that special meetings should be held only to cover extraordinary events when fiduciary or strategic considerations dictate that the matter be addressed before the next annual meeting. However, because holders of a substantial number of shares supported the proposal last year and a similar proposal was made for the Company's 2015 annual meeting, the Board decided to reconsider the existing Bylaws provision.

        On February 24, 2015, the Board amended the Bylaws to reduce the required ownership threshold for shareholders to request a special meeting from a majority to 25%. This modification was made in light of advice and input from management and our legal advisors regarding management's dialogue with our larger institutional shareholders, market practices, available alternatives and other relevant factors. In adopting an ownership threshold of 25%, the Board believes it is striking an appropriate balance between enhancing the rights of shareholders and increasing the potential for frequent meeting requests that cover agenda items relevant only to particular constituencies as opposed to shareholders generally. This threshold should continue to help avoid the substantial costs and distractions associated with the calling of special meetings unless a significant group of shareholders believes that the calling of a special meeting of shareholders is warranted.

        Organizing and preparing for a special meeting involves a significant commitment of time and focus by management, and imposes substantial legal, administrative and distribution costs. Giving shareholders who hold as little as 10% of the Company's outstanding common stock the unlimited power to call special meetings for reasons that may not be in the best interest of the vast majority of shareholders opens the door to potential abuse, waste of corporate resources and disruption of the Board's and management's focus on operating the Company. Based on input from institutional shareholders, the Board believes that institutional shareholders prefer a threshold of 25% over one as low as 10% due to the potential for unwarranted special meetings that would create additional administrative and financial burdens for these shareholders.

        Despite the proponents' assertion to the contrary in their statement in support of their proposal, the Michigan Business Corporation Act ("MBCA") does not provide to holders of such a low percentage of stock in a Michigan corporation an unfettered right to call a special meeting. Instead, the MBCA provides that holders of 10% or more of the Company's stock may petition a Michigan circuit court to call a special meeting of shareholders and that the court may grant the request only upon a showing of good cause. The proponents' recommendation to allow holders of 10% of the outstanding shares to call a special meeting without going to court and without a showing of good cause goes well beyond the scope of the Michigan statute.

        The Company, like other corporations in Michigan and most other states pursuant to long-established state laws, is required to hold an annual meeting for the purpose of electing directors and conducting other shareholder business. The Company's directors are held accountable to shareholders through annual elections of the entire Board and through a director resignation policy that requires directors who do not receive a majority of the votes cast in the election to submit their resignation to the Board. In addition, the annual meeting proxy statement each year contains copious detailed information regarding compensation of the Company's executives (see "Compensation of Executive Officers and Directors"), a thorough explanation of compensation decisions made in the prior year (see "Compensation of Executive Officers and Directors" — Compensation Discussion and Analysis") and a proposal allowing shareholders to express their views on that compensation (see "Proposal 2 — Advisory Vote On Executive Compensation"). Shareholders are thus provided ample opportunity at the annual meeting to take action to address the Board performance and compensation-related issues noted by the proponent as a reason for approving their proposal.

        Shareholders can be assured that their right to be apprised of and vote on significant matters is also protected by state law and stock exchange rules. If a significant matter arises requiring shareholder approval prior to the next annual meeting, the Company is able to call a special meeting without further modifying the Bylaws. The MBCA requires that major corporate actions, such as a merger or a sale of substantially all of our assets, be approved by at least a majority of shareholders. Also, the Company must obtain shareholder approval from holders of a majority of the shares voting on the matter for equity compensation plans, significant issuances of securities to related parties, and private issuances of shares that represent more than 20% of the Company's voting power in order to maintain its New York Stock Exchange listing. It is difficult to see how reducing the threshold to permit holders of 10% of outstanding common stock to call special meetings of shareholders would address the perceived concerns of the proponents or improve the Company's corporate governance in view of these shareholder approval requirements when our Board as well as our Chairman and President — all of whom are bound by fiduciary duties to act in the best interest of all shareholders — are empowered to call a special meeting if the Board should find it necessary to take such an action.

        Nor is there a need to hold special meetings to allow shareholders to air their grievances or concerns. The Company's annual meetings are regularly held and scheduled well in advance, affording shareholders the ability to attend and express their concerns from the floor of the annual meeting to other shareholders, the Board and management, to submit shareholder proposals (such as this one) for inclusion in the Company's proxy statement and to discuss questions or concerns informally before and after the meeting. If matters arise between annual meetings that are of concern to shareholders, shareholders are able to communicate directly with the Board, as described under the heading "Shareholder Communications — Communications with the Board" in the Corporate Governance section of this Proxy Statement, and with management. In addition, shareholders are generally free to communicate with each other under applicable regulations.

        After careful consideration of this proposal and in light of the recently adopted changes to the Bylaws and the other factors noted above, the Board has determined that it is not in the best interests of the shareholders or the Company for holders of only 10% of our outstanding common stock to have an unlimited ability to call a special meeting of shareholders for any purpose at any time. Therefore, the Board unanimously recommends a vote against this proposal.

        Approval of the proposal requires the affirmative vote of a majority of the votes cast by the holders of common shares entitled to vote on the proposal. Abstentions and broker non-votes will not be deemed votes cast in determining approval of this proposal and will not have the effect of a vote for or against the proposal. It should be noted that approval of this proposal would not in itself modify the shareholders' right to call special meetings. Approval of the proposal would only advise the Board that a majority of shareholders voting on the proposal supports the proposal. The Board will in any case consider the outcome of the vote and determine whether action is warranted. In accordance with our Bylaws and applicable rules of the Securities and Exchange Commission, this proposal will not be voted upon at the meeting unless presented at the meeting by the proponents or their authorized representative.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.

CERTAIN TRANSACTIONS

        Pursuant to its charter, the Nominating/Corporate Governance Committee is charged with monitoring and reviewing issues involving independence and potential conflicts of interest with respect to our directors and executive officers. As required by applicable New York Stock Exchange rules, the Nominating/Corporate Governance Committee also determines whether or not a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued or eliminated. In addition, our Code of Business Conduct and Ethics generally forbids conflicts of interest unless approved by the Board or a designated committee.

        Although the Company does not have a written policy with regard to the approval of transactions between the Company and its executive officers and directors, each director and officer must annually submit a form to the General Counsel disclosing his or her conflicts or potential conflicts of interest or certifying that no such conflicts of interest exist. Throughout the year, if any transaction constituting a conflict of interest arises or circumstances otherwise change that would cause a director's or officer's annual conflict certification to become incorrect, the director or officer must inform the General Counsel of such circumstances. The Nominating/Corporate Governance Committee reviews existing conflicts as well as potential conflicts of interest and determines whether any further action is necessary, such as recommending to the Board whether a director or officer should be requested to offer his or her resignation. Where the Board makes a determination regarding a potential conflict of interest, a majority of the Board (excluding any interested member or members) shall decide upon an appropriate course of action. Additionally, any director or officer who has a question about whether a conflict exists must bring it to the attention of the Company's General Counsel or Chairperson of the Nominating/Corporate Governance Committee.

        With the approval of the Nominating/Corporate Governance Committee, Clayton Welch, Jennifer Welch, Jessica Uher and Katie Welch (each of whom is a son, daughter or daughter-in-law of Joseph L. Welch, the Company's chief executive officer) were employed by us as a Senior Engineer, Fleet Manager, Manager of Warehouse and Logistics, and Senior Accountant, respectively, during 2014 and continue to be employed by us. These individuals are employed on an "at will" basis and compensated on the same basis as our other employees of similar function, seniority and responsibility without regard to their relationship with Mr. Welch. These four individuals, none of whom resides with or is supported financially by Mr. Welch, received aggregate salary, bonus, long-term incentives and taxable perquisites for services rendered in the above capacities totaling $455,832 during 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and ten percent owners to file reports of holdings and transactions in our stock with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to us, our officers, directors and ten percent owners timely filed all required reports since the beginning of 2014 pursuant to Section 16(a) of the Exchange Act, except for Mr. Lee Stewart who filed one late Form 4 reporting receipt of his second quarter equity restricted stock grant and Mr. Albert Ernst who filed a Form 5 in 2015 to report one late transaction.

By Order of the Board of Directors,

Wendy A. McIntyre Secretary

Novi, Michigan
April 9, 2015

 ITC HOLDINGS CORP.
2015 EMPLOYEE STOCK PURCHASE PLAN

I. GENERAL PROVISIONS

        1.1    Establishment.    On March 26, 2015, the Board of Directors ("Board") of ITC Holdings Corp. ("Corporation") adopted the ITC Holdings Corp. 2015 Employee Stock Purchase Plan ("Plan"), subject to the approval of shareholders at the Corporation's 2015 annual meeting of shareholders.

        1.2    Purpose.    The purpose of the Plan is to (a) promote the best interests of the Corporation and its shareholders by encouraging Employees of the Corporation and its Subsidiaries to acquire an ownership interest in the Corporation through the purchase of stock in the Corporation, thus aligning their interests with those of shareholders, and (b) enhance the ability of the Corporation and its Subsidiaries to attract, motivate and retain qualified Employees. The Plan is intended to constitute an "employee stock purchase plan" under Code Section 423.

        1.3    Plan Duration.    Subject to shareholder approval, the Plan shall become effective on May 20, 2015 and shall continue in effect until its termination by the Board; provided, however, that no new Offers may be made under the Plan on or after March 26, 2025.

        1.4    Definitions.    As used in this Plan, the following terms have the meaning described below:

          (a)   "Base Compensation" means for a pay period, a participating Employee's pre-tax base salary, but excluding commissions, bonuses, overtime, disability pay, severance pay, moving expenses, expense reimbursements and allowances and other special payments and supplemental compensation.

          (b)   "Board" means the Board of Directors of the Corporation.

          (c)   "Change in Control" means the occurrence of any of the following events:

            (i)    If any one person, or more than one person acting as a group (as defined in Code Section 409A and regulations thereunder), acquires ownership of Common Stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the Common Stock of the Corporation. However, if any one person or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the Common Stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Corporation (within the meaning of Code Section 409A and regulations thereunder). An increase in the percentage of Common Stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in such Corporation remains outstanding after the transaction;

            (ii)   If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock of the Corporation possessing thirty-five (35) percent or more of the total voting power of the Common Stock of the Corporation;

            (iii)  If a majority of members on the Corporation's Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Corporation's Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Corporation refers solely to the "relevant corporation," as defined in Code Section 409A and regulations thereunder), for which no other Corporation is a majority shareholder; or

            (iv)  If there is a change in the ownership of a substantial portion of the Corporation's assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and regulations thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

          (d)   "Code" means the Internal Revenue Code of 1986, as amended.

          (e)   "Committee" means the Compensation Committee of the Board.

          (f)    "Common Stock" means shares of the Corporation's Common Stock, as described in Section 1.5, below.

          (g)   "Corporation" means ITC Holdings Corp., a Michigan corporation.

          (h)   "Election Period" means the period of time designated by the Committee when an eligible Employee may elect to participate in one or more Purchase Periods.

          (i)    "Employee" means an individual who has an "employment relationship" with the Corporation or a Subsidiary, as defined in Treasury Regulation 1.421-1(h), and the term "employment" means employment with the Corporation or a Subsidiary, as applicable.

          (j)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

          (k)   "Fair Market Value" means the value of Common Stock as determined in accordance with Section 2.2.

          (l)    "Offer" means the Committee's designation of a Purchase Period available to eligible Employees and the terms on which an option may be exercised during the applicable Purchase Period.

          (m)  "Option Price" means the price, determined by the Committee, at which Common Stock subject to an option may be purchased during a Purchase Period.

          (n)   "Plan" means the ITC Holdings Corp. 2015 Employee Stock Purchase Plan, the terms of which are set forth herein, and any amendments thereto.

          (o)   "Purchase Period" means a period established by the Committee during which an eligible Employee may exercise options granted hereunder.

          (p)   "Stock Exchange" means the principal national securities exchange on which the Common Stock is listed for trading, or, if the Common Stock is not listed for trading on a national securities exchange, such other recognized trading market upon which the largest number of shares of Common Stock has been traded in the aggregate during the last 20 days before the first or last day of a Purchase Period, as applicable.

          (q)   "Subsidiary" means a corporation or other entity defined in Code Section 424(f).

        1.5    Stock.    The stock subject to option and purchase under the Plan shall be the Common Stock of the Corporation, and may be either authorized and unissued shares or shares that have been reacquired by the Corporation. The total amount of Common Stock on which options may be granted under the Plan shall not exceed one million (1,000,000) shares, subject to adjustment in accordance with Section 3.2.

Shares of Common Stock subject to any unexercised portion of a terminated, canceled or expired option granted under the Plan may again be used for options under the Plan.

        1.6    Administration.

          (a)   The Plan shall be administered by the Committee. The Committee shall interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration with respect to any option granted under the Plan shall be final and binding upon all participating Employees. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

          (b)   The Committee, from time to time, shall grant to eligible Employees on a uniform basis (except as otherwise determined pursuant to Section 2.1(b)), options to purchase Common Stock pursuant to the terms and conditions of the Plan.

        1.7    Participants.    Except as provided in Sections 2.1(b) or 2.4 below, any Employee whose customary employment is more than twenty (20) hours per week and five (5) or more months per calendar year at the time of an Offer, is eligible to participate in such Offer under the Plan upon commencing employment with the Corporation or a Subsidiary, in accordance with the terms of the Plan. An Employee who meets the eligibility requirements in this Section 1.7 shall be entitled to participate in the first Offer commencing after the eligibility requirements have been satisfied.

II. OFFER TERMS

        2.1    Offer and Purchase Period.

          (a)   The Committee shall determine the date or dates upon which one or more Offers shall be made under the Plan. The Purchase Period pursuant to each Offer shall be three (3) months, or such other term as the Committee shall determine prior to the commencement of an Offer, but which in no event shall exceed twenty-seven (27) months.

          (b)   Anything to the contrary herein notwithstanding, but subject to all applicable requirements of Code Section 423 and the regulations promulgated thereunder, the Committee may determine that such Offers and Purchase Periods may be consecutive or overlapping, and that the terms of each Offer need not be identical. Further, the Committee may establish separate Offers with different terms under the Plan, and designate the eligible Employees of which entities (the Corporation and/or one or more Subsidiaries) may participate in any such Offer.

          (c)   To participate in an Offer, an eligible Employee must submit such enrollment forms as shall be prescribed by the Committee (which shall include a payroll deduction authorization form) at such time and in such manner as shall be prescribed by the Committee. The payroll deductions authorized by a participant on a payroll deduction authorization form shall be expressed as a whole number percentage of the participant's Base Compensation for each pay period during the Purchase Period.

        2.2    Option Price.

          (a)   The Option Price at which shares of Common Stock may be purchased under the Plan shall be determined by the Committee at the time of the Offer but in no event shall such amount be less than the lesser of:

            (i)    85% of the Fair Market Value of a share of Common Stock on the date of grant of the option (first day of a Purchase Period), or

            (ii)   85% of the Fair Market Value of a share of Common Stock on the date the option is deemed exercised pursuant to Section 2.3(d) (last day of a Purchase Period).

          (b)   For purposes of this Plan, the Fair Market Value per share shall be deemed to be the closing price of Common Stock on the Stock Exchange for the first and last days of the Purchase Period, as applicable. In the event that there are no Common Stock transactions on either date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions.

        2.3    Participation.

          (a)   An eligible Employee may elect to participate in an Offer by delivering to the Corporation an election to participate and a payroll deduction form within the Election Period designated by the Committee prior to the commencement of a Purchase Period. An eligible Employee's election to participate and payroll deduction form from the preceding Election Period automatically shall carry over to the next Election Period unless affirmatively revoked in writing by the Employee. An Employee who elects to participate may not authorize payroll deductions which, in the aggregate, are more than ten percent (10%) of the Employee's Base Compensation. Only whole shares of Common Stock may be purchased under the Plan.

          (b)   All Employees granted options under an Offer under the Plan shall have the same rights and privileges under the Plan, except (i) that the number of shares each participant may purchase shall depend upon his or her Base Compensation and the designated payroll deduction he or she authorizes, and (ii) as otherwise determined pursuant to Section 2.1(b).

          (c)   Payroll deductions shall commence on the first payroll date in the Purchase Period and shall continue until the last payroll date in the Purchase Period. An Employee may suspend payroll deductions during a Purchase Period only at the discretion of the Corporation in the event of an unforeseen hardship; provided, however, that payroll deductions made prior to approval of the suspension by the Corporation shall still be used to purchase Common Stock for the Employee at the end of the Purchase Period.

          (d)   A participating Employee's option shall be deemed to have been exercised on the last business day of the Purchase Period.

          (e)   As soon as practicable after the end of the Purchase Period, the Corporation shall deliver to each Employee, certificates evidencing the shares of Common Stock that an Employee has purchased (or a book entry representing such shares shall be made and the shares deposited with the appropriate registered book-entry custodian). Any amount that has been deducted representing a fractional share shall be applied toward the purchase of option shares in the next Purchase Period; provided, that an Employee who does not elect to participate in the following Purchase Period shall receive a check from the Corporation for any amount that has been deducted and represents a fractional share. Any payroll deductions that exceed the limits set forth in Section 2.4 shall be returned to the participant in the amount of the excess.

          (f)    The Corporation retains the right to designate an exclusive broker to handle the Common Stock transactions under the Plan. As soon as practicable after the end of the Purchase Period, the Corporation shall deliver to each Employee or a designated brokerage account, through a certificate or electronic transfer, the shares of Common Stock that such Employee has purchased. Unless otherwise determined by the Committee, any amount that has been deducted and withheld in excess of the option price automatically shall be paid by check to the participating Employee promptly following the end of the Purchase Period in which withheld.

          (g)   Unless otherwise determined by the Committee, no interest shall accrue or be paid on any amounts paid by payroll deduction by any participating Employee in connection with any Offer.

        2.4    Participation Limitations.    Notwithstanding any other provision of the Plan, the following individual limitations shall apply to eligible Employees under the Plan:

          (a)   No Employee shall be eligible to participate in an Offer under the Plan if the Employee, immediately after such grant, would, in the aggregate, own and/or hold shares of Common Stock (including all shares which may be purchased under outstanding options, whether or not such options qualify for the special tax treatment afforded by Code Section 421(a)) equal to or exceeding five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Corporation or of its Subsidiaries; provided, that for purposes of this limitation, the rules of Code Section 424(d) and the regulations promulgated thereunder (relating to attribution of stock ownership) shall apply;

          (b)   No Employee shall be eligible to participate in an Offer under the Plan if such grant would permit, under the rules set forth in Code Section 423 and the regulations promulgated thereunder, the Employee's right to purchase Common Stock under this Plan and all other Code Section 423 employee stock purchase plans maintained by the Corporation and its Subsidiaries to accrue at a rate in excess of $25,000 in Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time;

          (c)   In the event of insufficient shares being authorized by the Committee for purchase during a Purchase Period, the Committee shall allocate the right to purchase shares to each participating Employee in the same proportion that such participant's total current Base Compensation paid by the Corporation for the Purchase Period bears to the total of such Base Compensation paid by the Corporation to all participants during the same period. All excess funds withheld, as a result of insufficient shares, shall be returned to the participating Employees; and

          (d)   A participating Employee may not purchase more than seven hundred (700) shares of Common Stock in any three (3) month Purchase Period (proportionately adjusted upward for Purchase Periods of more than three (3) months).

        2.5    Termination of Employment.    If a participating Employee ceases to be employed by the Corporation or a Subsidiary for any reason, including but not limited to, voluntary or forced resignation, retirement, death, disability or lay-off, the Corporation, within a reasonable time after notice of the termination, shall issue a check to the former Employee (or executor, administrator or legal representative, if applicable) in the aggregate amount of the Employee's payroll deductions that had not been applied towards the purchase of option shares as of the date of termination.

        2.6    Restrictions on Transfer.    Unless otherwise permitted by the Committee, no shares of Common Stock purchased under the Plan shall be sold, exchanged, transferred, pledged, assigned or otherwise disposed of for six (6) months following the close of the Purchase Period in which acquired.

III. MISCELLANEOUS

        3.1    Non-Assignability.    No option shall be transferable by a participating Employee, and an option may be exercised during a participating Employee's lifetime only by the Employee. Upon the death of a participating Employee, his or her executor, administrator or other legal representative shall receive a check from the Corporation representing the aggregate amount of the deceased Employee's payroll deductions that had not been applied towards the purchase of option shares as of the date of death.

        3.2    Adjustments.    In the event of a merger, reorganization, statutory share exchange, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, such adjustments and other substitutions shall be made to the Plan and options as the Committee, in its sole discretion, deems equitable or appropriate, including adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one participant, in the number, class, kind and option price of securities subject to outstanding options under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of another company, as the Committee may determine to be appropriate in its sole discretion). Any of the foregoing adjustments may provide for the elimination of any fractional share which might otherwise become subject to any option.

        3.3    Change in Control.

          (a)   After any merger of one or more corporations into the Corporation in which the Corporation shall be the surviving corporation or any share exchange in which the Corporation is a constituent corporation, each participant shall, at no additional cost, be entitled upon the exercise of an option, to receive (subject to any required action by shareholders), in lieu of the number of shares of Common Stock for which such option shall then be exercisable, the consideration which such participant would have been entitled to receive pursuant to the terms of the agreement of merger or share exchange if at the time of such merger or share exchange such participant had been a holder of record of a number of shares of Common Stock equal to the number of shares then underlying the option.

          (b)   In addition, in the event of a Change in Control, the Committee shall have the right to terminate the Purchase Period as of such date, and, if so terminated, each participant shall be deemed to have exercised, immediately prior to such merger, share exchange, acquisition or sale of assets, his or her option to the extent payroll deductions were made prior thereto. Comparable rights shall accrue to each participant in the event of successive Changes in Control.

          (c)   Notwithstanding anything contained herein to the contrary, upon the dissolution or liquidation of the Corporation or upon any merger or share exchange in which the Corporation is not the surviving corporation (other than a merger with a wholly-owned subsidiary of the Corporation formed for the purpose of changing the Corporation's corporate domicile where the Plan is assumed by the survivor), the Purchase Period for any option granted under this Plan shall terminate as of the date of the aforementioned event, and each participant shall be deemed to have exercised, immediately prior to such dissolution, liquidation, merger or share exchange, his or her option to the extent payroll deductions were made prior thereto.

          (d)   The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an option.

        3.4    Termination and Amendment.

          (a)   The Board may terminate the Plan, or the granting of options under the Plan, at any time.

          (b)   The Board may amend or modify the Plan at any time and from time to time, but no amendment or modification shall disqualify the Plan under Code Section 423 without the approval of the shareholders of the Corporation.

          (c)   No amendment, modification, or termination of the Plan shall materially and adversely affect any option granted under the Plan without the consent of the Employee holding the option.

        3.5    Rights Prior to Issuance of Shares.    No participating Employee shall have any rights as a shareholder with respect to shares covered by an option until the issuance of a stock certificate for such shares or electronic transfer to the Employee (or book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian). No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued or the shares electronically delivered to the Employee's brokerage account (or book entry is made).

        3.6    Securities Laws.

          (a)   Anything to the contrary herein notwithstanding, the Corporation's obligation to sell and deliver Common Stock pursuant to the exercise of an option is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable. The Corporation shall not be required to sell and deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933 or the Exchange Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or those of the Stock Exchange or any stock exchange on which the Common Stock may be listed, the provisions of any other applicable laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

          (b)   The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an option under the Plan as it may deem advisable, including, without limitation, restrictions (i) under applicable federal securities laws; (ii) under the requirements of the Stock Exchange or any other securities exchange or recognized trading market upon which such shares of Common Stock are then listed or traded; and (iii) under any other applicable securities laws.

        3.7    Withholding Taxes.    The Corporation shall have the right to withhold from an eligible Employee's compensation or require an Employee to remit sufficient funds to satisfy applicable withholding for income and employment taxes with respect to any option granted under the Plan.

        3.8    Delivery of Plan.    Each Employee who is a participant in the Plan shall be entitled to receive a copy of the Plan from the Corporation.

        3.9    Effect on Employment.    Neither the adoption of the Plan nor the granting of an option pursuant to the Plan shall be deemed to create any right in any individual to be retained or continued in the employment of the Corporation or a Subsidiary.

        3.10    Certificates.    If certificates are issued, the Corporation shall have the right to retain such certificates representing shares of Common Stock issued pursuant to the Plan until such time as all conditions and/or restrictions applicable to such shares of Common Stock have been satisfied.

        3.11    Use of Proceeds.    The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Corporation.

        3.12    Severability.    If any one or more of the provisions (or any part thereof) of this Plan shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby. The Board may, without the consent of any eligible Employee, and in a manner determined necessary solely in the discretion of the Board, amend the Plan as the Corporation deems necessary to ensure the Plan and all options granted under the Plan remain valid, legal or enforceable in all respects.

        3.13    Approval of Plan.    The Plan shall be subject to the approval of the holders of at least a majority of the votes cast on a proposal to approve the Plan at a duly held meeting of shareholders of the Corporation held within twelve (12) months after adoption of the Plan by the Board. If not approved by shareholders within such 12-month period, the Plan and any options granted under the Plan shall be null and void, with no further force or effect.

        3.14    Governing Law.    Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Michigan, without regard to its conflict of law rules.

        IN WITNESS WHEREOF, this ITC Holdings Corp. 2015 Employee Stock Purchase Plan has been executed on behalf of the Corporation on this 20th day of May, 2015.

ITC HOLDINGS CORP.
By:	Christine Mason Soneral
Its:	Vice President and General Counsel

BOARD APPROVAL: March 26, 2015
[SHAREHOLDER APPROVAL: May 20, 2015]

 ITC HOLDINGS CORP.
2015 LONG TERM INCENTIVE PLAN

I. GENERAL PROVISIONS

        1.1    Establishment.    On March 26, 2015, the Board of Directors ("Board") of ITC Holdings Corp. ("Corporation") adopted the ITC Holdings Corp. 2015 Long Term Incentive Plan ("Plan"), subject to the approval of shareholders at the Corporation's 2015 annual meeting of shareholders.

        1.2    Purpose.    The purpose of the Plan is to (a) promote the best interests of the Corporation and its shareholders by encouraging Employees, non-Employee Directors and Consultants of the Corporation and its Subsidiaries to acquire an ownership interest in the Corporation by granting stock-based Awards, thus aligning their interests with those of shareholders, and (b) enhance the ability of the Corporation and its Subsidiaries to attract, motivate and retain qualified Employees, non-Employee Directors and Consultants. It is the further purpose of the Plan to authorize certain Awards that will constitute performance based compensation, as described in Code Section 162(m) and regulations thereunder.

        1.3    Plan Duration.    Subject to shareholder approval, the Plan shall become effective on May 20, 2015 and shall continue in effect until its termination by the Board; provided, however, that no new Awards may be granted on or after March 26, 2025.

        1.4    Definitions.    As used in this Plan, the following terms have the meaning described below:

          (a)   "Agreement" means the written document that sets forth the terms of a Participant's Award. Such term may include a separate employment agreement between the Participant and the Corporation or a Subsidiary, to the extent such agreement provides for any type of Award permitted to be granted under the Plan.

          (b)   "Award" means any form of Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Incentive Award granted under the Plan.

          (c)   "Board" means the Board of Directors of the Corporation.

          (d)   "Cause" means (i) if the Employee is a party to a written employment agreement with the Corporation or a Subsidiary, "Cause" as defined in such agreement, as in effect from time to time, and (ii) in all other cases, (A) Employee's continued failure substantially to perform Employee's duties to the Corporation or its affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Corporation to Employee of such failure, (B) dishonesty in the performance of Employee's duties hereunder, (C) Employee's conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude, (D) Employee's willful malfeasance or willful misconduct in connection with Employee's duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Corporation or its affiliates, or (E) Employee's breach of any non-compete or confidentiality obligations to the Corporation or its affiliates.

          (e)   "Change in Control" means the occurrence of any of the following events:

            (i)    If any one person, or more than one person acting as a group (as defined in Code Section 409A and regulations thereunder), acquires ownership of Common Stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the Common Stock of the Corporation. However, if any one person or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the Common Stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Corporation (within the meaning of Code Section 409A and regulations thereunder). An increase in the percentage of Common Stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in such Corporation remains outstanding after the transaction;

            (ii)   If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock of the Corporation possessing thirty-five (35) percent or more of the total voting power of the Common Stock of the Corporation;

            (iii)  If a majority of members on the Corporation's Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Corporation's Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Corporation refers solely to the "relevant corporation," as defined in Code Section 409A and regulations thereunder), for which no other corporation is a majority shareholder; or

            (iv)  If there is a change in the ownership of a substantial portion of the Corporation's assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and regulations thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

          (f)    "Change in Control Termination" means a termination of Employee's employment by the Corporation without "Cause" or, if the Employee is a party to a written employment agreement with the Corporation, by Employee for "Good Reason" (as defined in such agreement as in effect from time to time), which termination occurs after:

            (i)    the execution of an agreement to which the Corporation is a party pursuant to which a Change in Control has occurred or will occur (upon consummation of the transactions contemplated by such agreement) but, if a Change in Control has occurred pursuant thereto, not more than two years after such Change in Control, and if a Change in Control has not yet occurred pursuant thereto, while such agreement remains executory; or

            (ii)   the occurrence of a Change in Control not pursuant to an agreement with the Corporation, but not more than two years thereafter.

          (g)   "Code" means the Internal Revenue Code of 1986, as amended.

          (h)   "Code Section 162(m) Award" means an Award which is designated (or deemed designated) by the Committee pursuant to Section 7.1 to be subject to the requirements of Code Section 162(m) and regulations thereunder (to the extent applicable).

          (i)    "Committee" means the Compensation Committee of the Board, or any other committee or sub-committee of the Board, designated by the Board from time to time, comprised solely of two or more Directors who are "non-employee directors," as defined in Rule 16b-3 of the Exchange Act, "outside directors" as defined in Code Section 162(m) and regulations thereunder, and "independent directors" for purposes of the rules and regulations of the Stock Exchange. However, the fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate any Award made by the Committee, if the Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time, at the discretion of the Board.

          (j)    "Common Stock" means shares of the Corporation's authorized common stock.

          (k)   "Consultant" means a consultant or advisor (other than as an Employee or member of the Board) to the Corporation or a Subsidiary; provided that such person (i) renders bona fide services that are not in connection with the offer and sale of the Corporation's securities in a capital-raising transaction, and (ii) does not promote or maintain a market for the Corporation's securities.

          (l)    "Corporation" means ITC Holdings Corp., a Michigan corporation.

          (m)  "Director" means an individual, other than an Employee, who has been elected or appointed to serve as a member of the Board.

          (n)   "Disability" means total and permanent disability, as defined in the Corporation's long-term disability benefits program, as in effect from time to time; provided, however, that for purposes of a Code Section 409A distribution event, "disability" shall be defined under Code Section 409A and regulations thereunder.

          (o)   "Dividend Equivalent" means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividend paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant. Dividend Equivalents shall not be paid on Option or Stock Appreciation Right Awards.

          (p)   "Employee" means an individual who has an "employment relationship" with the Corporation or a Subsidiary, as defined in Treasury Regulation 1.421-1(h), and the term "employment" means employment with the Corporation or a Subsidiary, as applicable.

          (q)   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

          (r)   "Fair Market Value" means for purposes of determining the value of Common Stock on the Grant Date, the closing price per share of the Common Stock on the Stock Exchange for the Grant Date. In the event that there are no Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions. Unless otherwise specified in the Plan, "Fair Market Value" for purposes of determining the value of Common Stock on the date of exercise or Vesting means the closing price of the Common Stock on the Stock Exchange on the last date preceding the date of exercise or Vesting on which there were Common Stock transactions. If the Common Stock is not listed on a Stock Exchange on the relevant date, the Fair Market Value shall be determined by the Committee in good faith and in accordance with Code Section 409A and regulations thereunder.

          (s)   "Grant Date" means the date on which the Committee authorizes an Award, or such later date as shall be designated by the Committee.

          (t)    "Incentive Award" means an Award that is granted pursuant to Article VI.

          (u)   "Incentive Stock Option" means an Option granted pursuant to Article II that is intended to meet the requirements of Code Section 422.

          (v)   "Nonqualified Stock Option" means an Option granted pursuant to Article II that is not an Incentive Stock Option.

          (w)  "Option" means either an Incentive Stock Option or a Nonqualified Stock Option.

          (x)   "Participant" means an Employee, Director or Consultant, who is designated by the Committee to participate in the Plan.

          (y)   "Performance Award" means any Award of Performance Shares or Performance Units granted pursuant to Article V.

          (z)   "Performance Measures" means the measures of performance of the Corporation and its Subsidiaries used to determine a Participant's entitlement to an Award under the Plan. Such performance measures shall have the same meanings as used in the Corporation's financial statements, or, if such terms are not used in the Corporation's financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Corporation's industry. Performance Measures shall be calculated with respect to the Corporation and each Subsidiary consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures shall be calculated in accordance with generally accepted accounting principles, but, unless otherwise determined by the Committee, prior to the accrual or payment of any Award under this Plan for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance goal(s). Performance Measures shall be one or more of the following, or a combination of any of the following, as determined by the Committee:

    •
    earnings (as measured by net income, gross profit, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis);

    •
    revenues/net revenues;

    •
    return on net revenue (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, operating cash flow or cash earnings as a percentage of net revenue);

    •
    revenue growth;

    •
    cash flow;

    •
    operating cash flow;

    •
    free cash flow;

    •
    discounted cash flow;

    •
    working capital;

    •
    market capitalization;

    •
    cash return on investment — CRI;

    •
    return on capital;

    •
    return on cost of capital;

    •
    shareholder value;

    •
    return on equity;

    •
    total shareholder return;

    •
    return on investment;

    •
    economic value added;

    •
    return on assets/net assets;

    •
    stock trading multiples (as measured vs. investment, net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, cash earnings or operating cash flow);

    •
    stock price;

    •
    attainment of strategic or operational initiatives;

    •
    achievement of operational goals, including but not limited to safety records, outage frequencies, and capital and maintenance projects.

          (aa) "Performance Share" means any grant pursuant to Article V and Section 5.2(b)(i).

          (bb) "Performance Unit" means any grant pursuant to Article V and Section 5.2(b)(ii).

          (cc) "Plan" means the ITC Holdings Corp. 2015 Long Term Incentive Plan, the terms of which are set forth herein, and any amendments thereto.

          (dd) "Restriction Period" means the period of time during which a Participant's Restricted Stock or Restricted Stock Unit is subject to restrictions and is nontransferable.

          (ee) "Restricted Stock" means Common Stock granted pursuant to Article IV that is subject to a Restriction Period.

          (ff)  "Restricted Stock Unit" means a right granted pursuant to Article IV to receive Restricted Stock, Common Stock or an equivalent value in cash.

          (gg) "Securities Act" means the Securities Act of 1933, as amended.

          (hh) "Stock Appreciation Right" means the right to receive a cash or Common Stock payment from the Corporation, in accordance with Article III of the Plan.

          (ii)   "Stock Exchange" means the principal national securities exchange on which the Common Stock is listed for trading, or, if the Common Stock is not listed for trading on a national securities exchange, such other recognized trading market upon which the largest number of shares of Common Stock has been traded in the aggregate during the last 20 days before the applicable date.

          (jj)  "Subsidiary" means a corporation or other entity defined in Code Section 424(f).

          (kk) "Substitute Awards" shall mean Awards granted or shares issued by the Corporation in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines.

          (ll)   "Vested" or "Vesting" means the extent to which an Award granted or issued hereunder has become exercisable, any applicable Restriction Period has terminated or lapsed in accordance with the Plan and the terms of any respective Agreement pursuant to which such Award was granted or issued, or has become payable in whole or in part due to the satisfaction of performance goal(s) set forth in the respective Agreement pursuant to which such Award was granted or issued. Anything to the contrary herein notwithstanding, Awards granted under the Plan shall not Vest (in part or in full) prior to the first anniversary of their Grant Date; provided, that the Committee in its discretion may grant Awards (or modify existing Awards) to provide for full Vesting in less than one year (i) on account of a Participant's retirement, death, Disability, leave of absence, or termination of employment or services, or (ii) as a Substitute Award in replacement of an award previously scheduled to vest in full in less than one year from the Grant Date of such Substitute Award.

        1.5    Administration.

          (a)   The Plan shall be administered by the Committee. The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration with respect to any Award granted under the Plan shall be final and binding upon all Participants. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

          (b)   In addition to any other powers set forth in the Plan and subject to Code Section 409A and the provisions of the Plan, including the minimum Vesting requirements set forth in Section 1.4(ll) (and in the case of any Code Section 162(m) Awards, subject to any additional requirements of Code Section 162(m) and regulations thereunder), the Committee shall have the full and final power and authority, in its discretion to:

            (i)    amend, modify, or cancel any Award, or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

            (ii)   accelerate, continue, or defer the exercisability or Vesting of any Award or any shares acquired pursuant thereto;

            (iii)  authorize, in conjunction with any applicable deferred compensation plan of the Corporation, that the receipt of cash or Common Stock subject to any Award under this Plan may be deferred under the terms and conditions of such deferred compensation plan;

            (iv)  determine the terms and conditions of Awards granted to Participants and whether such terms and conditions have been satisfied, including without limitation as required in Section 7.2 of the Plan; and

            (v)   establish such other Awards, besides those specifically enumerated in the Plan, which the Committee determines are consistent with the Plan's purposes.

        1.6    Participants.    Participants in the Plan shall be such Employees, Directors and Consultants of the Corporation and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee may grant Awards to an individual upon the condition that the individual become an Employee, Director or Consultant of the Corporation or of a Subsidiary, provided that the Award shall be deemed to be granted only on the date that the individual becomes an Employee, Director or Consultant, as applicable.

        1.7    Stock.

          (a)   The Corporation has reserved six million five hundred thousand (6,500,000) shares of Common Stock for issuance pursuant to stock-based Awards under the Plan. Up to four million six hundred thousand (4,600,000) of the reserved shares may be granted as Awards that may be settled in shares of Common Stock other than Options or Stock Appreciation Rights. Up to one million three hundred thousand (1,300,000) of the reserved shares may be granted as Incentive Stock Options under the Plan. All provisions in this Section 1.7 shall be adjusted, as applicable, in accordance with Article IX.

          (b)   Each share of Common Stock subject to any Award shall be counted against the aggregate reserved share limit in paragraph (a) above as one share.

          (c)   The shares subject to any portion of an Award that is forfeited, cancelled, or expires or otherwise terminates without issuance of such shares, or is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, shall, to the extent of such forfeiture, cancellation, expiration, termination, cash settlement or non-issuance, again be available for issuance pursuant to Awards under the Plan and shall not be counted against the other limitations in Section 1.7(a).

          (d)   For the avoidance of doubt, the following shares of Common Stock, however, may not again be made available for issuance as Awards under the Plan: (i) the full number of shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, regardless of the number of shares actually used to make such settlement; (ii) shares used to pay the exercise price or for settlement of any Award; (iii) shares used to satisfy withholding taxes related to the exercise or settlement of any Award; (iv) shares repurchased on the open market with the proceeds of the option exercise price; and (v) shares subject to a Restricted Stock Award that have been forfeited.

          (e)   Substitute Awards shall not reduce the shares reserved for issuance under the Plan or authorized for grant to a Participant in any fiscal year. Additionally, in the event that a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors or an affiliate of the Corporation or its Subsidiaries prior to such acquisition or combination.

        1.8    Repricing.    Except as provided in Section 9.1, without the affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the shareholders of the Corporation at which a quorum representing a majority of all outstanding shares is present or represented by proxy, neither the Board nor the Committee shall approve a program providing for (a) the cancellation of outstanding Options and/or Stock Appreciation Rights and the grant in substitution therefore of any new Options and/or Stock Appreciation Rights under the Plan having a lower exercise price than the Fair Market Value of the underlying Common Stock on the original Grant Date, (b) the amendment of outstanding Options and/or Stock Appreciation Rights to reduce the exercise price thereof below the Fair Market Value of the underlying Common Stock on the original Grant Date, or (c) the exchange of outstanding Options or Stock Appreciation Rights for cash or other Awards if the exercise price per share of such Options or Stock Appreciation Rights is greater than the Fair Market Value per share as of the date of exchange. This Section shall not be construed to apply to "issuing or assuming a stock option in a transaction to which section 424(a) applies," within the meaning of Code Section 424.

II. STOCK OPTIONS

        2.1    Grant of Options.    The Committee, at any time and from time to time, subject to the terms and conditions of the Plan, may grant Options to such Participants and for such number of shares of Common Stock as it shall designate, and shall determine the general terms and conditions of exercise, which shall be set forth in a Participant's Agreement. Any Participant may hold more than one Option under the Plan and any other plan of the Corporation or Subsidiary. No Option granted hereunder may be exercised after the tenth anniversary of the Grant Date. The Committee may designate any Option granted as either an

Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option or a Nonqualified Stock Option. Unless otherwise provided in a Participant's Agreement, any Options granted pursuant to the Plan are intended to satisfy the requirements of Code Section 162(m) and regulations thereunder (to the extent applicable), and shall be deemed to have been designated by the Committee as Code Section 162(m) Awards.

        2.2    Incentive Stock Options.    Any Option intended to constitute an Incentive Stock Option shall comply with the requirements of this Section 2.2. An Incentive Stock Option only may be granted to an Employee. No Incentive Stock Option shall be granted with an exercise price below the Fair Market Value of Common Stock on the Grant Date nor with an exercise term that extends beyond ten (10) years from the Grant Date. An Incentive Stock Option shall not be granted to any Participant who owns (within the meaning of Code Section 424(d)) stock of the Corporation or any Subsidiary possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a Subsidiary unless, at the Grant Date, the exercise price for the Option is at least 110% of the Fair Market Value of the shares subject to the Option and the Option, by its terms, is not exercisable more than five (5) years after the Grant Date. The aggregate Fair Market Value of the underlying Common Stock (determined at the Grant Date) as to which Incentive Stock Options granted under the Plan (including a plan of a Subsidiary) may first be exercised by a Participant in any one calendar year shall not exceed $100,000. To the extent that an Option intended to constitute an Incentive Stock Option shall violate the foregoing $100,000 limitation (or any other limitation set forth in Code Section 422), the portion of the Option that exceeds the $100,000 limitation (or violates any other Code Section 422 limitation) shall be deemed to constitute a Nonqualified Stock Option.

        2.3    Exercise Price.    The Committee shall determine the per share exercise price for each Option granted under the Plan. No Option may be granted with an exercise price below 100% of the Fair Market Value of Common Stock on the Grant Date.

        2.4    Payment for Option Shares.

          (a)   The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, unless otherwise provided in a Participant's Agreement, payment may be made by (i) tendering shares of Common Stock to the Corporation, which are withheld from the Option being exercised, or are freely owned and held by the Participant independent of any restrictions or hypothecations; (ii) by delivery to the Corporation of a properly executed exercise notice, acceptable to the Corporation, together with irrevocable instructions to the Participant's broker to deliver to the Corporation sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Corporation and the brokerage firm; (iii) delivery of other consideration approved by the Committee having a Fair Market Value on the exercise date equal to the total purchase price; (iv) other means determined by the Committee; or (v) any combination of the foregoing.

          (b)   Notwithstanding the foregoing, an Option may not be exercised by delivery to or withholding by the Corporation of shares of Common Stock to the extent that such delivery or withholding (i) would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002), or (ii) if there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles. Until a Participant has been issued a certificate or certificates for the shares of Common Stock so purchased (or the book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian), he or she shall possess no rights as a record holder with respect to any such shares.

 III. STOCK APPRECIATION RIGHTS

        3.1    Grant of Stock Appreciation Rights.    Stock Appreciation Rights may be granted, held and exercised in such form and upon such general terms and conditions as determined by the Committee on an individual basis. A Stock Appreciation Right may be granted to a Participant with respect to such number of shares of Common Stock of the Corporation as the Committee may determine. No Stock Appreciation Right shall be granted with an exercise term that extends beyond ten (10) years from the Grant Date. Unless otherwise provided in a Participant's Agreement, any Stock Appreciation Rights granted pursuant to the Plan are intended to satisfy the requirements of Code Section 162(m) and regulations thereunder (to the extent applicable), and shall be deemed to have been designated by the Committee as Code Section 162(m) Awards.

        3.2    Exercise Price.    The Committee shall determine the per share exercise price for each Stock Appreciation Right granted under the Plan; provided, however, that the exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the shares of Common Stock covered by the Stock Appreciation Right on the Grant Date.

        3.3    Exercise of Stock Appreciation Rights.    A Stock Appreciation Right shall be deemed exercised upon receipt by the Corporation of written notice of exercise from the Participant. The Committee shall specify in a Participant's Agreement whether payment shall be made in cash or shares of Common Stock, any combination thereof, or in any other applicable method set forth in Section 2.4(a).

        3.4    Stock Appreciation Right Payment.    Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to payment from the Corporation, in cash, shares, or partly in each (as determined by the Committee in accordance with any applicable terms of the Agreement), of an amount equal to the difference between (a) the aggregate Fair Market Value on the exercise date for the specified number of shares being exercised, and (b) the aggregate exercise price for the specified number of shares being exercised.

        3.5    Maximum Stock Appreciation Right Amount Per Share.    The Committee may, in its sole discretion, establish (at the time of grant) a maximum amount per share which shall be payable upon the exercise of a Stock Appreciation Right, expressed as a dollar amount.

IV. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

        4.1    Grant of Restricted Stock and Restricted Stock Units.    Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Awards of Restricted Stock and Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine.

        4.2    Terms of Awards.    Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Agreement that shall specify the terms of the restrictions, including the Restriction Period, or periods, the number of Common Stock shares or units subject to the Award, the purchase price for the shares of Restricted Stock, if any, the form of consideration that may be used to pay the purchase price of the Restricted Stock, including those specified in Section 2.4, and such other general terms and conditions, including performance goal(s), as the Committee shall determine.

        4.3    Transferability.    Except as provided in this Article IV and Section 10.3 of the Plan, the shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restriction Period or for such period of time as shall be established by the Committee and specified in the applicable Agreement, or upon the earlier satisfaction of other conditions as specified by the Committee in its sole discretion and as set forth in the applicable Agreement.

        4.4    Other Restrictions.    The Committee shall impose such other restrictions on any shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units under the Plan as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and the issuance of a legended certificate of Common Stock representing such shares to give appropriate notice of such restrictions (or, if issued in book entry form, a notation with similar restrictive effect with respect to the book entry representing such shares). Subject to Code Section 409A and the minimum Vesting requirements set forth in Section 1.4(ll), the Committee shall have the discretion to waive the applicable Restriction Period with respect to all or any part of the Common Stock subject to an Award of Restricted Stock or Restricted Stock Units that has not been designated (or deemed designated) as a Code Section 162(m) Award.

        4.5    Voting Rights.    During the Restriction Period, Participants holding issued and outstanding shares of Common Stock subject to an Award of Restricted Stock may exercise full voting rights with respect to the Restricted Stock, while such Award remains outstanding.

        4.6   Dividends and Dividend Equivalents.

          (a)   Except as set forth below or in a Participant's Agreement, a Participant shall be entitled to receive all dividends and other distributions paid with respect to issued and outstanding shares of Common Stock subject to an Award of Restricted Stock, while such Award remains outstanding. If any dividends or distributions are paid in shares of Common Stock during the Restriction Period applicable to an Award of Restricted Stock, the dividend or other distribution shares shall be subject to the same restrictions on transferability as the shares of Common Stock with respect to which they were paid.

          (b)   The Committee, in its discretion, may provide in the Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (i) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Participant as of the record date of such dividend, by (ii) the Fair Market Value per share of Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time or times (or as soon thereafter as practicable) as the corresponding Restricted Stock Units on which the Dividend Equivalent was paid. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Corporation as described in Article IX, appropriate adjustments shall be made in the Participant's Restricted Stock Unit so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Restricted Stock Unit, and all such new, substituted or additional securities or other property shall be immediately subject to the same restrictions as are applicable to the Restricted Stock Unit.

        4.7    Settlement of Restricted Stock Units.    If a Restricted Stock Unit is payable in Common Stock, the Corporation shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant's Award Vest or (subject to the minimum Vesting requirements set forth in Section 1.4(ll)) on such other date determined by the Committee, in its discretion, and set forth in the Agreement, one share of Common Stock and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.1 for each Restricted Stock Unit then becoming Vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding any other provision in this Plan to the contrary, any Restricted Stock Unit, whether settled in Common Stock, cash or other property, shall be paid no later than two and a half (2 1/2) months after the later of the end of the fiscal or calendar year in which the Restricted Stock Unit Vests.

        4.8    Restricted Stock Unit Bonus Deferral Awards.    A Participant designated by the Committee who is an insider or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee and in compliance with Code Section 409A, to defer receipt of any cash bonus or cash Incentive Award payable by the Corporation (subject to any minimum or maximum limitations imposed by the Committee), which shall be credited to the Participant in the form of Restricted Stock Units, subject to such terms and other conditions established by the Committee as set forth in the associated Agreement. In consideration for foregoing bonus or Incentive Award compensation, the dollar amount deferred by a Participant may be increased by the Committee up to fifty (50) percent (or such lesser percentage specified by the Committee), for purposes of determining the number of Restricted Stock Units in the Participant's Award. The electing Participant shall be credited, as of the date specified in the Agreement, with a number of Restricted Stock Units, equal to the amount of the deferral (increased by any Committee match), divided by the Fair Market Value on the applicable date.

V. PERFORMANCE AWARDS

        5.1    Grant of Performance Awards.    The Committee, in its discretion, may grant Performance Awards to Participants and may determine, on an individual or group basis, the performance goal(s) to be attained pursuant to each Performance Award.

        5.2    Terms of Awards.

          (a)   Performance Awards shall consist of rights to receive cash, Common Stock, other property or a combination thereof, if designated performance goal(s) are achieved. The terms of a Participant's Performance Award shall be set forth in a Participant's Agreement. Each Agreement shall specify the performance goal(s), which may include the Performance Measures, applicable to a particular Participant or group of Participants, the period over which the targeted goal(s) are to be attained, the payment schedule if the goal(s) are attained, and any other general terms as the Committee shall determine and conditions applicable to an individual Performance Award. Subject to Code Section 409A and the minimum Vesting requirements set forth in Section 1.4(ll), the Committee, in its discretion, may waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Award that has not been designated (or deemed designated) as a Code Section 162(m) Award.

          (b)   Performance Awards may be granted as Performance Shares or Performance Units, at the discretion of the Committee. Performance Awards shall be paid no later than two and a half (2 1/2) months after the later of the end of the fiscal or calendar year in which the Performance Award is no longer subject to a substantial risk of forfeiture.

              (i)  In the case of Performance Shares, the Participant shall receive a legended certificate of Common Stock, restricted from transfer prior to the satisfaction of the designated performance goal(s) and restrictions (or shares may be issued in book entry form with a notation having similar restrictive effect with respect to the book entry representing such shares), as determined by the Committee and specified in the Participant's Agreement. Prior to satisfaction of the performance goal(s) and restrictions, the Participant shall be entitled to vote the Performance Shares to the extent such shares are issued and outstanding. Further, any dividends paid on such shares during the performance period automatically shall, as provided in the Participant's Agreement: (A) be reinvested on behalf of the Participant in additional Performance Shares under the Plan, and such additional shares shall be subject to the same performance goal(s) and restrictions as the other shares under the Performance Share Award; (B) be payable in cash upon satisfaction of, and subject to the same performance goal(s) and restrictions as the underlying shares for the Performance Share Award; or (C) be provided in a combination thereof.

             (ii)  In the case of Performance Units, the Participant shall receive an Agreement from the Committee that specifies the performance goal(s) and restrictions that must be satisfied before the Corporation shall issue the payment, which may be cash, a designated number of shares of Common Stock, other property or a combination thereof.

VI. INCENTIVE AWARDS

        6.1    Grant of Incentive Awards.

          (a)   The Committee, in its discretion, may grant Incentive Awards to such Participants as it may designate from time to time. The terms of a Participant's Incentive Award shall be set forth in the Participant's individual Agreement and/or in any separate program(s) authorized by the Committee. Each Agreement and/or separate program shall specify such general terms and conditions as the Committee shall determine.

          (b)   The determination of Incentive Awards for a given year or years may be based upon the attainment of specified levels of Corporation or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee, including any or all of the Performance Measures.

          (c)   The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Award relates (or by such later date permitted under the deduction limitation exemption provisions of Code Section 162(m) and regulations thereunder), to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

        6.2    Payment of Incentive Awards.

          (a)   Incentive Awards shall be paid in cash, shares of Common Stock or other property, at the discretion of the Committee. Payments shall be made following a determination by the Committee that the performance targets were attained and shall be made within two and a half (2 1/2) months after the later of the end of the fiscal or calendar year in which the Incentive Award is no longer subject to a substantial risk of forfeiture.

          (b)   The amount of an Incentive Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant's base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

VII. CODE SECTION 162(m) AWARDS

        7.1    Awards Granted Under Code Section 162(m).

          (a)   Unless otherwise provided in a Participant's Agreement, any Options or Stock Appreciation Rights granted pursuant to the Plan are intended to satisfy the requirements of Code Section 162(m) and regulations thereunder (to the extent applicable), and shall be deemed to have been designated by the Committee as Code Section 162(m) Awards.

          (b)   Unless otherwise provided in a Participant's Agreement, any Award granted to an Employee Participant pursuant to the Plan, other than an Option or Stock Appreciation Right, which otherwise complies with the applicable requirements set forth in this Article VII shall be deemed to have been designated by the Committee as a Code Section 162(m) Award that is subject to the requirements of Code Section 162(m) and regulations thereunder (to the extent applicable). Such an Award must comply with the following additional requirements, which shall control over any other provision that pertains to such Award under Articles IV, V and VI:

              (i)  Each such Code Section 162(m) Award shall be based upon the attainment of specified levels of pre-established, objective Performance Measures that are intended to satisfy the performance based compensation requirements of Code Section 162(m) and regulations thereunder. Further, at the discretion of the Committee, such an Award also may be subject to goals and restrictions in addition to the Performance Measures.

             (ii)  For each such Code Section 162(m) Award, the Committee shall (A) select the Participant who shall be eligible to receive a Code Section 162(m) Award, (B) determine the applicable performance period, (C) determine the target levels of the Corporation or Subsidiary Performance Measures, and (D) determine the number of shares of Common Stock or cash or other property (or combination thereof) subject to an Award to be paid to each selected Participant. The Committee shall make the foregoing determinations prior to the commencement of services to which such an Award relates (or by such later date permitted under the deduction limitation exemption provisions of Code Section 162(m) and regulations thereunder), and while the outcome of the performance goals and targets is uncertain.

        7.2    Attainment of Code Section 162(m) Goals.

          (a)   With respect to each Award designated (or deemed designated) as a Code Section 162(m) Award pursuant to Section 7.1(b), after each performance period, the Committee shall certify, in writing (which may include the written minutes for any meeting of the Committee): (i) if the Corporation has attained the performance targets, and (ii) the number of shares pursuant to the Award that are to become freely transferable, if applicable, or the cash or other property payable under the Award. The Committee shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment or to accelerate payment of such an Award, except in the case of the death or Disability of a Participant, or upon a Change in Control Termination.

          (b)   Notwithstanding the foregoing, the Committee may, in its discretion, reduce any Award based on such factors as may be determined by the Committee, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Corporation, a Subsidiary or a Participant relative to the performance of competitors, or performance with respect to the Corporation's strategic business goals.

        7.3    Individual Participant Limitations.    Subject to adjustment as provided in Section 9.1, with respect to those Awards which are designated (or deemed designated) by the Committee to be Code Section 162(m) Awards:

          (a)   no Employee Participant in any one fiscal year of the Corporation may be granted:

            (i)    Options with respect to more than six hundred thousand (600,000) shares of Common Stock;

            (ii)   Stock Appreciation Rights with respect to more than six hundred thousand (600,000) shares of Common Stock;

            (iii)  Restricted Stock Awards with respect to more than four hundred thousand (400,000) shares of Common Stock;

            (iv)  Restricted Stock Unit Awards that are denominated in shares of Common Stock with respect to more than four hundred thousand (400,000) shares;

            (v)   Performance Awards that are denominated in shares of Common Stock with respect to more than four hundred thousand (400,000) shares; or

            (vi)  Incentive Awards that are denominated in shares of Common Stock with respect to more than four hundred thousand (400,000) shares.

          (b)   The maximum dollar value payable to any Employee Participant in any one fiscal year of the Corporation with respect to Restricted Stock Units, Performance Awards or Incentive Awards that are valued in property other than Common Stock shall be limited to the lesser of three million dollars ($3,000,000) or four (4) times the Participant's base salary for the fiscal year.

          (c)   If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable limitations set forth above.

VIII. TERMINATION OF EMPLOYMENT OR SERVICES

        8.1    Options and Stock Appreciation Rights.    Unless otherwise provided in a Participant's Agreement:

          (a)   If, prior to the date when an Option or Stock Appreciation Right first becomes Vested, a Participant's employment or services are terminated for any reason, the Participant's right to exercise the Option or Stock Appreciation Right shall terminate and all rights thereunder shall cease.

          (b)   If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant's employment or services are terminated for any reason other than the Participant's death or Disability, the Participant shall have the right, within the earlier of (i) the expiration of the Option or Stock Appreciation Right, and (ii) three (3) months after termination of employment or services, as applicable, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant's termination of employment or services, subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise.

          (c)   If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant's employment or services are terminated due to the Participant's death while the Option or Stock Appreciation Right is still exercisable, the person or persons to whom the Option or Stock Appreciation Right shall have been transferred by will or the laws of descent and distribution, shall have the right within the exercise period specified in the Participant's Agreement to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the Participant's date of death, subject to any other limitation on exercise in effect on the date of exercise. The beneficial tax treatment of an Incentive Stock Option may be forfeited if the Option is exercised more than one year after a Participant's date of death.

          (d)   If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant's employment or services are terminated due to the Participant's Disability, the Participant shall have the right, within the exercise period specified in the Participant's Agreement, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant's termination of employment or services due to Disability, subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise. If the Participant dies after termination of employment or services, as applicable, while the Option or Stock Appreciation Right is still exercisable, the Option or Stock Appreciation Right shall be exercisable in accordance with the terms of paragraph (c) above.

          (e)   For the avoidance of doubt, the Committee, at the time of a Participant's termination of employment or services, may accelerate a Participant's right to exercise an Option or Stock Appreciation Right, or, subject to Code Section 409A and Sections 2.1 and 3.1 of the Plan, may extend the term of the Option or Stock Appreciation Right.

          (f)    Shares subject to Options and Stock Appreciation Rights that are not exercised in accordance with the provisions of (a) through (e) above shall expire and be forfeited by the Participant as of their expiration date.

        8.2    Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and Incentive Awards.    With respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Incentive Award, unless otherwise provided in a Participant's Agreement:

          (a)   If a Participant's employment or services are terminated for any reason, any portion of such an Award that is not yet Vested automatically shall terminate and be forfeited by the Participant.

          (b)   If, with respect to a Restricted Stock Award or Restricted Stock Unit Award, the terminated Participant was required to pay a purchase price for the Restricted Stock subject to such Award, other than for the performance of services, the Corporation shall have the option to repurchase any shares acquired by the Participant which are still subject to any Restriction Period for the purchase price paid by the Participant.

          (c)   For the avoidance of doubt, the Committee, in its discretion, may provide in a Participant's Agreement for the continuation of any such Award after a Participant's employment or services are terminated or, subject to Code Section 409A, may waive or change the remaining conditions, goals or restrictions, or add additional conditions, goals or restrictions, with respect to such Award, as it deems appropriate. Notwithstanding the foregoing, the Committee shall not waive any restrictions on any such Award that is designated (or deemed designated) as a Code Section 162(m) Award, but the Committee may provide in the Participant's Agreement or otherwise that, upon the Participant's termination of employment due to death or Disability, or upon a Change in Control Termination prior to Vesting of such Award, the Award shall be deemed to have been Vested on terms determined by the Committee.

        8.3    Other Provisions.    The transfer of an Employee from one corporation to another among the Corporation and any of its Subsidiaries, or a leave of absence under the leave policy of the Corporation or any of its Subsidiaries shall not be a termination of employment for purposes of the Plan, unless a provision to the contrary is expressly stated by the Committee in a Participant's Agreement issued under the Plan.

IX. ADJUSTMENTS AND CHANGE IN CONTROL

        9.1    Adjustments.    In the event of a merger, reorganization, statutory share exchange, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, such adjustments and other substitutions shall be made to the Plan and Awards as the Committee, in its sole discretion, deems equitable or appropriate, including adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of cash, similar options to purchase the shares of, or other awards denominated in the shares of, another company, or other property, as the Committee may determine to be appropriate in its sole discretion). Any of the foregoing adjustments may provide for the elimination of any fractional share which might otherwise become subject to any Award.

        9.2    Change in Control.

          (a)   With respect to an Employee Participant and notwithstanding anything contained herein to the contrary, unless otherwise provided in such Employee Participant's Agreement or elsewhere, upon a Change in Control Termination, the following shall occur: (i) any outstanding Option or Stock Appreciation Right granted hereunder immediately shall become fully Vested and exercisable, regardless of any installment provision applicable to such Option or Stock Appreciation Right; (ii) the remaining Restriction Period on any shares of Common Stock subject to a Restricted Stock or Restricted Stock Unit Award granted hereunder immediately shall lapse and the shares shall become fully transferable, subject to any applicable federal or state securities laws; (iii) all performance goals and conditions shall be deemed to have been satisfied and all restrictions shall lapse on any outstanding Performance Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control Termination); and (iv) all performance targets and performance levels shall be deemed to have been satisfied for any outstanding Incentive Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control Termination).

          (b)   With respect to a Participant other than an Employee Participant and notwithstanding anything contained herein to the contrary, unless otherwise provided in such Participant's Agreement or elsewhere, upon a Change in Control, the following shall occur: (i) any outstanding Option or Stock Appreciation Right granted hereunder immediately shall become fully Vested and exercisable, regardless of any installment provision applicable to such Option or Stock Appreciation Right; (ii) the remaining Restriction Period on any shares of Common Stock subject to a Restricted Stock or Restricted Stock Unit Award granted hereunder immediately shall lapse and the shares shall become fully transferable, subject to any applicable federal or state securities laws; (iii) all performance goals and conditions shall be deemed to have been satisfied and all restrictions shall lapse on any outstanding Performance Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control); and (iv) all performance targets and performance levels shall be deemed to have been satisfied for any outstanding Incentive Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control).

          (c)   The Committee may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Option or Stock Appreciation Right outstanding immediately prior to the Change in Control shall be cancelled in exchange for a payment with respect to each Vested share of Common Stock subject to such cancelled Option or Stock Appreciation Right in (i) cash, (ii) stock of the Corporation or of a corporation or other business entity that is a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control transaction over the exercise price per share under such Option or Stock Appreciation Right (the "Spread"). In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to a Participant in respect of the Participant's cancelled Options and Stock Appreciation Rights on or as soon as practicable following the date of the Change in Control.

X. MISCELLANEOUS

        10.1    Partial Exercise/Fractional Shares.    The Committee may permit, and shall establish procedures for, the partial exercise of Options and Stock Appreciation Rights granted under the Plan. No fractional shares shall be issued in connection with the exercise of an Option or Stock Appreciation Right or payment of a Performance Award, Restricted Stock Award, Restricted Stock Unit Award or Incentive Award; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares and any fractional shares shall be disregarded.

        10.2    Rights Prior to Issuance of Shares.    No Participant shall have any rights as a shareholder with respect to shares covered by an Award until the issuance of a stock certificate for such shares or electronic transfer to the Participant (or book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian). No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued or the shares electronically delivered to the Participant's brokerage account (or book entry is made), except as otherwise provided in the Plan or a Participant's Agreement or by the Committee.

        10.3    Non-Assignability; Certificate Legend; Removal.

          (a)   Except as described below or as otherwise determined by the Committee in a Participant's Agreement, no Award shall be transferable by a Participant except by will or the laws of descent and distribution, and an Option or Stock Appreciation Right shall be exercised only by a Participant during the lifetime of the Participant. Notwithstanding the foregoing, a Participant may assign or transfer an Award that is not an Incentive Stock Option with the consent of the Committee (each transferee thereof, a "Permitted Assignee"); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and any Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

          (b)   Each certificate representing shares of Common Stock subject to an Award, to the extent a certificate is issued, shall bear the following legend:

    The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the ITC Holdings Corp. 2015 Long Term Incentive Plan ("Plan"), rules and administrative guidelines adopted pursuant to such Plan [and an Agreement dated                 ,     ]. A copy of the Plan, such rules [and such Agreement] may be obtained from the Secretary of ITC Holdings Corp.

  If shares are issued in book entry form, a notation to the same restrictive effect as the legend above shall be placed on the transfer agent's books in connection with such shares.

          (c)   Subject to applicable federal and state securities laws, issued shares of Common Stock subject to an Award shall become freely transferable by the Participant after all applicable restrictions, limitations, performance requirements or other conditions have terminated, expired, lapsed or been satisfied. Once such issued shares of Common Stock are released from such restrictions, limitations, performance requirements or other conditions, the Participant shall be entitled to have the legend required by this Section 10.3 removed from the applicable Common Stock certificate (or notation removed from such book entry).

        10.4    Securities Laws.

          (a)   Anything to the contrary herein notwithstanding, the Corporation's obligation to sell and deliver Common Stock pursuant to the exercise of an Option or Stock Appreciation Right or deliver Common Stock pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Incentive Award is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable. The Corporation shall not be required to sell and deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act or the Exchange Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or those of the Stock Exchange or any stock exchange on which the Common Stock may be listed, the provisions of any other applicable laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

          (b)   The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option or Stock Appreciation Right or the grant of Restricted Stock or Restricted Stock Units or the payment of a Performance Award or Incentive Award under the Plan as it may deem advisable, including, without limitation, restrictions (i) under applicable federal securities laws; (ii) under the requirements of the Stock Exchange or any other securities exchange or recognized trading market upon which such shares of Common Stock are then listed or traded; and (iii) under any other applicable securities laws.

        10.5    Withholding Taxes.

          (a)   The Corporation shall have the right to withhold from a Participant's compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option or Stock Appreciation Right, the lapse of the Restriction Period on a Restricted Stock Award or Restricted Stock Unit Award, or the payment of a Performance Award or Incentive Award. A Participant may in order to fulfill the withholding obligation tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes. Other payment methods as set forth in Sections 2.4(a) and 3.3 may also be utilized to satisfy any applicable withholding requirements. At no point shall the Corporation withhold from the exercise of an Option more shares than are necessary to meet the established tax withholding requirements of federal, state and local obligations.

          (b)   Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002); or (iii) there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles.

        10.6    Termination and Amendment.

          (a)   The Board may terminate the Plan, or the granting of Awards under the Plan, at any time.

          (b)   Subject to the minimum Vesting requirements set forth in Section 1.4(ll), the Board may amend or modify the Plan at any time and from time to time, and the Committee may amend or modify the terms of an outstanding Agreement at any time and from time to time, but no amendment or modification, without the approval of the shareholders of the Corporation, shall (i) materially increase the benefits accruing to Participants under the Plan; (ii) increase the amount of Common Stock for which Awards may be made under the Plan, except as permitted under Sections 1.7 and Article IX; or (iii) change the provisions relating to the eligibility of individuals to whom Awards may be made under the Plan. In addition, if the Corporation's Common Stock is listed on a Stock Exchange, the Board may not amend the Plan in a manner requiring approval of the shareholders of the Corporation under the rules of the Stock Exchange without obtaining the approval of the shareholders.

          (c)   No amendment, modification, or termination of the Plan or an outstanding Agreement shall in any manner materially and adversely affect any then outstanding Award under the Plan without the consent of the Participant holding such Award, except as set forth in any Agreement relating to the Award, as set forth in Sections 9.2 or 10.10, or to bring the Plan and/or an Award into compliance with the requirements of Code Section 409A or to qualify for an exemption under Code Section 409A.

        10.7    Code Section 409A.    It is intended that Awards granted under the Plan shall be exempt from or in compliance with Code Section 409A, and the provisions of the Plan are to be construed accordingly. The Board reserves the right to amend the terms of the Plan, and the Committee reserves the right to amend any outstanding Agreement if necessary either to exempt such Award from Code Section 409A or comply with the requirements of Code Section 409A, as applicable. However, unless otherwise specified herein or in a Participant's Agreement, in no event shall the Corporation or a Subsidiary be responsible for any tax or penalty owed by a Participant or beneficiary with regard to an Award payment. Notwithstanding anything in the Plan to the contrary, all or part of an Award payment to a Participant who is determined to constitute a "specified employee" (as defined in Code Section 409A and regulations thereunder) at the time of separation from service, shall be delayed (if then required) under Code Section 409A, and paid in an aggregated lump sum on the first business day following the date that is six months after the date of the Participant's separation from service, or the date of the Participant's death, if earlier; any remaining payments shall be paid on their regularly scheduled payment dates. For purposes of the Plan and any Agreement, the terms "separation from service" or "termination of employment" (or variations thereof) shall be synonymous with the meaning given to the term "separation from service" as defined in Code Section 409A and regulations thereunder.

        10.8    Effect on Employment or Services.    Neither the adoption of the Plan nor the granting of any Award pursuant to the Plan shall be deemed to create any right in any individual to be retained or continued in the employment or services of the Corporation or a Subsidiary.

        10.9    Use of Proceeds.    The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Corporation.

        10.10    Severability.    If any one or more of the provisions (or any part thereof) of this Plan or of any Agreement issued hereunder, shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or of any Agreement shall not in any way be affected or impaired thereby. The Board may, without the consent of any Participant, and in a manner determined necessary solely in the discretion of the Board, amend the Plan and any outstanding Agreement as the Corporation deems necessary to ensure the Plan and all Awards remain valid, legal or enforceable in all respects.

        10.11    Beneficiary Designation.    Except as otherwise designated in a Participant's Agreement, and subject to local laws and procedures, each Participant may file a written beneficiary designation with the Corporation stating who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant's death before receipt of any or all of a Plan benefit. Each designation shall revoke all prior designations by the same Participant, be in a form prescribed by the Corporation, and become effective only when filed by the Participant in writing with the Corporation during the Participant's lifetime. If a Participant dies without an effective beneficiary designation for a beneficiary who is living at the time of the Participant's death, the Corporation shall pay any remaining unpaid benefits to the Participant's legal representative.

        10.12    Unfunded Obligation.    A Participant shall have the status of a general unsecured creditor of the Corporation. Any amounts payable to a Participant pursuant to the Plan shall be unfunded and unsecured obligations for all purposes. The Corporation shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Corporation shall retain at all times beneficial ownership of any investments, including trust investments, which the Corporation may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or the Corporation and a Participant, or otherwise create any Vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Corporation. A Participant shall have no claim against the Corporation for any changes in the value of any assets which may be invested or reinvested by the Corporation with respect to the Plan.

        10.13    Approval of Plan.    The Plan shall be subject to the approval of the holders of at least a majority of the votes cast on a proposal to approve the Plan at a duly held meeting of shareholders of the Corporation held within twelve (12) months after adoption of the Plan by the Board. No Award granted under the Plan may be exercised or paid in whole or in part unless the Plan has been approved by the shareholders as provided herein. If not approved by shareholders within such 12-month period, the Plan and any Awards granted under the Plan shall be null and void, with no further force or effect.

        10.14    Governing Law.    Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and Agreements under the Plan, shall be governed by the laws of the State of Michigan, without regard to its conflict of law rules.

        IN WITNESS WHEREOF, this ITC Holdings Corp. 2015 Long Term Incentive Plan has been executed on behalf of the Corporation on this 20th day of May, 2015.

ITC HOLDINGS CORP.
By: Christine Mason Soneral
Its: Vice President and General Counsel

BOARD APPROVAL: March 26, 2015
[SHAREHOLDER APPROVAL: May 20, 2015]

www.envisionreports.com/ITC Step 1: Go to www.envisionreports.com/ITC to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Vote by Internet • Go to www.investorvote.com/ITC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website 020UNA + + Important Notice Regarding the Availability of Proxy Materials for the ITC Holdings Corp. Annual Meeting to be Held on May 20, 2015 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and the 2014 annual report to shareholders are available at: Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 10, 2015 to facilitate timely delivery. . IMPORTANT ANNUAL MEETING INFORMATION Annual Meeting Notice 1234 5678 9012 345 NNNNNNNNNNNN NNNNNNNNN NNNNNN C 1234567890 C O Y 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

Directions to attend the meeting in person may be obtained by contacting us at (248) 946-3000. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/ITC. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials ITC Holdings Corp.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 10, 2015.  ITC Holdings Corp.’s Annual Meeting of Shareholders will be held at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377, on May 20, 2015 at 9:00 a.m. Eastern Daylight Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors recommendations. The Board of Directors recommends a vote FOR all nominees, FOR proposals 2, 3, 4 and 5: 1. Election of Directors. 2. To approve, by non-binding vote, executive compensation. 3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2015. 4. Approval of our 2015 Employee Stock Purchase Plan. 5. Approval of our 2015 Long Term Incentive Plan. The Board of Directors recommends a vote AGAINST the following proposal: 6. Shareholder proposal to modify the Bylaws with respect to calling special meetings of Shareholders. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. 020UNA Annual Meeting Notice

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 020ULC 1 U PX + Annual Meeting Proxy Card . + A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed. 01 - Albert Ernst 04 - David R. Lopez 02 - Christopher H. Franklin 05 - Hazel R. O’Leary 03 - Edward G. Jepsen 1. Election of Directors: For Withhold For Withhold 08 - Lee C. Stewart For Withhold 07 - G. Bennett Stewart, III 06 - Thomas G. Stephens IMPORTANT ANNUAL MEETING INFORMATION B Company Proposals — The Board of Directors recommends a vote FOR proposals 2, 3, 4 and 5. For Against Abstain For Against Abstain 2. To approve, by non-binding vote, executive compensation. 3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2015. C Shareholder Proposal — The Board of Directors recommends a vote AGAINST proposal 6. For Against Abstain 6. Shareholder proposal to request the Board to modify the Bylaws with respect to calling special meetings of Shareholders. 4. Approval of our 2015 Employee Stock Purchase Plan. 09 - Joseph L. Welch 5. Approval of our 2015 Long Term Incentive Plan. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD. Change of Address — Please print your new address below. Comments — Please print your comments below. D Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext NNNNNNN 2 3 2 5 1 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern Daylight Time, May 20, 2015. Vote by Internet • Go to www.investorvote.com/ITC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Proxy — ITC Holdings Corp. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below E Please date and sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders - May 20, 2015 The undersigned hereby appoints Rejji P. Hayes and Christine Mason Soneral, and either of them, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of ITC Holdings Corp., to be held at the Company’s headquarters, 27175 Energy Way, Novi, Michigan on Wednesday, May 20, 2015, at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 9, 2015 (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 9, 2015 is unable to serve or, for good cause, will not serve. The undersigned ratifies that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies. This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in Proposal 1 and FOR Proposals 2, 3, 4 and 5, and AGAINST Proposal 6. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side.) IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
IMPORTANT NOTICE REGARDING DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
2014 Stock Performance
Total Shareholder Return
ITC CEO Relative Pay-for-Performance Alignment 3-Year CEO Realizable Pay vs. Total Shareholder Return Performance
NET INCOME GROWTH
Principal Components of our Compensation Program for 2014
2014 Annual Bonus Measurement Categories and Mix
Summary Compensation Table
Grants of Plan-Based Awards Table
Outstanding Equity Awards at Fiscal Year-End Table
Option Exercises and Stock Vested Table
Pension Benefits Table
Nonqualified Deferred Compensation Table
Accelerated Option and Stock Vesting Table
Director Compensation Table
PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4 — APPROVAL OF THE 2015 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 5 — APPROVAL OF THE 2015 LONG TERM INCENTIVE PLAN
PROPOSAL 6 — SHAREHOLDER PROPOSAL REQUESTING ACTION TO MODIFY THE REQUIREMENTS FOR CALLING A SPECIAL MEETING OF SHAREHOLDERS
Proposal 6 — Special Shareowner Meetings
Special Shareowner Meetings — Proposal 6
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ITC HOLDINGS CORP. 2015 EMPLOYEE STOCK PURCHASE PLAN
I. GENERAL PROVISIONS
II. OFFER TERMS
III. MISCELLANEOUS
ITC HOLDINGS CORP. 2015 LONG TERM INCENTIVE PLAN
I. GENERAL PROVISIONS
II. STOCK OPTIONS
III. STOCK APPRECIATION RIGHTS
IV. RESTRICTED STOCK AND RESTRICTED STOCK UNITS
V. PERFORMANCE AWARDS
VI. INCENTIVE AWARDS
VII. CODE SECTION 162(m) AWARDS
VIII. TERMINATION OF EMPLOYMENT OR SERVICES
IX. ADJUSTMENTS AND CHANGE IN CONTROL
X. MISCELLANEOUS